UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Chevron Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Notice of the 2012 Annual Meeting

and

2012 Proxy Statement

Notice of the 2012

Annual Meeting of Stockholders

Meeting Date:	Wednesday, May 30, 2012

Meeting Time:	8:00 a.m., PDT

Location:	Chevron Park Auditorium 6001 Bollinger Canyon Road San Ramon, California 94583-2324

Record Date:	Wednesday, April 4, 2012

Agenda

•	Elect 11 Directors;

•	Ratify the appointment of the independent registered public accounting firm;

•	Vote, on an advisory basis, on named executive officer compensation;

•	Vote on eight stockholder proposals, if properly presented at the Annual Meeting; and

•	Transact any other business that may be properly brought before the Annual Meeting.

Admission

All stockholders are invited to attend the Annual Meeting. To be admitted, you will need a form of photo identification and an admission ticket, valid proof of ownership of Chevron common stock, or a valid legal proxy. Please refer to pages 6 and 7 of this Proxy Statement for information about attending the Annual Meeting. Seating at the Annual Meeting will be available on a first-come basis.

Voting

Stockholders owning Chevron common stock at the close of business on Wednesday, April 4, 2012, or their legal proxy holders, are entitled to vote at the Annual Meeting. Please refer to pages 1 through 5 of this Proxy Statement for information about voting at the Annual Meeting.

On or about Thursday, April 12, 2012, we will mail to our stockholders either (1) a copy of this Proxy Statement, a proxy card and our Annual Report or (2) a Notice of Internet Availability of Proxy Materials, which will indicate how to access our proxy materials and vote on the Internet.

By Order of the Board of Directors,

Lydia I. Beebe

Corporate Secretary and

Chief Governance Officer

Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583-2324

Thursday, April 12, 2012

2012 Proxy Statement

General Information

Your Board of Directors is providing you with these proxy materials in connection with the solicitation of proxies to be voted at Chevron Corporation’s 2012 Annual Meeting of Stockholders and at any postponement or adjournment of the Annual Meeting. In this Proxy Statement, Chevron may also be referred to as “we,” “our,” “the Company” or “the Corporation.”

ITEMS OF BUSINESS TO BE CONSIDERED AT THE ANNUAL MEETING

Your Board is asking you to take the following actions at the Annual Meeting:

Item	Your Board’s Recommendation
• Elect 11 Directors named in this Proxy Statement	Vote FOR
• Ratify the appointment of the independent registered public accounting firm	Vote FOR
• Vote, on an advisory basis, on named executive officer compensation	Vote FOR
• Vote on eight stockholder proposals, if properly presented	Vote AGAINST

APPOINTMENT OF PROXY HOLDERS

Your Board asks you to appoint John S. Watson, R. Hewitt Pate and Lydia I. Beebe as your proxy holders, each with full power of substitution, to vote your shares at the Annual Meeting. You make this appointment by voting the proxy card provided to you using one of the voting methods described below.

If you sign and return a proxy card with voting instructions, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. If you sign and return a proxy card without voting instructions, they will vote your shares as recommended by your Board.

Unless you indicate otherwise on the proxy card, you also authorize your proxy holders to vote your shares on any matters that are not known by your Board as of the date of this Proxy Statement and that may be properly presented for action at the Annual Meeting.

RECORD DATE; WHO CAN VOTE

Stockholders owning Chevron common stock at the close of business on Wednesday, April 4, 2012, the Record Date, or their legal proxy holders, are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 1,972,674,191 shares of Chevron common stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Chevron common stock is entitled to one vote.

General Information (Continued)

HOW TO VOTE

Stockholders can vote by mail, telephone, Internet or in person at the Annual Meeting.

Stockholders of Record	Street Name Stockholders	Employee Plan Participants

If you hold your shares in your own name through Chevron’s transfer agent, Computershare Shareowner Services LLC, you can most conveniently vote by telephone, Internet or mail. Please review the voting instructions on your proxy card.

If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting are available 24 hours a day and will close at 11:59 p.m. EDT on Tuesday, May 29, 2012.

You can vote in person at the Annual Meeting by completing, signing, dating and returning your proxy card in person at the Annual Meeting. Your Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the Annual Meeting.

If you own your shares through a bank, broker or other holder of record, you can most conveniently vote by telephone, Internet or mail. Please review the voting instructions on your voting instruction form.

You can vote in person at the Annual Meeting ONLY if you obtain a proxy, executed in your favor, from the bank, broker or other holder of record through which you hold your shares. Your Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the Annual Meeting.

If you own your shares through participation in an employee stock or retirement benefit plan, you can most conveniently vote by telephone, Internet or mail. Please review the voting instructions contained in the email sent to your work address or in the materials you receive through the U.S. Postal Service.

Telephone and Internet voting are available 24 hours a day and will close at 11:59 p.m. EDT on Thursday, May 24, 2012, or other cut-off date as determined by the plan trustee.

You can vote in person at the Annual Meeting ONLY if you obtain a proxy, executed in your favor, from the trustee of the plan through which you hold your shares. Your Board recommends that you vote using one of the other voting methods, since it is not practical for most stockholders to attend the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to Be Held on May 30, 2012:

The Notice of 2012 Annual Meeting, 2012 Proxy Statement and

2011 Annual Report are available at www.proxyvote.com.

This year, we are again furnishing proxy materials over the Internet to a number of our stockholders under the Securities and Exchange Commission’s notice and access rules. Many of our stockholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of this Proxy Statement and our 2011 Annual Report. The Notice contains instructions on how to access those documents and vote over the Internet and how stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2011 Annual Report and a proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will conserve natural resources and reduce the costs of

General Information (Continued)

printing and distributing our proxy materials. At www.proxyvote.com, stockholders can view these materials, cast their vote, and request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We remind stockholders who receive a Notice that the Notice is not itself a proxy card.

We encourage you to vote on the Internet or by telephone. Both are convenient and save us significant postage and processing costs. The telephone and Internet voting procedures are designed to verify that you are a stockholder by use of a control number and to allow you to confirm that your voting instructions have been properly recorded. In addition, when you vote on the Internet or by telephone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

Please Vote

Your vote is important. Voting early helps ensure that we receive a quorum of shares necessary to hold the Annual Meeting. Many stockholders do not vote, so the stockholders who do vote influence the outcome of the election in greater proportion than their percentage ownership of Chevron.

Revoking Your Voting Instructions. Stockholders can revoke their proxy or voting instructions as follows.

Stockholders of Record	Street Name Stockholders	Employee Plan Participants

•  Send a written statement revoking your proxy to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California 94583-2324;

•  Submit a proxy card with a later date and signed as your name appears on your account;

•  Vote at a later time by telephone or the Internet; or

•  Vote in person at the Annual Meeting.

	• Notify your bank, broker or other holder of record in accordance with that entity’s procedures for revoking your voting instructions.	• Notify the trustee of the plan through which you hold your shares in accordance with its procedures for revoking your voting instructions.

Confidential Voting. Chevron has a confidential voting policy to protect the privacy of our stockholders’ votes. Under this policy, ballots, proxy cards and voting instructions returned to banks, brokers and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator and the Inspector of Election have access to the ballots, proxy cards and voting instructions. Anyone who processes or inspects the ballots, proxy cards and voting instructions signs a pledge to treat them as confidential. None of these persons is a Chevron Director, officer or employee. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy cards and voting instructions only in the event of a proxy contest or as otherwise required by law.

General Information (Continued)

QUORUM, VOTE REQUIRED AND METHOD OF COUNTING

A quorum, which is a majority of the outstanding shares of Chevron common stock as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but will not be voted on any matter.

Important Reminder of Effect of Not Casting Your Vote

If you are a street name stockholder and do not vote your shares, your bank, broker or other holder of record can vote your shares at its discretion ONLY on Item 2 — ratification of the appointment of the independent registered public accounting firm. If you do not give your bank, broker or other holder of record instructions on how to vote your shares on Item 1 or Items 3 through 11, your shares will not be voted on those matters.

If you have shares in an employee stock or retirement benefit plan and do not vote those shares, your trustee may or may not vote your shares, in accordance with the terms of the plan.

The required vote and method of calculation for the various business matters to be considered at the Annual Meeting are as follows:

Item 1—Election of Directors

Each Director nominee who receives a majority of the votes cast (i.e., the number of shares voted “for” a Director nominee must exceed the number of shares voted “against” that Director nominee, excluding abstentions) will be elected a Director. However, if the number of Director nominees exceeds the number of Directors to be elected, the Directors shall be elected by a plurality of the shares present in person or by proxy at the Annual Meeting or any adjournment thereof and entitled to vote on the election of Directors. If you do not wish your shares to be voted with respect to a particular Director nominee, you may “abstain” by so indicating in the space provided on the proxy card or voting instruction form or abstain as prompted during the telephone or Internet voting instructions.

Under Chevron’s By-Laws, in an uncontested election any current Director who receives more “against” votes than “for” votes must submit an offer of resignation to the Board of Directors. The Board Nominating and Governance Committee must then consider all relevant facts, including the Director’s qualifications and past and expected future contributions, the overall composition of the Board, and whether Chevron would meet regulatory or similar requirements without the Director, and make a recommendation to the Board on what action to take with respect to the offer of resignation.

Item 2—Ratification of the Appointment of the Independent Registered Public Accounting Firm

This item is approved if the number of shares voted in favor exceeds the number of shares voted against.

Item 3—Advisory Vote to Approve Named Executive Officer Compensation

This item is approved as a nonbinding recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against. Although the vote on this item is nonbinding, as

General Information (Continued)

provided by law, your Board will review the results of the vote and, consistent with our record of stockholder engagement, will take it into account in making a determination concerning executive compensation.

Items 4 through 11 —Stockholder Proposals

A stockholder proposal is approved as a nonbinding recommendation to the Board if the number of shares voted in favor exceeds the number of shares voted against.

Any shares not voted on Item 1 or Items 3 through 11 (whether by abstention, broker nonvote or otherwise) will have no impact on that particular item.

VOTE RESULTS

At the Annual Meeting we will announce preliminary voting results for those items of business properly presented. Within four business days of the Annual Meeting we will disclose the preliminary results (or final results, if available) in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission.

METHOD AND COST OF SOLICITING AND TABULATING VOTES

Chevron will bear the costs of soliciting and tabulating your votes. Chevron has retained Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. Georgeson Inc. will act as our proxy solicitor in soliciting votes at an estimated cost of $27,000 plus additional fees for telephone and other solicitation of proxies and its reasonable out-of-pocket expenses. Chevron employees, personally, by telephone, by email or otherwise, may solicit your votes without additional compensation.

Chevron will reimburse banks, brokers and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. We estimate that this reimbursement will cost Chevron almost $2 million. The actual amount will depend on variables such as the number of proxy packages mailed, the number of stockholders receiving electronic delivery and postage costs. See “Electronic Access to Proxy Statement and Annual Report” below for information on how you can help reduce printing and mailing costs.

Broadridge Financial Solutions, Inc., will be the proxy tabulator, and IVS Associates, Inc., will act as the Inspector of Election.

HOUSEHOLDING INFORMATION

We have adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials. This procedure will reduce our printing costs and postage fees.

If you or another stockholder of record with whom you share an address are receiving multiple copies of the Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, you can request to receive a single copy of these materials in the future by calling Broadridge Financial Solutions, Inc., toll-free at 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc.,

General Information (Continued)

Attn: Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you or another stockholder of record with whom you share an address wishes to receive a separate Annual Report and Proxy Statement or Notice of Internet Availability of Proxy Materials, we will promptly deliver it to you if you request it by contacting Broadridge Financial Solutions, Inc., in the same manner as described above.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not affect your dividend check mailings.

If you are a street name stockholder, you can request householding by contacting your bank, broker or other holder of record through which you hold your shares.

ELECTRONIC ACCESS TO PROXY STATEMENT AND ANNUAL REPORT

You can elect to receive future proxy materials by email, which will save us the cost of producing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email with instructions containing a link to the website where those materials are available as well as a link to the proxy voting website.

Stockholders of Record	Street Name Stockholders

You may enroll in the electronic delivery service by going directly to www.icsdelivery.com/cvx.

You may revoke your electronic delivery election at this site at any time and request a paper copy of the Proxy Statement and Annual Report.

Please check the information provided in the proxy materials mailed to you by your bank, broker or other holder of record concerning the availability of this service.

STOCKHOLDER OF RECORD ACCOUNT MAINTENANCE

Computershare Shareowner Services LLC recently acquired Chevron’s transfer agent, BNY Mellon Shareowner Services. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries about the requirements to transfer shares and similar issues, can still be handled by calling Chevron Stockholder Services’ toll-free number, 1-800-368-8357, or by contacting Computershare through its website at
www-us.computershare.com/investor.

When you access your account through Computershare’s website, you can view your current balance, access your account history, sell shares held in the Chevron Investor Services Program, and obtain current and historical stock prices. To access your account on the Internet, you will need your Investor ID and your PIN. The Investor ID can be found on your account statement or dividend check stub.

If you are a street name stockholder, you may contact your bank, broker or other holder of record with questions concerning your account.

ATTENDING THE ANNUAL MEETING

Only stockholders or their legal proxy holders are invited to attend the Annual Meeting. The meeting will be held at the Chevron Park Auditorium, 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

General Information (Concluded)

To be admitted to the Annual Meeting, you will need a form of photo identification and an admission ticket, valid proof of ownership of Chevron common stock, or a valid legal proxy.

Stockholders of Record	Street Name Stockholders

An admission ticket is attached to your proxy card.

If you plan to attend the Annual Meeting, please vote your proxy, but keep your admission ticket and bring it with you to the Annual Meeting.

If you arrive at the Annual Meeting without an admission ticket, we will admit you only if we are able to verify that you are a stockholder.

To be admitted to the Annual Meeting, you must present proof of your ownership of Chevron common stock, such as a recent bank or brokerage account statement.

You can obtain an admission ticket in advance by mailing a written request, along with proof of your ownership of Chevron common stock, to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

If you are not a stockholder, you will be admitted only if you have a valid legal proxy and form of photo identification. If you are receiving a legal proxy from a stockholder of record, you must bring a form of photo identification and a legal proxy from the record holder to you. If you are receiving a legal proxy from a street name stockholder, you must bring a form of photo identification, a legal proxy from the record holder (i.e., the bank, broker or other holder of record) to the street name stockholder that is assignable, and a legal proxy from the street name stockholder to you. Each stockholder may appoint only one proxy holder to attend on their behalf.

No cameras, recording equipment, electronic devices (including cell phones), purses, large bags, briefcases or packages will be permitted in the Annual Meeting. Attendees will be asked to pass through a security screening device prior to entering the Annual Meeting.

Election of Directors

(Item 1 on the proxy card)

Your Board is nominating the 11 individuals identified below for election as Directors. Directors are elected annually and serve for a one-year term and until their successors are elected. If any nominee is unable to serve as a Director, which we do not anticipate, the Board by resolution may reduce the number of Directors or choose a substitute.

THE DIRECTOR NOMINATION PROCESS

The Board Nominating and Governance Committee is responsible for recommending to the Board the qualifications for Board membership and identifying, assessing and recommending qualified Director candidates for the Board’s consideration. The Board membership qualifications and nomination procedures are set forth in Chevron’s Corporate Governance Guidelines, which are available on the Chevron website at www.chevron.com. Generally, the Board is seeking individuals with the following qualifications:

•

the highest professional and personal ethics and values, consistent with The Chevron Way and our Business Conduct and Ethics Code, both of which are available on the Chevron website at www.chevron.com;

•	broad experience or expertise at the policy-making level in business, governmental, educational, technological, environmental or public interest issues;

•	the ability to provide insights and practical wisdom based on the individual’s experience and expertise;

•	a commitment to enhancing stockholder value;

•	sufficient time to effectively carry out duties as a Director (service on boards of public companies should be limited to no more than five); and

•	independence (at least a majority of the Board must consist of independent Directors, as defined by the New York Stock Exchange (NYSE) Corporate Governance Standards).

The Committee uses a skills and qualifications matrix to ensure that the overall Board maintains a balance of knowledge and experience. The Committee carefully reviews all Director candidates, including current Directors, in light of these qualifications based on the context of the current and anticipated composition of the Board, the current and anticipated operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, education, experience, length of service and such other factors as it deems appropriate given the current and anticipated needs of the Board and the Company. The Committee and Board define diversity broadly to include diversity of professional experience (policy, business, government, education, technology, environment or public interest), geographical location and viewpoint, as well as diversity of race, gender, nationality and ethnicity.

The Committee considers all candidates recommended by our stockholders. Stockholders may recommend candidates by writing to the Corporate Secretary and Chief Governance Officer at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324, stating the recommended candidate’s name and qualifications for Board membership. When considering candidates recommended by stockholders, the Committee follows the same Board membership qualifications evaluation and nomination procedures discussed above.

Election of Directors (Continued)

In addition to stockholder recommendations, the Committee considers Director candidates identified for consideration for nomination to the Board from other sources. Board members periodically suggest possible candidates, and from time to time, the Committee may engage a third-party consultant to assist in identifying potential candidates. The Committee has retained Russell Reynolds Associates to assist it with identifying potential candidates. Russell Reynolds interviewed current Directors, evaluated the Board’s current and future makeup and needs, and has worked with the Committee to develop a list of potential candidates.

For several years, the Committee and Board have been planning for the retirements of several directors under Chevron’s mandatory Director Retirement Policy contained in our Corporate Governance Guidelines. Messrs. Armacost, Jenifer and Nunn retired in 2011. Messrs. Eaton, Rice and Shoemate will retire in 2012 effective at the Annual Meeting. In light of these expected retirements and the Board’s operating requirements, the Board increased the number of Directors from 12 directors in 2005 to 16 directors as of 2010. In 2011, the Committee recommended a Board size of 13 Directors. In connection with the 2012 Annual Meeting, the Committee recommended a Board size of 11 Directors. Ten of the 11 Director nominees are current Directors; one Director nominee—Mr. Moorman—is a new nominee. Mr. Moorman was identified by our current nonemployee Directors as part of the Board Nominating and Governance Committee’s regular process for identifying potential Director nominees.

NOMINEES FOR DIRECTOR

Your Board unanimously recommends a vote FOR each of these nominees.

LINNET F. DEILY Director since 2006 Ms. Deily, age 66, was a Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005.

Prior Positions Held: Ms. Deily was Vice Chairman of Charles Schwab Corporation from 2000 until 2001. She was previously President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional Services for Investment Managers from 1996 until 1998. Prior to joining Schwab, she was Chairman, Chief Executive Officer and President from 1990 until 1996 and President and Chief Operating Officer from 1988 until 1990 of the First Interstate Bank of Texas.

Current Public Company Directorships: Honeywell International Inc.

Prior Public Company Directorships (within the last five years): Alcatel-Lucent S.A. (and its predecessor, Lucent Technologies Inc.).

Other Directorships, Trusteeships and Memberships: Houston Endowment, Inc.; Houston Museum of Fine Arts; Houston Zoo; Jung Center of Houston.

Qualifications, Experience, Attributes and Skills: Ms. Deily meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Ms. Deily has significant policy-making and international affairs experience, including experience with environmental issues, based in part on her work as a Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization. In the latter role Ms. Deily oversaw the negotiation of various environmental issues

Election of Directors (Continued)

before the WTO. In addition, she has experience leading major public corporations, first as Chairman, Chief Executive Officer and President of the First Interstate Bank of Texas and later as Vice Chairman of Charles Schwab Corporation. Ms. Deily also has significant financial expertise and experience gained through the various positions she held at Charles Schwab Corporation and First Interstate Bank of Texas.

ROBERT E. DENHAM Lead Director; Director since 2004 Mr. Denham, age 66, has been a Partner of Munger, Tolles & Olson LLP, a law firm, since 1998 and from 1973 until 1991.

Prior Positions Held: Mr. Denham was Chairman and Chief Executive Officer of Salomon Inc from 1992 until 1997. He joined Salomon Inc in 1991, as General Counsel of Salomon and its subsidiary, Salomon Brothers.

Current Public Company Directorships: Fomento Económico Mexicano, S.A. de C.V.; The New York Times Company; Oaktree Capital Group, LLC; UGL Limited.

Prior Public Company Directorships (within the last five years): Alcatel-Lucent S.A. (and its predecessor, Lucent Technologies Inc.); Wesco Financial Corporation.

Other Directorships, Trusteeships and Memberships: Chairman, John D. and Catherine T. MacArthur Foundation; Vice Chairman, Good Samaritan Hospital of Los Angeles; James Irvine Foundation; New Village Charter School; Russell Sage Foundation.

Qualifications, Experience, Attributes and Skills: Mr. Denham meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Denham brings to the Board extensive board and senior executive–level expertise in accounting, law, business and finance as a result of his nearly 42-year career as a lawyer, Chief Executive Officer at Salomon Inc, and Chairman and President of the Financial Accounting Foundation, a position he held from 2004 to 2009. Mr. Denham has also held numerous leadership positions with associations and councils focusing on governance, executive compensation, accounting, professional ethics and business. Mr. Denham also brings to the Board extensive experience with environmental issues: while representing buyers and sellers in complex mergers and acquisitions; as CEO of Salomon Inc – owner of refiner Basis Petroleum and commodities trader Phibro Inc. during Mr. Denham’s tenure; as a former Trustee of the Natural Resources Defense Council; and as Chairman of the Board of the John D. and Catherine T. MacArthur Foundation, which funds environmental and sustainable development programs.

Election of Directors (Continued)

CHUCK HAGEL Director since 2010 Mr. Hagel, age 65, has been Distinguished Professor at Georgetown University and the University of Nebraska at Omaha since 2009.

Prior Positions Held: From 1997 to 2009, Mr. Hagel served as a U.S. Senator from Nebraska. During his tenure in the U.S. Senate, Mr. Hagel served on the Senate Foreign Relations, the Banking, Housing and Urban Affairs, the Intelligence, and the Energy and Natural Resources committees. He served as Chairman of the Foreign Relations International Economic Policy, Export and Trade Promotion Subcommittee; the Banking Committee’s International Trade and Finance Subcommittee; and the Securities Subcommittee. He also served as the Chairman of the Congressional-Executive Commission on China and the U.S. Senate Climate Change Observer Group. Prior to his election to the U.S. Senate, Mr. Hagel was president of McCarthy & Company, an investment banking firm. In the mid-1980s, Mr. Hagel co-founded VANGUARD Cellular Systems, Inc., a publicly traded corporation.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Chairman, Atlantic Council of the United States; Co-Chairman, President’s China 100,000 Strong Initiative Advisory Committee; Co-Chairman, President’s Intelligence Advisory Board; Secretary of Defense’s Policy Board; Secretary of Energy’s Blue Ribbon Commission on America’s Nuclear Future; Public Broadcasting Service (PBS); Vietnam Veterans Memorial Fund Corporate Council; and numerous other private and public advisory boards.

Qualifications, Experience, Attributes and Skills: Mr. Hagel meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Hagel brings to the Board extensive experience in public policy and international affairs as a result of recent service as Chairman of the Atlantic Council of the United States and as a two-term U.S. Senator from Nebraska. Mr. Hagel’s business experience and his role on the advisory boards of numerous organizations gives him a strong knowledge of finance, international strategy, markets and competitors. In addition, Mr. Hagel brings to the Board valuable experience in environmental matters as a result of his work as Chairman of the U.S. Senate Climate Change Observer Group, as a member of the Commission on Climate and Tropical Forests and as Co-Chair of the Disposal Subcommittee of the Blue Ribbon Commission on America’s Nuclear Future.

Election of Directors (Continued)

ENRIQUE HERNANDEZ JR.

Director since 2008

Mr. Hernandez, age 56, has been Chairman, Chief Executive Officer and President of Inter-Con Security Systems, Inc., a global security services provider, since 1986.

Prior Positions Held: Mr. Hernandez was an associate in the law firm of Brobeck, Phleger & Harrison from 1981 until 1985.

Current Public Company Directorships: McDonald’s Corporation; Nordstrom, Inc.; Wells Fargo & Company.

Prior Public Company Directorships (within the last five years): Tribune Company.

Other Directorships, Trusteeships and Memberships: Harvard College Visiting Committee; Harvard University Resources Committee; University of Notre Dame.

Qualifications, Experience, Attributes and Skills: Mr. Hernandez meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Hernandez brings to the Board extensive board and senior executive–level experience in international business and law as a result of his nearly 27-year career with Inter-Con Security Systems, Inc., and his legal experience as a litigation attorney at Brobeck, Phleger & Harrison. Mr. Hernandez also provides expertise in security as well as in communications and community affairs from his role as co-founder of Interspan Communications, a television broadcasting company serving Spanish-language audiences.

GEORGE L. KIRKLAND Director since 2010 Mr. Kirkland, age 61, has been Vice Chairman of Chevron since January 2010 and Executive Vice President of Upstream and Gas since January 2005.

Prior Positions Held: Mr. Kirkland was previously President of Chevron Overseas Petroleum from 2002 through 2004. From 2000 to 2001, he was President of Chevron U.S.A. Production Co. Mr. Kirkland joined Chevron in 1974.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Africa America Institute; Corporate Council on Africa; U.S.-Kazakhstan Business Association; Chairman, US-ASEAN Business Council.

Qualifications, Experience, Attributes and Skills: Mr. Kirkland meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Kirkland brings to the Board extensive senior executive–level experience at Chevron and in the energy industry with a strong knowledge of Chevron’s upstream business, including strategy, markets, competitors, financials, policy, administration, operations, environmental matters and industry regulation. Mr. Kirkland’s 38-year career at Chevron has at various points included principal responsibility for upstream research and technology, production and operations in Nigeria, the United States and Canada, international exploration and production and, most recently, global exploration, production and gas activities.

Election of Directors (Continued)

CHARLES W. MOORMAN IV

Director Nominee

Mr. Moorman, age 60, has been since 2006 Chairman of the Board, since 2005 Chief Executive Officer, and since 2004 President of Norfolk Southern Corporation, a freight transportation company.

Prior Positions Held: From 2003 to 2004, Mr. Moorman served as Senior Vice President of Corporate Planning and Services at Norfolk Southern, and in 2003 he served as Senior Vice President of Corporate Services. From 1999 to 2004, he was President of Thoroughbred Technology and Telecommunications, Inc., a subsidiary of Norfolk Southern.

Current Public Company Directorships: Norfolk Southern Corporation.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Chesapeake Bay Foundation; Chrysler Museum of Art; Nature Conservancy of Virginia; University of Virginia Medical Center Operating Board; WHRO Public Broadcasting.

Qualifications, Experience, Attributes and Skills: Mr. Moorman meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Moorman serves as chairman and chief executive officer of a Fortune 500 public company, providing him insight and experience into the operations, challenges and complex issues facing large corporations. Mr. Moorman also has significant logistics services, technology and strategy experience as a result of his 30-year career in the freight railroad and transportation industries. As current Chairman and Chief Executive Officer of Norfolk Southern Corporation, Mr. Moorman also brings firsthand knowledge of the business climate in key regions of the United States where Chevron operates.

KEVIN W. SHARER Director since 2007 Mr. Sharer, age 64, has been since 2001 Chairman of the Board and since 2000 Chief Executive Officer of Amgen Inc., a global biotechnology medicines company.

Prior Positions Held: From 1992 until 2000, Mr. Sharer served as President and Chief Operating Officer of Amgen. From 1989 until 1992, Mr. Sharer was President of the Business Markets Division of MCI Communications Corporation. From 1984 until 1989, Mr. Sharer served in numerous executive capacities at General Electric Company.

Current Public Company Directorships: Amgen Inc.; Northrop Grumman Corporation.

Prior Public Company Directorships (within the last five years): 3M Company.

Other Directorships, Trusteeships and Memberships: Los Angeles County Museum of Natural History; U.S. Naval Academy Foundation.

Qualifications, Experience, Attributes and Skills: Mr. Sharer meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Sharer serves as chairman and chief executive officer of a Fortune 500 public company, providing him insight and experience into the operations, challenges and complex issues facing large corporations, as well as significant expertise in technology, research and development, and long investment cycles. Having served as a director of Unocal Corporation prior to its acquisition by Chevron, Mr. Sharer brought to the Board strong knowledge of strategy, markets, competitors and financials of Unocal’s operations. As current Chairman and Chief Executive Officer of Amgen, Mr. Sharer also brings firsthand knowledge of the business climate in California, where Chevron is headquartered.

Election of Directors (Continued)

JOHN G. STUMPF

Director since 2010

Mr. Stumpf, age 58, has been since 2010 Chairman of the Board, since 2007 Chief Executive Officer and since 2005 President of Wells Fargo & Company, a diversified financial services company.

Prior Positions Held: From 2002 until 2005, Mr. Stumpf served as Group Executive Vice President of Community Banking at Wells Fargo. In 2000, he led the integration of Wells Fargo’s $23 billion acquisition of First Security Corporation. Beginning in 1982, Mr. Stumpf served in numerous executive capacities at Norwest Corporation until its merger with Wells Fargo in 1998, at which time he became head of Wells Fargo’s Southwestern Banking Group.

Current Public Company Directorships: Target Corporation; Wells Fargo & Company.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: The Clearing House; The Financial Services Roundtable; San Francisco Museum of Modern Art.

Qualifications, Experience, Attributes and Skills: Mr. Stumpf meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Stumpf serves as chairman and chief executive officer of a Fortune 500 public company, providing him insight and experience into the operations, challenges and complex issues facing large corporations. Mr. Stumpf also has significant financial expertise and strategy and marketing experience as a result of his 30-year career in the banking and financial services industries. As current Chairman and Chief Executive Officer of Wells Fargo & Company, Mr. Stumpf also brings firsthand knowledge of the business climate in California and in the San Francisco Bay Area, where Chevron is headquartered.

RONALD D. SUGAR Director since 2005 Mr. Sugar, age 63, is the retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global defense and technology company.

Prior Positions Held: Mr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc., from 2000 until 2001.

Current Public Company Directorships: Air Lease Corporation; Amgen Inc.; Apple Inc.

Prior Public Company Directorships (within the last five years): Northrop Grumman Corporation.

Other Directorships, Trusteeships and Memberships: Senior Advisor, Ares Management LLC; Boys & Girls Clubs of America; Los Angeles Philharmonic Association; National Academy of Engineering; UCLA Anderson School of Management Board of Visitors; University of Southern California.

Election of Directors (Continued)

Qualifications, Experience, Attributes and Skills: Mr. Sugar meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Sugar has served as chairman and chief executive officer of a Fortune 500 public company, providing him insight and experience into the operations, challenges and complex issues facing large corporations. Mr. Sugar has extensive board and senior executive–level expertise in manufacturing, technology, finance, government affairs, international marketing, long investment cycles and environmental issues. While Chairman and Chief Executive Officer of Northrop Grumman, Mr. Sugar oversaw environmental assessments and remediations at shipyards and electronics factories. Mr. Sugar’s career has included service as Chief Financial Officer of TRW, Inc., providing additional financial expertise. As retired Chairman and Chief Executive Officer of Northrop, Mr. Sugar also has firsthand knowledge of the business climate in California, where Chevron is headquartered.

CARL WARE Director since 2001 Mr. Ware, age 68, is a retired Executive Vice President of The Coca-Cola Company, a manufacturer of beverages.

Prior Positions Held: Mr. Ware was a Senior Advisor to the CEO of The Coca-Cola Company from 2003 until 2005 and was an Executive Vice President, Global Public Affairs and Administration, from 2000 until 2003. He was President of The Coca-Cola Company’s Africa Group, with operational responsibility for 50 countries in sub-Saharan Africa, from 1991 until 2000.

Current Public Company Directorships: Cummins Inc.

Prior Public Company Directorships (within the last five years): Coca-Cola Bottling Co. Consolidated.

Other Directorships, Trusteeships and Memberships: Clark Atlanta University; PGA TOUR Golf Course Properties, Inc.

Qualifications, Experience, Attributes and Skills: Mr. Ware meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Ware brings to the Board extensive senior executive–level expertise in operations, manufacturing, marketing, and public and international affairs as a result of his nearly 28-year career with The Coca-Cola Company. Mr. Ware’s tenure as President and Chief Operating Officer of Coca-Cola Africa provided in-depth knowledge of one of Chevron’s key areas of operations, and his tenure as Executive Vice President for Public Affairs and Administration provided additional public policy and environmental experience. In that position, Mr. Ware supervised companywide environmental policies and procedures.

Election of Directors (Continued)

JOHN S. WATSON Director since 2009 Mr. Watson, age 55, has been Chairman of the Board and Chief Executive Officer of Chevron since January 1, 2010.

Prior Positions Held: Mr. Watson was previously Vice Chairman of the Board of Chevron from 2009 until 2010. He was Executive Vice President of Strategy and Development from 2008 until 2009. From 2005 until 2007, he was President of Chevron International Exploration and Production, and from 2001 until 2005, he was Chief Financial Officer. In 1998, he was named Vice President with responsibility for strategic planning. Mr. Watson joined Chevron Corporation in 1980.

Current Public Company Directorships: None.

Prior Public Company Directorships (within the last five years): None.

Other Directorships, Trusteeships and Memberships: Chairman, American Petroleum Institute; American Society of Corporate Executives; The Business Council; Business Roundtable; JPMorgan International Council; National Petroleum Council; University of California at Davis Chancellor’s Board of Advisors.

Qualifications, Experience, Attributes and Skills: Mr. Watson meets all of the Director qualifications described above under “The Director Nomination Process.” In particular, Mr. Watson brings to the Board extensive senior executive–level expertise in Chevron as well as the energy industry with a strong knowledge of strategy, markets, competitors, financial aspects, policy and operations. Mr. Watson’s 31-year career at Chevron has at various points included principal responsibility for corporatewide finance, strategic planning, mergers and acquisitions, and international exploration and production. In 2000, Mr. Watson led Chevron’s integration effort after its successful acquisition of Texaco Inc., after which he became Chief Financial Officer.

INDEPENDENCE OF DIRECTORS

The Board has determined that each current nonemployee Director and each nonemployee Director nominee is independent in accordance with the NYSE Corporate Governance Standards and that no material relationship exists that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.

For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with Chevron, other than as a Director. In making its determinations, the Board adheres to the specific tests for independence included in the NYSE Corporate Governance Standards. In addition, the Board has determined that the following relationships of Chevron Directors occurring within the last fiscal year are categorically immaterial to a determination of independence if the relevant transaction was conducted in the ordinary course of business:

•	a director of another entity if business transactions between Chevron and that entity do not exceed $5 million or 5 percent of the receiving entity’s consolidated gross revenues, whichever is greater;

Election of Directors (Concluded)

•

a director of another entity if Chevron’s discretionary charitable contributions to that entity do not exceed $1 million or 2 percent of that entity’s gross revenues, whichever is greater, and if the charitable contributions are consistent with Chevron’s philanthropic practices; and

•

a relationship arising solely from a Director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Chevron as long as the Director’s ownership interest does not exceed 2 percent of the total equity or partnership interest in that other party.

These categorical standards are contained in our Corporate Governance Guidelines, which are available on our website at www.chevron.com and are available in print upon request.

During 2011, Ms. Deily and Messrs. Denham, Hagel, Hernandez, Moorman, Rice, Sharer, Stumpf, Sugar and Ware were directors of for-profit entities with which Chevron conducts business in the ordinary course. They and Mr. Eaton were also directors or trustees of, or similar advisors to, not-for-profit entities to which Chevron contributed funds in 2011. The Board determined that all of these transactions and contributions were below the thresholds set forth in the first and second categorical standards described above (except as noted below) and are, therefore, categorically immaterial to the particular Director’s independence.

The Board reviewed the following relationships and transactions that existed or occurred in 2011 that are not covered by the categorical standards described above:

•

For Mr. Hernandez, the Board considered that in 2011, Chevron purchased services from Inter-Con Security Systems of Liberia Limited, a subsidiary of Inter-Con Security Systems, Inc., in the ordinary course of business, amounting to less than 1 percent of Inter-Con’s most recent annual consolidated gross revenues. Mr. Hernandez is Chairman, Chief Executive Officer, President and a significant shareholder of Inter-Con, a privately held business. The Board concluded that these transactions would not impair Mr. Hernandez’s independence.

•

For Mr. Moorman, the Board considered that in 2011, Chevron purchased products and services from Norfolk Southern Corporation, in the ordinary course of business, amounting to less than .019 percent of Norfolk Southern’s most recently reported annual consolidated gross revenues and Norfolk Southern purchased products and services from Chevron, in the ordinary course of business, amounting to less than .019 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Moorman is the Chairman, Chief Executive Officer and President of Norfolk Southern. The Board concluded that these transactions would not impair Mr. Moorman’s independence.

•

For Mr. Sharer, the Board considered that in 2011, Amgen Inc. purchased products and services from Chevron, in the ordinary course of business, amounting to less than .001 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Sharer is the Chairman, Chief Executive Officer and President of Amgen. The Board concluded that these transactions would not impair Mr. Sharer’s independence.

•

For Mr. Stumpf, the Board considered that in 2011, Chevron utilized Wells Fargo & Company for commercial banking, brokerage and other services, in the ordinary course of business, amounting to less than .087 percent of Wells Fargo’s most recently reported annual consolidated gross revenues and Wells Fargo paid to Chevron interest in connection with timed deposits and similar transactions in the ordinary course of business, amounting to less than .001 percent of Chevron’s most recently reported annual consolidated gross revenues. Mr. Stumpf is the Chairman, Chief Executive Officer and President of Wells Fargo. The Board concluded that these transactions would not impair Mr. Stumpf’s independence.

Board Operations

BOARD COMMITTEE MEMBERSHIP AND FUNCTIONS

Chevron’s Board of Directors has four standing committees: Audit, Board Nominating and Governance, Management Compensation, and Public Policy. The Audit, Board Nominating and Governance, and Management Compensation Committees are each constituted and operated according to the requirements of the Securities Exchange Act of 1934 and related rules and the New York Stock Exchange (NYSE) Corporate Governance Standards. Each Committee is governed by a written charter that can be viewed on the Chevron website at www.chevron.com and is available in print upon request. In addition, each member of the Audit Committee is independent, financially literate and an “audit committee financial expert,” as such terms are defined under the Securities Exchange Act of 1934 and related rules and the NYSE Corporate Governance Standards.

Committees and Membership		Committee Functions
AUDIT Ronald D. Sugar, Chairman Enrique Hernandez Jr. Charles R. Shoemate* John G. Stumpf	—	Selects the independent registered public accounting firm for endorsement by the Board and ratification by the stockholders;
	—	Reviews reports of independent and internal auditors;
	—	Reviews and approves the scope and cost of all services (including nonaudit services) provided by the independent registered public accounting firm;
	—	Monitors the effectiveness of the audit process and financial reporting;
	—	Reviews the adequacy of financial and operating controls;
	—	Monitors implementation and effectiveness of Chevron’s compliance policies and procedures;
	—	Assists the Board in fulfilling its oversight of enterprise risk management, particularly financial risk exposures; and
	—	Evaluates the effectiveness of the Committee.
BOARD NOMINATING AND GOVERNANCE Robert E. Denham, Chairman Chuck Hagel Donald B. Rice* Kevin W. Sharer Carl Ware	—	Evaluates the effectiveness of the Board and its committees and recommends changes to improve Board, Board committee and individual Director effectiveness;
	—	Assesses the size and composition of the Board;
	—	Recommends prospective Director nominees;
	—	Reviews and approves nonemployee Director compensation;
	—	Reviews and recommends changes as appropriate in Chevron’s Corporate Governance Guidelines, Restated Certificate of Incorporation, By-Laws and other Board-adopted governance provisions; and
	—	Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with Chevron’s corporate governance structures and processes.
MANAGEMENT COMPENSATION Carl Ware, Chairman Linnet F. Deily Robert E. Denham Robert J. Eaton* Donald B. Rice* Kevin W. Sharer	—	Reviews and recommends to the independent Directors the salary and other compensation matters for the CEO;
	—	Reviews and approves salaries and other compensation matters for executive officers other than the CEO;
	—	Administers Chevron’s executive incentive and equity-based compensation plans;
	—	Reviews Chevron’s strategies and supporting processes for management succession planning, leadership development, executive retention and diversity;
	—	Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with Chevron’s compensation programs; and
	—	Evaluates the effectiveness of the Committee.

Board Operations (Continued)

Committees and Membership		Committee Functions
PUBLIC POLICY Linnet F. Deily, Chairman Robert J. Eaton* Chuck Hagel	—	Identifies, monitors and evaluates domestic and international social, political, human rights and environmental trends and issues that affect Chevron’s activities and performance;
	—	Recommends to the Board policies, programs and strategies concerning such issues;
	—	Recommends to the Board policies, programs and practices concerning support of charitable, political and educational organizations;
	—	Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with the social, political, environmental and public policy aspects of Chevron’s business; and
	—	Evaluates the effectiveness of the Committee.

*   Messrs. Eaton, Rice and Shoemate will retire from the Board effective at the 2012 Annual Meeting, in accordance with Chevron’s Director Retirement Policy contained in our Corporate Governance Guidelines.

MEETINGS AND ATTENDANCE

In 2011, your Board held six regularly scheduled Board meetings, with each meeting including an executive session of independent directors, and 23 Board committee meetings, which included 10 Audit Committee, six Board Nominating and Governance Committee, four Management Compensation Committee, and three Public Policy Committee meetings.

All incumbent Directors attended 88 percent or more of the Board meetings and their Board Committee meetings during 2011. Chevron’s policy regarding Directors’ attendance at the Annual Meeting, as described in the “Board Agenda and Meetings” section of Chevron’s Corporate Governance Guidelines (available at www.chevron.com), is that all Directors are expected to attend the Annual Meeting, absent extenuating circumstances. Last year, all Directors except two attended the 2011 Annual Meeting.

BOARD LEADERSHIP AND INDEPENDENT LEAD DIRECTOR

Under Chevron’s By-Laws, the positions of Chairman of the Board and CEO are separate positions that may be occupied by the same person. Chevron’s Directors select the Chairman of the Board annually. Thus, the Board has great flexibility to choose the optimal leadership structure depending upon Chevron’s particular needs and circumstances. The Board Nominating and Governance Committee conducts an annual assessment of Chevron’s corporate governance structures and processes, which includes a review of Chevron’s Board leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of Chevron’s stockholders.

At present, Chevron’s Board believes that it is in the stockholders’ best interests for the CEO, Mr. Watson, to also serve as Chairman of the Board. The Board believes that this structure fosters an important unity of leadership between the Board and the Company and enables the Board to organize its functions and conduct its business in the most efficient and effective manner. Chevron’s stockholders agreed with this approach in 2007 and 2008, when they most recently considered and voted on stockholder proposals to separate the roles of Board Chairman and CEO. The 2007 proposal was opposed by 64 percent of stockholders voting, and the 2008 proposal was opposed by 85 percent of those voting.

Under Chevron’s Corporate Governance Guidelines, when the Board selects the CEO to also serve as Chairman, the independent Directors will select a Lead Director from among the independent Directors. This helps to ensure independent oversight of senior management. Currently, Mr. Denham is

Board Operations (Continued)

our Lead Director. As described in the “Board Leadership and Lead Director” section of Chevron’s Corporate Governance Guidelines, the Lead Director’s responsibilities are to:

•	chair all meetings of the independent Directors, including executive sessions;

•	serve as liaison between the Board Chairman and the independent Directors;

•	consult with the Board Chairman on and approve agendas and schedules for Board meetings;

•	consult with the Board Chairman on other matters pertinent to Chevron and the Board;

•	call meetings of the independent Directors; and

•	communicate with major stockholders.

Any stockholder can communicate with the Lead Director or any of the other Directors in the manner described in the Board Nominating and Governance Committee Report in this Proxy Statement.

BOARD ROLE IN RISK OVERSIGHT

One of the many duties of your Board is to provide oversight of Chevron’s risk management policies and practices to ensure that the appropriate risk management systems are employed throughout the Company. Chevron faces a broad array of risks, including market, operational, strategic, legal, political and financial risks. The Board exercises its role of risk oversight in a variety of ways, including the following:

•

The Board monitors overall corporate performance, the integrity of Chevron’s financial controls, and the effectiveness of its legal compliance and enterprise risk management programs. In the context of the Board’s annual strategy session and the annual business plan and capital budget review, it reviews portfolio, capital allocation and geopolitical risks. Chevron’s management team routinely reports to the Board on risk matters in the context of the Company’s strategic, business and operational planning and decision making. Management manages and monitors risks at all levels of the Company, including operating companies, business units, corporate departments and service companies, and regularly reports to the Board through presentations from various centers of management-level risk expertise, including Corporate Strategic Planning, Legal, Corporate Compliance, Health Environment and Safety, Global Exploration and Reserves, Corporation Finance, and others.

•

The Audit Committee assists the Board in fulfilling its oversight of financial risk exposures and implementation and effectiveness of Chevron’s compliance programs. The Committee discusses Chevron’s policies with respect to risk assessment and risk management. The Committee periodically meets with Chevron’s Chief Compliance Officer and representatives of Chevron’s Compliance Policy Committee to receive information regarding compliance policies and procedures and internal controls. In addition, the Committee regularly meets with and reviews reports from Chevron’s independent and internal auditors. The Committee regularly reports out its discussions to the full Board for consideration and action when appropriate.

•

The Board Nominating and Governance Committee assists the Board in fulfilling its oversight of risks that may arise in connection with the Company’s governance structures and processes. At least annually, the Committee conducts a thorough evaluation of the Company’s governance practices with the help of the Corporate Governance department. In connection with this

Board Operations (Continued)

review, the Committee discusses risk management in the context of general governance matters, including, among other topics, Board and management succession planning, delegations of authority and internal approval processes, stockholder proposals and activism, and Director and officer liability insurance. The Committee regularly reports out its discussions to the full Board for consideration and action when appropriate.

•

The Public Policy Committee assists the Board in fulfilling its oversight of risks that may arise in connection with the social, political, environmental and public policy aspects of Chevron’s business and the communities in which it operates. The Committee routinely discusses risk management in the context of, among other things, legislative initiatives, environmental stewardship, employee relations, government and nongovernment organization relations, and Chevron’s reputation. The Committee is assisted in its work by management’s Global Issues Committee and regularly reports out its discussions to the full Board for consideration and action when appropriate.

•

The Management Compensation Committee assists the Board in fulfilling its oversight of risks that may arise in connection with Chevron’s compensation programs and practices. The Committee is assisted in its work by its own independent compensation consultant. The Committee annually reviews the design and goals of Chevron’s compensation programs and practices in the context of possible risks to Chevron’s financial and reputational well-being, as well as Chevron’s strategies and supporting processes for management succession planning, leadership development, executive retention and diversity. The Committee regularly reports out its discussions to the full Board for consideration and action when appropriate.

BUSINESS CONDUCT AND ETHICS CODE

We have adopted a code of business conduct and ethics for Directors, officers (including the Company’s Chief Executive Officer, Chief Financial Officer and Comptroller) and employees, known as the Business Conduct and Ethics Code. The code is available on our website at www.chevron.com and is available in print upon request. We will post any amendments to the code on our website.

TRANSACTIONS WITH RELATED PERSONS

Review and Approval of Related Person Transactions

It is our policy that all employees and Directors must avoid any activity that is in conflict with or has the appearance of conflicting with Chevron’s business interests. This policy is included in our Business Conduct and Ethics Code. Directors and executive officers must inform the Chairman and the Corporate Secretary and Chief Governance Officer when confronted with any situation that may be perceived as a conflict of interest. In addition, at least annually, each Director and executive officer completes a detailed questionnaire specifying any business relationship that may give rise to a conflict of interest.

The Board has charged the Board Nominating and Governance Committee to review related person transactions as defined by Securities and Exchange Commission (SEC) rules. The Committee has adopted guidelines to assist it with this review. Under these guidelines, all executive officers, Directors and Director nominees must promptly advise the Corporate Secretary and Chief Governance Officer of any proposed or actual business and financial affiliations involving themselves or their immediate family members that, to the best of their knowledge after reasonable inquiry, could reasonably be expected to give rise to a reportable related person transaction. The Corporate Secretary and Chief

Board Operations (Continued)

Governance Officer will prepare a report summarizing any potentially reportable transactions, and the Committee will review these reports and determine whether to approve or ratify the identified transaction. The Committee has identified the following categories of transactions that are deemed to be preapproved by the Committee, even if the aggregate amount involved exceeds the $120,000 reporting threshold identified in the SEC rules:

•

compensation paid to an executive officer if that executive officer’s compensation is otherwise reported in our Proxy Statement or if the executive officer is not an immediate family member of another Chevron executive officer or director;

•	compensation paid to a Director for service as a Director if that compensation is otherwise reportable in our Proxy Statement;

•	transactions in which the related person’s interest arises solely as a stockholder and all stockholders receive the same benefit on a pro-rata basis;

•

transactions involving competitive bids (unless the bid is awarded to a related person who was not the lowest bidder or unless the bidding process did not involve the use of formal procedures normally associated with our bidding procedures);

•	transactions including services as a common or contract carrier or public utility in which rates or charges are fixed by law;

•	transactions involving certain banking-related services under terms comparable with similarly situated transactions;

•

transactions conducted in the ordinary course of business in which our Director’s interest arises solely because he or she is a director of another entity and the transaction does not exceed $5 million or 5 percent (whichever is greater) of the receiving entity’s consolidated gross revenues for that year;

•

charitable contributions by Chevron to an entity in which our Director’s interest arises solely because he or she is a director, trustee or similar advisor to the entity and the contributions do not exceed, in the aggregate, $1 million or 2 percent (whichever is greater) of that entity’s gross revenues for that year; and

•

transactions conducted in the ordinary course of business and our Director’s interest arises solely because he or she owns an equity or limited partnership interest in the entity and the transaction does not exceed 2 percent of the total equity or partnership interests of the entity.

The Committee reviews all relevant information, including the amount of all business transactions involving Chevron and the entity with which the Director or executive officer is associated, and determines whether to approve or ratify the transaction. A Committee member will abstain from decisions regarding transactions involving that Director or his or her family members.

Related Person Transactions

The stepmother of Chairman and Chief Executive Officer John S. Watson and Mr. Watson’s late father’s estate (of which Mr. Watson, his stepmother and several of his immediate family members are beneficiaries) are receiving payments from a law firm in connection with the firm’s buyout in January 2008 of Mr. Watson’s father’s partnership and real property interests. In late 2008, subsequent to

Board Operations (Continued)

Mr. Watson’s father’s withdrawal from this law firm and his death, Chevron retained the firm. In 2011, Chevron paid the firm approximately $179,000 and expects to pay it approximately $120,000 in fees in 2012.

The Board Nominating and Governance Committee has reviewed and approved or ratified this transaction under the standards described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists your Board in fulfilling its responsibility to oversee management’s implementation of Chevron’s financial reporting process. The Audit Committee Charter can be viewed on the Chevron website at www.chevron.com and is available in print upon request. In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2011 Annual Report on Form 10-K with Chevron’s management and its independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of disclosure controls and procedures and internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of Chevron’s financial statements with accounting principles generally accepted in the United States and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm and discussed issues deemed significant by the accounting firm, and the Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Chevron and its management; received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and considered whether the provision of nonaudit services was compatible with maintaining the accounting firm’s independence.

In reliance on the reviews and discussions outlined above, the Audit Committee has recommended to your Board that the audited financial statements be included in Chevron’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Respectfully submitted on February 22, 2012, by the members of the Audit Committee of your Board:

Ronald D. Sugar, Chairman

Enrique Hernandez Jr.

Charles R. Shoemate

John G. Stumpf

Board Operations (Continued)

BOARD NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Board Nominating and Governance Committee is responsible for recommending to the Board the qualifications for Board membership, identifying, assessing and recommending qualified Director candidates for the Board’s consideration, assisting the Board in organizing itself to discharge its duties and responsibilities, and providing oversight of Chevron’s corporate governance practices and policies, including an effective process for stockholders to communicate with the Board. The Committee is composed entirely of independent Directors as defined by the NYSE Corporate Governance Standards and operates under a written charter. The Committee’s charter is available on the Chevron website at www.chevron.com and is available in print upon request.

The Committee’s role in and process for identifying and evaluating Director nominees, including nominees recommended by stockholders, is described on pages 8 and 9 of this Proxy Statement. In addition, the Committee made recommendations to the Board concerning director independence, Board committee assignments, committee chairman positions, Audit Committee “financial experts” and the financial literacy of Audit Committee members.

The Committee regularly reviews trends and recommends corporate best practices, initiates improvements, and plays a leadership role in maintaining Chevron’s strong corporate governance structures and practices. Among the practices the Committee believes demonstrate the Company’s commitment to strong corporate governance are:

•	annual election of all Directors;	•	annual succession planning sessions;

•	supermajority of independent Directors;	•	confidential stockholder voting policy;

•	majority vote standard for the election of Directors in uncontested elections coupled with a Director resignation policy;	•	minimum stockholding requirements for Directors and officers;

•	annual election of the Chairman of the Board by the Directors;	•	review and approval or ratification of “related person transactions” as defined by SEC rules;

•	annual election of an independent Lead Director by independent Directors;	•	policy to obtain stockholder approval of any stockholder rights plan;

•	annual assessment of Board, committee and Director performance;	•	right of stockholders to call for a special meeting; and

•	Director retirement policy;	•	no supermajority voting provisions in Restated Certificate of Incorporation or By-Laws.

The Committee reviews interested-party communications, including stockholder inquiries directed to nonemployee Directors. The Corporate Secretary and Chief Governance Officer compiles the communications, summarizes lengthy or repetitive communications, and regularly summarizes the communications received, the responses sent and further disposition, if any. All communications are available to the Directors. Interested parties wishing to communicate their concerns or questions about Chevron to the Chairman of the Committee or any other nonemployee Directors may do so by U.S. mail addressed to Nonemployee Directors, c/o Office of the Corporate Secretary and Chief Governance Officer, at 6001 Bollinger Canyon Road, San Ramon, California 94583-2324.

Board Operations (Concluded)

Stockholders can find additional information concerning Chevron’s corporate governance structures and practices in Chevron’s Corporate Governance Guidelines, By-Laws and the Restated Certificate of Incorporation, copies of which are available on Chevron’s website at www.chevron.com and are available in print upon request.

Respectfully submitted on March 27, 2012, by members of the Board Nominating and Governance Committee of your Board:

Robert E. Denham, Chairman

Chuck Hagel

Donald B. Rice

Kevin W. Sharer

Carl Ware

MANAGEMENT COMPENSATION COMMITTEE REPORT

The Management Compensation Committee of Chevron has reviewed and discussed with management the Compensation Discussion and Analysis beginning on the following page, and based on such review and discussion, the Committee recommended to the Board of Directors of the Corporation that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Corporation’s Annual Report on Form 10-K.

Respectfully submitted on March 27, 2012, by members of the Management Compensation Committee of your Board:

Carl Ware, Chairman

Linnet F. Deily

Robert E. Denham

Robert J. Eaton

Donald B. Rice

Kevin W. Sharer

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we describe the material components of our compensation program for our named executive officers (NEOs) and provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this Proxy Statement. Our NEOs in this Proxy Statement are:

NEO	Position
John S. Watson	Chairman and Chief Executive Officer
Patricia E. Yarrington	Vice President and Chief Financial Officer
George L. Kirkland	Vice Chairman and Executive Vice President
Michael K. Wirth	Executive Vice President
R. Hewitt Pate	Vice President and General Counsel

We have divided this section into three parts:

•	Part I—Compensation Principles and Processes. In this section we describe the important principles, processes and tools that help us determine compensation for our NEOs.

•

Part II—Compensation Components. In this section we discuss the four material components of NEO compensation—base salary, annual cash incentives, annual long-term equity incentives and retirement programs—and actual compensation paid to our NEOs in 2011.

•	Part III—Other Matters. In this section we discuss other compensation practices that affect how we compensate our NEOs.

PART I. COMPENSATION PRINCIPLES AND PROCESSES

Our Compensation Principles and Objectives

How we compensate our NEOs reflects the industry in which we compete. Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. We are involved in virtually every facet of the energy industry. We explore for, produce and transport crude oil and natural gas; refine, market and distribute transportation fuels and other energy products; manufacture and sell petrochemical products; generate power and produce geothermal energy; provide energy efficiency solutions; and develop the energy resources of the future, including biofuels.

Our success is driven by our people and their focus on delivering results the right way. We operate responsibly, execute with excellence, apply innovative technologies and capture attractive new opportunities for profitable growth that return superior value to stockholders. The lead times and project life spans in our business are generally very long, and the life cycle of a large, major capital project is generally longer than an NEO’s tenure in a particular position. To manage this business and the associated risks successfully, our NEOs must, among other things, be able to identify and manage risk, execute business plans, secure future resource access, and leverage the talents of those employees whom they manage in order to optimize profits and increase long-term stockholder value and returns.

To ensure that our compensation programs support our business model, we observe several core compensation principles and objectives. Specifically, we believe that NEO compensation should:

•	reward creation of superior long-term stockholder value through increased stockholder returns;

•	support our career employment model;

Executive Compensation (Continued)

•	maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, with a distinct emphasis on compensation that is “at risk”;

•	be externally competitive and internally equitable;

•	give us the flexibility to attract and retain talented senior leaders in a very competitive industry, recognizing the cyclical nature of our business; and

•	reinforce the values we express in The Chevron Way (www.chevron.com/about/chevronway/) and our Operational Excellence Management System (www.chevron.com/about/operationalexcellence/).

We also believe that compensation decisions should reflect fiscal-year business and individual performance. In 2011, Chevron:

•	realized record earnings of $26.9 billion (above 2011 plan of $14.5 billion);

•	delivered a 21.6 percent return on average capital employed (second among principal energy industry peers BP, ConocoPhillips, ExxonMobil and Royal Dutch Shell);

•	generated a total stockholder return of 20.3 percent (first among principal energy industry peers);

•	delivered world-class safety performance (first among principal energy industry peers in Days Away From Work Rate and Total Recordable Incident Rate); and

•	raised our dividend twice, marking the 24th consecutive year of increases.

In our upstream business, we:

•	ranked No.1 in earnings per barrel (first among principal energy industry peers);

•	began initial production of the Platong Gas II project in Thailand;

•	advanced our Angola liquefied natural gas (LNG) project and Usan deepwater development offshore Nigeria;

•	advanced our Big Foot and Jack/St. Malo projects in the U.S. Gulf of Mexico; and

•	advanced our two world-class LNG projects in Western Australia—Gorgon achieved key construction milestones, and we broke ground on Wheatstone.

In our global downstream and chemicals business, we:

•

ranked No. 1 in earnings per barrel among principal energy industry peers, reflecting successful efforts to reshape our global portfolio to improve efficiency, enhance market focus and grow returns; and

•	ranked No. 1 in refinery utilization in the third straight biennial Solomon Associates refinery benchmark study.

Executive Compensation (Continued)

Our NEOs’ 2011 individual performance highlights include the following:

J.S. Watson	•	record earnings and cash flow from operations, and strong per share performance versus peers
	•	competitor-leading and world-class safety performance
	•	development and implementation of value-creating strategies and investments
P.E. Yarrington	•	outstanding internal controls performance
	•	excellent cash and balance sheet management, as reflected by key financial decisions
	•	highly effective outreach to and relationships with the financial community
G.L. Kirkland	•	competitor-leading performance in upstream earnings per barrel and return on capital employed
	•	excellent execution of major capital projects as demonstrated by key milestone attainment
	•	successful portfolio additions of producing and prospective acreage
M.K. Wirth	•	successful execution of restructuring program to reduce costs and improve returns
	•	successful implementation of asset sales program
	•	top tier competitive performance in earnings per barrel and return on capital employed
R.H. Pate	•	continued reduction in outstanding litigation docket through successful case resolution
	•	outstanding management of Ecuador and other major litigation matters
	•	effective support of major transactions and commercial activity

Our Management Compensation Committee

Our core compensation principles and objectives are sustained, in part, by our Board of Directors and its Management Compensation Committee’s independent oversight of NEO compensation. Our Management Compensation Committee is responsible for NEO compensation. The Committee is composed entirely of “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under the NYSE Corporate Governance Standards. The Committee annually reviews and determines NEO compensation; however, for our CEO’s compensation, the Committee makes recommendations to the nonemployee Directors of the Board, who determine his compensation. A complete description of the Committee’s authority and responsibility is set forth in its charter, which is available on our website at www.chevron.com and in print upon request.

Executive Compensation (Continued)

To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the core principles discussed above, the Committee utilizes a variety of tools, as described below.

Independent Compensation Consultant

The Committee retains an independent compensation consultant—Exequity LLP—to assist it with its duties. The Committee has the exclusive right to select, retain and terminate Exequity as well as to approve any fees, terms or other conditions of Exequity’s service. Exequity and its lead consultant report directly to the Committee, but when directed to do so by the Committee, work cooperatively with Chevron’s management to develop analyses and proposals for presentations to the Committee. The Committee reviews the performance of the independent consultant on an annual basis and determines whether to continue the relationship. In 2011, the Committee determined that retaining Exequity in the role of independent compensation consultant was appropriate.

In 2011, Exequity provided the Committee with a review of general industry trends and the broad executive compensation climate, as well as specific advice concerning Chevron’s NEO compensation practices, including analysis of our base salary, short-term and long-term incentive, and benefits practices against those of our peers (identified below). More particularly, during 2011, Exequity:

•	managed an annual executive pay analysis covering base salary, short-term incentives and long-term incentives for our CEO and other NEOs;

•

attended all Committee meetings (including executive sessions) and presented results of analysis and any key recommendations for Committee action, specifically recommendations for CEO pay, annual cash incentive and long-term equity incentive awards;

•	discussed emerging trends and technical issues at designated Committee meetings during the year and reviewed and commented on management proposals, as appropriate; and

•	responded to miscellaneous Committee requests, including requests for analysis and trends in incentive pay design, executive benefits and disclosure requirements.

The Committee reviewed information provided by Exequity to determine the appropriate level and mix of compensation for each NEO in light of Chevron’s compensation principles and objectives. Exequity’s analysis showed that Chevron’s NEO compensation is appropriately designed and administered and appropriately competitive for the industry in which Chevron operates.

Internal Compensation Specialists

The Committee relies upon our internal compensation specialists for additional counsel, data and analysis.

CEO Recommendations

The Committee relies upon our CEO for compensation recommendations for the NEOs other than himself. The CEO and the Committee discuss the CEO’s assessment of the NEOs and any other factors the CEO believes may be relevant for the Committee’s consideration.

Peer Group Practices

The Committee’s compensation decisions for our NEOs are compared with the pay practices of our competitors and other large public companies. We utilize an Oil Industry Peer Group and a Non-Oil Industry Peer Group for evaluating our NEO compensation practices and levels. The purpose of these comparisons is to help the Committee understand generally how each NEO’s total compensation

Executive Compensation (Continued)

opportunity compares with the total compensation opportunities of persons in reasonably similar positions at these companies. The Committee does not use these comparisons to establish any benchmarks or performance targets for setting NEO compensation.

The Oil Industry Peer Group consists of 12 oil and energy industry companies. Four of these companies (highlighted in blue) are the larger, global, integrated energy companies most comparable to Chevron in size, scale and scope of operations and are used as a comparison for performance share determination, which we discuss below in “Long-Term Incentive Plan of Chevron Corporation.”

Anadarko Petroleum	Marathon Oil
BP	Occidental Petroleum
ConocoPhillips*	Royal Dutch Shell
Devon Energy	Sunoco
ExxonMobil	Tesoro
Hess	Valero Energy

*	For 2012, the Committee replaced ConocoPhillips with Total in view of ConocoPhillips’ decision to separate its upstream and downstream operations into separate publicly traded companies.

The companies in the Oil Industry Peer Group are our primary competitors for executive-level talent and have substantial U.S. or global operations that most nearly approximate the size, scope and complexity of our business or segments of our business. The compensation practices and levels of the companies in this peer group are reviewed in connection with determining NEO base salaries, Chevron Incentive Plan (CIP) awards and Long-Term Incentive Plan (LTIP) awards (described below). Data concerning these companies is derived from the Oil Industry Job Match Survey, an annual survey published by Towers Watson, and from these companies’ proxy statements or other public disclosures.

The Non-Oil Industry Peer Group consists of 22 non-oil and energy industry companies.

3M	Ford Motor	Lockheed Martin
Alcoa	General Electric	Merck
American Electric Power	Hewlett-Packard	Northrop Grumman
AT&T	Honeywell	PepsiCo
Boeing	IBM	Pfizer
Caterpillar	Intel	Verizon Communications
Dow Chemical	International Paper
Duke Energy	Johnson & Johnson

We believe it is important to periodically compare our overall compensation practices (and those of the oil and energy industry generally) against a broader mix of companies to ensure that our compensation practices are reasonable when compared with non-energy companies that are similar to Chevron in size, complexity and scope of operations. The companies that make up this peer group remain generally the same from year to year unless market events such as mergers or acquisitions merit replacing one company with another. When determining the companies to be included in the Non-Oil Industry Peer Group, we look for companies of significant financial and operational size whose

Executive Compensation (Continued)

products are primarily commodities and that have, among other things, global operations, significant assets and capital requirements, long-term project investment cycles, extensive technology portfolios, an emphasis on engineering and technical skills, and extensive distribution channels. Data concerning these companies is derived from the Total Compensation Measurement Database, a proprietary source of compensation data and analysis developed by Hewitt Associates.

Prior-Year Say-on-Pay Lookback

The Committee annually considers the results of the most recent advisory vote on NEO compensation. In 2011, more than 97 percent of stockholders who voted approved the compensation of Chevron’s NEOs, and the Committee interpreted this strong level of support as affirmation of the current design, purposes and direction of Chevron’s executive compensation programs.

Compensation Risk Analysis

The Committee annually reviews our compensation strategy, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on the Company.

PART II. COMPENSATION COMPONENTS

The material components of our executive compensation program, their purpose and key characteristics are summarized in the following chart.

Compensation Element	Form	Purpose	Key Characteristics
Base Salary	Cash	Provide a fixed level of competitive compensation to help us attract and retain strong executive talent through a full career	Work with independent consultant on CEO base salary to ensure competitiveness; for other NEOs, focus on their assigned salary grade and individual performance
Annual Incentive Plan	Cash	Reward NEOs for annual enterprise, business unit and individual performance	At-risk short-term performance management and development tool Balance between short-and longer-term decisions and financial and operating results

Executive Compensation (Continued)

Compensation Element	Form	Purpose	Key Characteristics
Annual Long-Term Equity Incentive	Stock options; performance shares; restricted stock units	Give NEOs an equity stake in the business to encourage performance that significantly increases long-term stockholder return	Direct link to stockholders; stock options have no value unless stock price increases Largest piece of senior executive compensation Drives sustainability in decision making
Other Benefits and Retirement Programs	Cash lump sum or annuity for retirement; cash and/or stock for the savings plans	Encourage retention and reward long-term employment	Provide basic level of security Value/benefit increases with tenure

Allocation Among Components

No specific formula is used to determine the allocation of an NEO’s total annual compensation among base salary, short-term and long-term incentives, and benefits. However, we believe each NEO’s short-term and long-term, or at-risk, incentives should represent more than half of his or her annual compensation opportunity and be linked directly to the value delivered to stockholders.

In 2011, the portion of the CEO’s total compensation (base salary, annual incentive plan and annual long-term equity incentive plan—grant date fair value) that was at risk is illustrated as follows:

In 2011, the portion of the other NEOs total compensation that was at risk is illustrated as follows:

Executive Compensation (Continued)

Base Salary

The first material component of our NEOs’ compensation is base salary. We believe that base salaries should:

•	compete with the base salaries of persons in similar positions at the companies in our Oil Industry Peer Group;

•	support our desired balance between short-term and long-term, or at-risk, compensation; and

•	supplement Chevron’s career employment model.

How the Independent Directors Determine Our CEO’s Base Salary

The Committee and the other independent Directors believe that Mr. Watson’s base salary should be competitive with the other chief executive officers in our Oil Industry Peer Group. As part of its annual evaluation of Mr. Watson’s base salary, the Committee’s independent consultant reviews and reports to the Committee on the relation of Mr. Watson’s base salary to that of his peers in our Oil Industry and Non-Oil Industry Peer Groups. The Committee does not have a predetermined target or range within the Oil Industry Peer Group as an objective for Mr. Watson’s base salary. Instead, the Committee exercises its discretion, taking into account:

•	the data provided by the Committee’s independent consultant;

•	the relative size, scope and complexity of our business;

•	Mr. Watson’s performance; and

•	the aggregate amount of Mr. Watson’s compensation package.

After considering these things, the Committee makes a recommendation to the independent Directors, and the independent Directors determine Mr. Watson’s base salary.

In March 2011, independent directors approved a $100,000 increase in Mr. Watson’s base salary in light of specific accomplishments, described on page 28. As a result, Mr. Watson was ranked fourth among the base salaries of chief executive officers in our Oil Industry Peer Group and 14th among the base salaries of chief executive officers in our Non-Oil Industry Peer Group. This base salary was effective April 1, 2011.

NEO	2010 Base Salary	2011 Base Salary	Percentage Increase Over Prior Year
J.S. Watson	$1,500,000	$1,600,000	6.7%

How the Committee Determines Our Other NEOs’ Base Salaries

For our other NEOs, base salary is a function of two things:

•	the NEO’s assigned base salary grade; and

•	individual qualitative considerations, such as individual performance, experience, skills, competitive positioning, retention objectives and leadership responsibilities relative to other NEOs.

Executive Compensation (Continued)

Mr. Watson makes recommendations to the Committee as to the base salaries for each of our other NEOs. The Committee makes base salary determinations for all NEOs, and the independent Directors review and ratify the determinations.

Salary Grades and Salary Grade Ranges.    Each NEO is assigned to a base salary grade. Each grade has a base salary minimum, midpoint and maximum that constitute the salary range for that grade, except for the CEO and Vice Chairman positions, which do not have salary grade ranges because they are single incumbent positions. Salary grades and the appropriate salary ranges are determined through market surveys of positions of comparable level, scope, complexity and responsibility. We believe that base salary grade ranges should be competitive with the base salary ranges for persons in similar positions at the companies within our Oil Industry Peer Group, although the Committee does not have a predetermined position within that group. The Committee annually reviews the ranges and may approve increases in the base salary grade ranges if it determines that adjustments are necessary to maintain this competitiveness. Because our NEOs occupy the most senior leadership and management positions at Chevron, the positions are assigned to the highest salary grades. In 2011, the Committee approved the following changes in the base salary grade ranges for our NEOs:

NEO	2010 Salary Range	2011 Salary Range	Percentage Increase
P.E. Yarrington	$687,000 – $1,031,000	$712,000 – $1,068,000	3.6%
G.L. Kirkland	N/A	N/A	N/A
M.K. Wirth	$687,000 – $1,031,000	$712,000 – $1,068,000	3.6%
R.H. Pate	$566,000 – $850,000	$586,000 – $878,000	3.4%

2011 Base Salaries.    Each NEO’s base salary is reviewed annually by the Committee and may be adjusted for a variety of reasons, including individual performance, experience, skills, competitive positioning, retention objectives and leadership responsibilities relative to other NEOs. In March 2011, the Committee approved the following increases in the base salaries of our other NEOs in light of specific accomplishments, described on page 28. These base salaries were effective April 1, 2011.

NEO	2010 Base Salary	2011 Base Salary	Percentage Increase Over Prior Year
P.E. Yarrington	$800,000	$860,000	7.5%
G.L. Kirkland	$1,200,000	$1,300,000	8.3%
M.K. Wirth	$900,000	$955,000	6.1%
R.H. Pate	$694,000	$739,000	6.5%

We report base salary received by each NEO in 2011 in the “Summary Compensation Table.” As described in “Retirement Programs and Other Benefits,” NEOs are eligible to defer up to 40 percent of their base salary over the Internal Revenue Code section 401(a)(17) limit for payment upon retirement or separation from service. We describe the aggregate NEO deferrals in 2011 in the “Nonqualified Deferred Compensation Table.”

Chevron Incentive Plan (CIP)

The second material component of our NEOs’ compensation is an annual cash incentive, the Chevron Incentive Plan award. We believe CIP awards should:

•	reward the NEOs for business and individual performance;

Executive Compensation (Continued)

•	encourage effective short-term performance while balancing long-term focus;

•	provide a significant portion of total compensation opportunity that is at risk; and

•	be externally competitive.

In March 2012, CIP awards for the 2011 performance year were made to the NEOs as detailed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

How We Determine CIP Awards

Annual CIP awards for our NEOs are determined using the following formula:

Base Pay Rate	×	CIP Award Target	×	Corporate Performance Rating	×	Individual Performance Modifier

As described below, the Corporate Performance Rating and the NEOs’ individual performance modifier are not determined by a formula or on the basis of predetermined financial or performance targets. Rather, the Committee exercises its discretion based upon the factors described below. With respect to each NEO other than the CEO, the CEO makes CIP recommendations to the Committee.

CIP Award Target.    Prior to the beginning of each performance year—in this case 2011—the Committee establishes a CIP Award Target for each NEO, which is based on a percentage of the NEO’s base salary. All individuals in the same salary grade have the same CIP Award Target because we believe that CIP awards, like salaries, should be internally consistent. The Committee sets the percentage of base salary for each salary grade to be competitive with similar awards to persons in reasonably similar positions at companies in our Oil Industry Peer Group. For determining the CIP Award Target for Mr. Watson, our CEO, the Committee relies on data covering CEOs in the Oil Industry Peer Group that is provided by its independent consultant. For the rest of the NEOs, the Committee relies upon data from the Oil Industry Job Match Survey (described above) to ensure that the CIP Award Targets for these NEOs are generally competitive.

Corporate Performance Rating.    We believe that CIP awards for NEOs should be largely determined by our overall corporate performance. After the end of the performance year, the Committee sets the Corporate Performance Rating to reflect its overall assessment of Company performance based on a broad cross section of key performance indicators (summarized below). There are no relative weights assigned to individual metrics and no set formula for determining the Corporate Performance Rating. Instead, the Committee exercises its discretion by taking into account the Company’s performance compared with Board-approved business plan objectives and industry competitors.

Executive Compensation (Continued)

Indicators Evaluated for Corporate Performance Rating

Safety and Operational Excellence	Financial Performance
Indicators of workforce and process safety and reliability, including: • Days Away From Work Rate • Total Recordable Incident Rate • Refinery Utilization Rate

Key results at the business unit and enterprise level:

•  Corporate earnings

•  Return on average capital employed

•  Upstream earnings per barrel of net production

•  Downstream adjusted dollars per barrel earnings

Results of Operations	Stockholder Return

Various measures of progress toward strategic

objectives and efficiency, including:

•  Crude oil, natural gas liquids and natural gas production

•  Achievement of strategic milestones, especially major capital projects

One-year and sustained total stockholder return (TSR) compared with the TSR of Chevron’s top competitors in our Oil Industry Peer Group (BP, ConocoPhillips, ExxonMobil, and Royal Dutch Shell)

The Committee also relies on data provided by its independent consultant for determining that the amounts are competitive and in line with relative performance. Based on its assessment of Chevron’s performance in these areas, described on page 27, and in recognition of the desire to position Chevron’s awards above the competitor average, the Committee set a Corporate Performance Rating of 180 percent. The Corporate Performance Rating is the same for each NEO.

Individual Performance Modifier.    We believe that CIP awards should also reflect an NEO’s performance as a member of Chevron’s senior leadership team. After the Committee has applied the Corporate Performance Rating to the CIP Award Target for each NEO, the Committee exercises its discretion in further adjusting the final CIP award to take into account individual performance, including business performance in the areas of responsibility reporting to the NEO and his or her units’ operational excellence performance (safety, environmental stewardship, etc.) and capital stewardship. The list of individual performance accomplishments are described on page 28. The Committee does not use a predetermined set of metrics, performance targets or formula in considering individual performance. Instead, the Committee uses its judgment and discretion in analyzing the individual performance of each NEO, including how the business units reporting to the NEO performed.

2011 CIP Awards.    Individual modifiers and final award values for the NEOs are shown below:

Mr. Watson received an award of $4,000,000. This amount reflects the amount of his base salary ($1,600,000) multiplied by his CIP Award Target percentage of 130 percent multiplied by the Corporate Performance Rating of 180 percent, resulting in an award of $3,744,000. The remaining $256,000 of Mr. Watson’s award is attributable to the Committee’s and Board’s assessment of his individual performance, described on page 28.

Ms. Yarrington received an award of $1,425,000. This amount reflects the amount of her base salary ($860,000) multiplied by her CIP Award Target percentage of 80 percent multiplied by the Corporate Performance Rating of 180 percent, resulting in an award of $1,238,400. The remaining $186,600 of Ms. Yarrington’s award is attributable to the Committee’s and Board’s assessment of her individual performance, described on page 28.

Executive Compensation (Continued)

Mr. Kirkland received an award of $2,600,000. This amount reflects the amount of his base salary ($1,300,000) multiplied by his CIP Award Target percentage of 100 percent multiplied by the Corporate Performance Rating of 180 percent, resulting in an award of $2,340,000. The remaining $260,000 of Mr. Kirkland’s award is attributable to the Committee’s and Board’s assessment of his individual performance, described on page 28.

Mr. Wirth received an award of $1,500,000. This amount reflects the amount of his base salary ($955,000) multiplied by his CIP Award Target percentage of 80 percent multiplied by the Corporate Performance Rating of 180 percent, resulting in an award of $1,375,200. The remaining $124,800 of Mr. Wirth’s award is attributable to the Committee’s and Board’s assessment of his individual performance, described on page 28.

Mr. Pate received an award of $1,075,000. This amount reflects the amount of his base salary ($739,000) multiplied by his CIP Award Target percentage of 75 percent multiplied by the Corporate Performance Rating of 180 percent, resulting in an award of $997,650. The remaining $77,350 of Mr. Pate’s award is attributable to the Committee’s and Board’s assessment of his individual performance, described on page 28.

Long-Term Incentive Plan of Chevron Corporation (LTIP)

The third material component of our NEOs’ compensation is an annual long-term equity incentive, or Long-Term Incentive Plan award, consisting of a mix of stock options and performance shares. We believe that LTIP awards should:

•	give NEOs a meaningful equity stake in our business;

•	encourage performance that significantly increases long-term stockholder return;

•	provide a significant portion of the total compensation opportunity that is at risk;

•	align directly with stockholder value and our long-term, career employment model; and

•

increase in value only to the extent stockholder value increases, meaning, if stockholder value does not increase, the LTIP awards are greatly diminished in value and, in some circumstances, may even have no value.

NEOs are eligible to receive an LTIP award annually. Annual LTIP awards are not given on the basis of past performance; rather they are given on the basis of prospective contribution, retention and incentive. Our NEOs received LTIP awards as detailed in the “Grants of Plan-Based Awards in Fiscal Year 2011” table.

How We Structure Annual LTIP Awards

Each NEO’s annual LTIP award consists of two components—nonstatutory/nonqualified stock options (60 percent) and performance shares (40 percent). We believe using these two kinds of equity incentive awards is appropriate because they are both linked directly to stockholder returns. Stock options provide an absolute measure of performance that is tied directly to the stock market, whereas performance shares add a relative measure of performance. These awards have little or no value unless, in the case of stock options, our stock price appreciates and, in the case of performance shares, our total stockholder return (TSR) compares favorably with the TSRs of our principal energy

Executive Compensation (Continued)

industry peers—BP, ConocoPhillips, ExxonMobil and Royal Dutch Shell. The Committee decided to use these companies for TSR ranking to ensure that the potential for payout is based on Chevron’s performance as compared with companies that have substantial operations; that are most similar to Chevron in size, complexity of business, and scope and location of operations; and that primarily compete for stockholder investment in the large energy industry market.

Stock Options.    The actual number of shares is determined by dividing 60 percent of the value of the NEO’s LTIP award by the product of Chevron’s 90-day trailing average stock price multiplied by an estimated Black-Scholes value per share. Stock options are awarded with a strike price equal to the closing price on the grant date and vest over three years, one-third upon each anniversary of the grant date. Stock options expire 10 years from the grant date. An NEO may exercise his or her stock options and either sell or hold the shares subject to the option. We report the value of each NEO’s 2011 stock option exercises in the “Option Exercises and Stock Vested in Fiscal Year 2011” table.

Performance Shares.    The actual number of shares is determined by dividing 40 percent of the value of the NEO’s LTIP award by the 90-day trailing average stock price. An NEO is eligible to receive a percentage of the cash value of the performance shares at the end of the applicable three-year performance period. The value of the performance share payout depends on how our TSR for the same period compares with that of our top competitors in our Oil Industry Peer Group—BP, ConocoPhillips, ExxonMobil and Royal Dutch Shell. For example, performance shares awarded in March 2011 will not be eligible for payout (if any) until 2014; any performance share payouts occurring in 2011 were from performance shares granted in 2008. For awards granted after January 1, 2011, the Committee may, in its discretion, adjust the cash payout of performance shares downward if it determines that business or economic considerations warrant such an adjustment.

TSR was chosen as a measure of performance because it recognizes the profitable management of assets, operating efficiencies and progress in meeting Chevron’s strategic objectives. TSR is the change in value of a share of common stock over the performance period, measured in terms of average compound annual growth. It assumes that dividends are reinvested in additional shares. TSR is calculated as follows:

TSR =	(20-day average ending stock price (–) 20-day average beginning stock price (+) reinvested dividend value)
20-day average beginning stock price

Depending on Chevron’s TSR rank compared with the peer group, the following performance modifiers apply to the calculation of each performance share payment.

Relative rank	1	2	3	4	5
Modifier	200%	150%	100%	50%	0%

In the footnotes to the “Option Exercises and Stock Vested Table in Fiscal Year 2011,” we describe the method for calculating the payout value of performance share awards. Performance share payments are made in cash and are equal to the number of performance shares granted multiplied by the performance modifier multiplied by the 20-day average Chevron stock price at the end of the three-year performance period.

For stock options and performance shares, we describe the effects of separation from service in the “Potential Payments Upon Termination or Change-in-Control” tables.

LTIP is designed to provide the main proportion of a senior executive’s pay opportunity and is contingent upon achieving sustained superior performance and, in the case of performance shares,

Executive Compensation (Continued)

performance relative to our competitors, as demonstrated in the marketplace through a relatively higher equity price. LTIP awards are also designed to incentivize long-term decision making as illustrated in the following chart.

Performance share payout occurs at end of three-year performance period. Amount paid depends on Chevron’s relative TSR (0-200%).

Stock options have a three-year graduated vesting schedule. Stock price appreciation creates value. Our NEO average hold time to exercise is 6 years.

Payout is not guaranteed.

The CEO.    In determining the size of an annual LTIP award for the CEO, the Committee relies upon input from its independent consultant and the data from the Oil Industry Job Match Survey (described above). Based on the size, scope and complexity of our business, the Committee and the other independent Directors believe that the value of the CEO’s annual LTIP award at grant should be competitive with similar awards granted to other chief executive officers of other companies in our Oil Industry Peer Group. The Committee does not have predetermined performance targets or a predetermined range within the Oil Industry Peer Group as an objective for awards. On January 26, 2011, the Committee recommended and the Board approved an annual LTIP award for Mr. Watson, which on that date had an economic value competitive with similar awards granted to the other chief executive officers in our Oil Industry Peer Group, consisting of:

NEO	Stock Options	Performance Shares
J.S. Watson	340,000	53,000

NEOs Other Than the CEO.    For NEOs other than the CEO, the size of an annual LTIP award is a function of the NEO’s salary grade. At the beginning of the performance year, the Committee sets the annual LTIP award size for each salary grade. The Committee believes that the value of an NEO’s annual LTIP award should be generally equivalent to the average of the value of similar awards to persons in similar positions at companies of similar size and scope in our Oil Industry Peer Group. The Committee does not, however, fix predetermined performance targets or comparative percentiles for awards. In determining the size of the NEO’s annual LTIP award, the Committee relies upon input from its independent consultant and the data from the Oil Industry Job Match Survey (described above).

On January 26, 2011, the Committee approved annual LTIP awards for each of the NEOs other than the CEO, which on that date had an economic value competitive with similar awards granted to other NEOs in our Oil Industry Peer Group, as follows:

NEO	Stock Options	Performance Shares
P.E. Yarrington	132,000	21,000
G.L. Kirkland	190,000	30,000
M.K. Wirth	132,000	21,000
R.H. Pate	95,000	15,000

Executive Compensation (Continued)

From time to time, the Committee may exercise its discretion to award restricted stock units (RSUs). In December 2011, the Committee awarded RSUs for retention purposes to Mr. Pate (22,500), Mr. Wirth (15,000) and Ms. Yarrington (15,000). The terms of the awards are described in the footnotes to the “Grants of Plan-Based Awards in Fiscal Year 2011” table.

In the “Summary Compensation Table” and the “Grants of Plan-Based Awards in Fiscal Year 2011” table, we report the actual grant date value and terms of the awards granted in 2011 to each NEO.

Retirement Programs and Other Benefits

The fourth material component of our NEOs’ compensation includes retirement programs and other benefits. We believe that these programs and benefits should:

•	provide increased rewards for higher-performing, longer-tenured employees, in support of our long-term business life cycle;

•	complement our career employment model; and

•	encourage retention and long-term employment.

Retirement Programs

Since many of our business decisions have long-term horizons and to help ensure our executives have a vested interest in our future profitability, the retirement programs are designed to allow executives to increase their benefits due to longer service.

NEO retirement programs are comparable with our broad-based retirement programs (traditional defined-benefit pension plans and savings plans) except for the inclusion of executive earnings not permitted in the ERISA qualified retirement plans because of IRS limitations. NEOs are eligible to participate in the following retirement programs:

•

Chevron Retirement Plan (CRP): A defined-benefit pension plan that is intended to be tax qualified under Internal Revenue Code section 401(a). NEOs who meet the age, service and other requirements of the CRP are eligible for a pension after retirement. In the “Summary Compensation Table” and “Pension Benefits Table,” we report the change in pension value in 2011 and the present value of each NEO’s accumulated benefit under the CRP.

•

Chevron Retirement Restoration Plan (RRP): An unfunded and nonqualified defined-benefit restoration pension plan that is designed to provide benefits comparable with those provided by the CRP but that cannot be paid from the CRP because of IRS limitations on benefits and earnings imposed on tax-qualified plans. In the “Pension Benefits Table” and accompanying narrative, we describe how the RRP works and present the current value of each NEO’s accumulated benefit under the RRP.

•

Employee Savings Investment Plan (ESIP): A defined contribution plan that is intended to be tax qualified under Internal Revenue Code section 401(k). NEOs who contribute at least 2 percent of their annual compensation (i.e. base salary and CIP award) to the ESIP receive a Company matching contribution equal to 8 percent (or 4 percent if the NEO contributes 1 percent) of their annual compensation until their compensation exceeds the Internal Revenue Code limit ($245,000 in 2011). In the “Summary Compensation Table,” we describe Chevron’s contributions to each NEO’s plan account.

Executive Compensation (Continued)

•

Employee Savings Investment Plan Restoration Plan (ESIP-RP): A nonqualified defined contribution restoration plan that provides for a Chevron matching contribution that would have been paid into the ESIP but for the fact that the NEO’s annual compensation (i.e., base salary) exceeded the Internal Revenue Code limit ($245,000 in 2011). NEOs who contribute at least 2 percent of their base salary to the Deferred Compensation Plan receive a Company matching contribution into this plan equal to 8 percent of the NEO’s base salary that exceeds the Internal Revenue Code limit. In the “Nonqualified Deferred Compensation Table,” we describe Chevron’s contributions to each NEO’s account.

•

Deferred Compensation Plan (DCP): An unfunded and nonqualified defined contribution plan that permits NEOs to defer up to 90 percent of their CIP awards and LTIP performance shares and up to 40 percent of their base salary above the Internal Revenue Code section 401(a)(17) limit for payment after retirement or separation from service. Deferred amounts can appreciate in value based upon the performance of Chevron’s common stock and other funds provided by the plan administrator. In the “Nonqualified Deferred Compensation Table,” we describe the aggregate NEO deferrals and earnings in 2011.

Benefit Programs

The same health and welfare programs, including post-retirement health care, that are broadly available to our employees on the U.S. payroll also apply to NEOs, with no other special programs.

Perquisites

Perquisites for NEOs are limited and consist principally of financial counseling fees, executive physicals, home security and the aggregate incremental costs to Chevron for personal use of Chevron automobiles and aircraft. The Management Compensation Committee periodically reviews our policies with respect to perquisites. In the “Summary Compensation Table,” we report each NEO’s perquisites in 2011.

PART III. OTHER MATTERS

Stock Ownership Guidelines

We require our NEOs to hold prescribed levels of Chevron common stock, further linking their interests with those of our stockholders. The levels are based on a multiple of each NEO’s base salary as follows: CEO, five times; Vice Chairman, Executive Vice Presidents and Chief Financial Officer, four times; all other executive officers, two times. Executives have five years to attain their stock ownership guideline. Based upon our closing stock price on December 31, 2011, our CEO had a stock ownership base-salary multiple of 5.5 times, and our other NEOs averaged a stock ownership base-salary multiple of 6.7 times.

Employment, Severance or Change-in-Control Agreements

We do not generally maintain employment, severance or change-in-control agreements with our NEOs. Upon retirement or separation from service for other reasons, NEOs are entitled to certain accrued benefits and payments generally afforded other employees. We describe these benefits and payments in the “Pension Benefits,” “Nonqualified Deferred Compensation” and “Potential Payments Upon Termination or Change-in-Control” tables. In February 2012, Mr. Pate and Chevron mutually terminated his employment agreement described in last year’s Proxy Statement in favor of an

Executive Compensation (Continued)

agreement relating solely to the vesting of Mr. Pate’s outstanding equity awards, if any, if Mr. Pate’s employment is terminated for any reason on or after August 1, 2019. We describe the effect of this agreement in the footnotes to the table for Mr. Pate in “Potential Payments Upon Termination or Change-in-Control.”

Compensation Recovery Policies

The Chevron Incentive Plan, Long-Term Incentive Plan of Chevron Corporation, Chevron Deferred Compensation Plan for Management Employees, Chevron Retirement Restoration Plan, and Employee Savings Investment Plan—Restoration Plan include provisions permitting us to “claw back” certain amounts of compensation awarded to an NEO at any time after June 2005 if an NEO engages in certain acts of misconduct, including, among other things: embezzlement, fraud or theft, disclosure of confidential information, or other acts that harm our business, reputation or employees; misconduct resulting in Chevron having to prepare an accounting restatement; or failure to abide by post-termination agreements respecting confidentiality, noncompetition or nonsolicitation.

Tax Gross-Ups

We do not pay tax gross-ups to our NEOs.

The Tax Deductibility of NEO Compensation

We have designed awards under the CIP and LTIP to qualify for deduction under Section 162(m) of the Internal Revenue Code, which permits Chevron to deduct certain compensation paid to our CEO and other three most highly paid executives (excluding the Chief Financial Officer) if compensation in excess of $1 million is performance-based. The performance-based criteria in both the CIP and the LTIP were reapproved by stockholders in 2009. The Management Compensation Committee intends to continue seeking a tax deduction for all qualifying compensation within the Section 162(m) limits to the extent it is in the best interests of Chevron and its stockholders.

Executive Compensation (Continued)

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of our named executive officers, or “NEOs,” for the fiscal year ending December 31, 2011, and for the fiscal years ending December 31, 2010 and 2009, if they were NEOs in those years. The primary components of each NEO’s compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
J.S. Watson, Chairman and CEO (7)	2011 2010 2009	$1,570,833 $1,479,167 $ 946,042	$5,064,680 $3,752,400 $2,382,730	$7,221,600 $5,535,200 $2,611,200	$4,000,000 $3,000,000 $1,200,000	$6,592,206 $2,273,265 $1,553,664	$277,397 $220,496 $ 99,055	$24,726,716 $16,260,528 $ 8,792,691
P.E. Yarrington, Vice President & Chief Financial Officer	2011 2010 2009	$ 842,500 $ 776,667 $ 707,708	$3,572,160 $1,486,800 $1,728,070	$2,803,680 $2,197,800 $1,996,800	$1,425,000 $1,050,000 $ 700,000	$2,577,459 $1,273,493 $1,154,130	$ 67,790 $ 62,133 $ 59,170	$11,288,589 $ 6,846,893 $ 6,345,878
G.L. Kirkland, Vice Chairman & Executive Vice President (7)	2011 2010 2009	$1,270,833 $1,191,667 $ 946,042	$2,866,800 $2,124,000 $2,382,730	$4,035,600 $3,093,200 $2,611,200	$2,600,000 $2,150,000 $1,260,000	$5,571,418 $3,686,572 $2,851,301	$168,112 $116,603 $ 94,648	$16,512,763 $12,362,042 $10,145,921
M.K. Wirth, Executive Vice President	2011 2010	$ 938,958 $ 896,667	$3,572,160 $2,533,340	$2,803,680 $2,197,800	$1,500,000 $1,250,000	$2,474,409 $ 862,826	$ 89,583 $119,257	$11,378,790 $ 7,859,890
R.H. Pate Vice President & General Counsel	2011 2010	$ 725,875 $ 681,167	$3,781,500 $1,132,800	$2,017,800 $1,660,560	$1,075,000 $ 850,000	$ 132,686 $ 61,387	$ 79,711 $ 90,205	$ 7,812,572 $ 4,476,119

(1)	Reflects actual salary earned during the fiscal year covered. Compensation is reviewed after the end of each year, and salary increases, if any, are generally effective April 1 of the following year. The table below reflects the annual salary rate and effective date for the years in which each person was an NEO and the amounts deferred under the Deferred Compensation Plan for Management Employees (DCP).

Name	Salary Effective Date	Salary	Total Salary Deferred Under the DCP
J.S. Watson	April 2011	$1,600,000	$534,083
	January 2010	$1,500,000	$ 24,683
	April 2009	$1,000,000	$ 14,021
P.E. Yarrington	April 2011	$860,000	$337,000
	April 2010	$800,000	$310,667
	April 2009	$720,000	$283,083
G.L. Kirkland	April 2011	$1,300,000	$ 20,517
	January 2010	$1,200,000	$ 18,933
	April 2009	$1,000,000	$ 14,021
M.K. Wirth	April 2011	$955,000	$ 13,879
	January 2010	$900,000	$ 13,033
R.H. Pate	April 2011	$739,000	$ 9,617
	April 2010	$694,000	$ 8,723

We explain the amount of salary in proportion to total compensation in our “Compensation Discussion and Analysis—Part II—Compensation Components—Allocation Among Components.”

(2)

Amounts for each fiscal year include the aggregate grant date fair value of performance shares and, in the case of Ms. Yarrington and Messrs. Wirth and Pate, restricted stock units (RSUs) granted under the Long-Term Incentive Plan of Chevron Corporation (LTIP). We calculate the grant date fair value of these awards in accordance with Financial Accounting

Executive Compensation (Continued)

Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718), as described in Note 20, “Stock Options and Other Share-Based Compensation,” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

For performance shares, the per-share grant date fair value was as follows: $95.56 for the 2011 grant, $70.80 for the 2010 grant and $82.57 for the 2009 grant. We use a Monte Carlo approach to calculate estimated grant date fair value. To derive estimated grant date fair value per share, this valuation technique simulates total stockholder return (TSR) for the Company and our top competitors in our Oil Industry Peer Group (ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips) using market data for a period equal to the term of the performance period, correlates the simulated returns within the peer group to estimate a probable payout value, and discounts the probable payout value using a risk-free rate for Treasury bonds having a term equal to the performance period. Performance shares are paid in cash, and the cash payout, if any, is based on market conditions at the end of the performance period and calculated in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2011” table, below. The terms of performance shares granted in 2011 are described in the “Grants of Plan-Based Awards in Fiscal Year 2011” table, below.

For Ms. Yarrington and Messrs. Wirth and Pate, the 2011 amount includes the aggregate grant date fair value of restricted stock units (RSUs) granted on December 6, 2011. The per-unit grant date fair value of the RSUs was $104.36, the closing price of Chevron common stock on the grant date. RSUs earn nonpreferential dividend equivalents and are paid in cash upon vesting, based on the Chevron common stock closing price on each vesting date. The number of shares subject to and the terms of these RSUs are described in the “Grants of Plan-Based Awards in Fiscal Year 2011” table, below.

(3)	Amounts reflect the aggregate grant date fair value for nonstatutory/nonqualified stock options granted under the LTIP. The per-option grant date fair value was as follows: $21.24 for the 2011 grant, $16.28 for the 2010 grant and $15.36 for the 2009 grant. We calculate the grant date fair value of these options in accordance with ASC Topic 718, as described in Note 20, “Stock Options and Other Share-Based Compensation,” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

(4)	2011 amounts reflect Chevron Incentive Plan awards for the 2011 performance year that were awarded in April 2012. Ms. Yarrington elected to defer 90 percent of her award, or $1,282,500, to the Deferred Compensation Plan for Management Employees. See “Compensation Discussion and Analysis—Part II—Chevron Incentive Plan” for a detailed description of CIP awards.

(5)	2011 amounts represent the aggregate change in the actuarial present value of the NEO’s pension value for the Chevron Retirement Plan (CRP) and the Chevron Retirement Restoration Plan (RRP) from January 1, 2011, through December 31, 2011, expressed as a lump sum. (The Deferred Compensation Plan and ESIP Restoration Plan (ESIP-RP) do not pay above-market or preferential earnings and are not represented in this table.)

2011 increases in the actuarial present value of an NEO’s pension value are attributable to four factors.

First, increases in highest average base salary and CIP awards, or Highest Average Earnings (HAE). Mr. Watson has now been CEO for two years, and his HAE, which also reflects two years of compensation at the CEO level, increased by approximately 42 percent. Ms. Yarrington’s HAE increased by approximately 21 percent, Mr. Kirkland’s by approximately 25 percent and Mr. Wirth’s by approximately 18 percent. Mr. Pate’s HAE increased by approximately 37 percent; however, he was hired in 2009, so last year’s HAE, which included compensation from 2009 and 2010, included only one CIP award, which was based on 2009 earnings, a partial year, and paid in 2010, and this year’s HAE includes two CIP awards, those paid in 2010 and 2011.

Second, the lower interest rate assumptions that were used to estimate the value of the benefit. A lower interest rate produces a greater pension value. The lump sums for determining the actuarial present values of the pension benefit are based on the Pension Protection Act of 2006 lump sum interest rates, and such rates for 2012 are equivalent to a rate that is approximately 1 percent less than the 2011 rates. In addition, this year’s discount rate, 3.75 percent, is 1 percent less than last year’s discount rate, 4.75 percent. The lower interest rates accounted for an average of 25 percent of the increase in pension value.

Third, an increase in the pension benefit for an additional year of benefit service earned in 2011. All of the NEOs worked for a full year in 2011, and therefore their pension benefits increased because they earned an additional year of benefit service.

Fourth, a shorter discount period to retirement age as a result of an additional year of benefit service. For all of the NEOs (except for Mr. Kirkland, who attained age 60 last year), the discount period to retirement age was shorter as of December 31, 2011. The result of a shorter discount period to retirement age is an increase in the pension values. The change in pension value for Mr. Pate is less relative to the other NEOs because his credited service is significantly less.

Executive Compensation (Continued)

(6)	All Other Compensation for 2011 includes the following items but excludes other arrangements that are generally available to our salaried employees on the U.S. payroll and do not discriminate in scope, terms or operations in favor of our NEOs, such as our relocation, medical, dental, disability and group life insurance programs.

	J.S. Watson	P.E. Yarrington	G.L. Kirkland	M.K. Wirth	R.H. Pate
ESIP Company Contributions (a)	$ 19,600	$19,600	$ 19,600	$19,600	$19,600
ESIP-RP Company Contributions (a)	$106,067	$47,800	$ 82,067	$55,517	$38,470
Perquisites (b)
Financial Counseling	$ 24,240	$ —	$ 18,168	$13,728	$13,728
Motor Vehicles	$ 2,953	$ —	$ 7,312	$ —	$ —
Corporate Aircraft (c)	$ 57,362	$ —	$ 40,575	$ —	$ —
Other (d)	$ 67,175	$ 390	$ 390	$ 738	$ 7,913
Total, All Other Compensation	$277,397	$67,790	$168,112	$89,583	$79,711

(a)	The Employee Savings Investment Plan is a tax-qualified defined contribution plan open to employees on the U.S. payroll. When an employee contributes 2 percent of earnings to the ESIP, the Company provides an 8 percent match. Employees may choose to contribute 1 percent and receive a 4 percent match. They may also choose to contribute an amount above 2 percent, but none of the amount above 2 percent is matched. The Company match up to IRS limits ($245,000 of income in 2011) is made to the qualified ESIP account. For amounts above the IRS limit, the executive can elect to have 2 percent of base pay directed into the Deferred Compensation Plan, and the Company will match those funds in the nonqualified ESIP Restoration Plan.

(b)	Items deemed perquisites are valued on the basis of their aggregate incremental cost to the Company. We do not provide tax gross-ups to our NEOs for any perquisites. Except in the case of corporate aircraft and motor vehicles, aggregate incremental cost is the same as actual cost.

(c)	Generally, executives are not allowed to use Company planes for personal use. For security reasons, the CEO has been requested to use a Company plane in most instances of travel. On a very limited basis, the CEO may authorize the personal use of a Company plane by other persons if, for example, it is in relation to and part of a trip that is otherwise business related or it is in connection with a personal emergency. Aggregate incremental cost was determined by multiplying the operating hours attributable to personal use by the average estimated direct operating costs and the addition of crew costs for overnight lodging and meals and other fees, as applicable.

(d)	For Mr. Watson, reflects the aggregate incremental cost of home security improvements following a home security assessment in 2011 ($65,938) and an executive physical ($1,237). For Mr. Wirth, includes the aggregate incremental cost of home security ($348). For Mr. Pate, includes the aggregate incremental cost of an executive physical ($7,523). In each case, aggregate incremental cost is the same as actual cost.

(7)	Messrs. Watson and Kirkland are also Directors of the Company but do not receive any additional compensation for their service.

Executive Compensation (Continued)

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011

The following table sets forth information concerning the grants of non-equity and equity incentive plan awards to our named executive officers, or “NEOs,” in 2011. Non-equity incentive plan awards are made under our Chevron Incentive Plan (CIP), and equity incentive awards (performance shares, stock options and restricted stock unit awards) are made under our Long-Term Incentive Plan of Chevron Corporation (LTIP). These awards are also described in our “Compensation Discussion and Analysis—Part II—Compensation Components—Long-Term Incentive Plan of Chevron Corporation.”

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards (6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J.S. Watson	CIP		—	$2,080,000	—	—	—	—	—	—	—	—
	Perf Shares	1/26/2011	—	—	—	13,250	53,000	106,000	—	—	—	$5,064,680
	Options	1/26/2011	—	—	—	—	—	—	—	340,000	$94.64	$7,221,600
P.E. Yarrington	CIP		—	$ 688,000	—	—	—	—	—	—	—	—
	Perf Shares	1/26/2011	—	—	—	5,250	21,000	42,000	—	—	—	$2,006,760
	Options	1/26/2011	—	—	—	—	—	—	—	132,000	$94.64	$2,803,680
	RSUs	12/6/2011	—	—	—	—	—	—	15,000	—	—	$1,565,400
G.L. Kirkland	CIP		—	$1,300,000	—	—	—	—	—	—	—	—
	Perf Shares	1/26/2011	—	—	—	7,500	30,000	60,000	—	—	—	$2,866,800
	Options	1/26/2011	—	—	—	—	—	—	—	190,000	$94.64	$4,035,600
M.K. Wirth	CIP		—	$ 764,000	—	—	—	—	—	—	—	—
	Perf Shares	1/26/2011	—	—	—	5,250	21,000	42,000	—	—	—	$2,006,760
	Options	1/26/2011	—	—	—	—	—	—	—	132,000	$94.64	$2,803,680
	RSUs	12/6/2011	—	—	—	—	—	—	15,000	—	—	$1,565,400
R.H. Pate	CIP		—	$ 554,250	—	—	—	—	—	—	—	—
	Perf Shares	1/26/2011	—	—	—	3,750	15,000	30,000	—	—	—	$1,433,400
	Options	1/26/2011	—	—	—	—	—	—	—	95,000	$94.64	$2,017,800
	RSUs	12/6/2011	—	—	—	—	—	—	22,500	—	—	$2,348,100

(1)	The CIP is an annual incentive plan that pays a cash award for performance and is paid in April following the performance year. See our “Compensation Discussion and Analysis—Part II—Compensation Components—Chevron Incentive Plan” for a detailed description of CIP awards. “Target” is the percentage of the NEO’s base salary set by the Management Compensation Committee prior to the beginning of the performance year. Actual 2011 performance year awards are shown in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column. Under the CIP, there is no threshold or maximum award.

(2)	Relates to performance share awards issued under the LTIP. See our “Compensation Discussion and Analysis—Part II— Compensation Components—Long-Term Incentive Plan of Chevron Corporation” for a detailed description of performance share awards. “Target” is the number of performance shares awarded in 2011. “Threshold” represents the lowest possible payout (25 percent of the grant) if there is a payout, and “Maximum” reflects the highest possible payout (200 percent of the grant). Performance shares are paid in cash, and the payout, if any, will occur at the end of the three-year performance period (January 2011 through December 2013) and is calculated in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2011” table, below.

(3)	Relates to restricted stock units (RSUs) granted under the LTIP. These RSUs earn nonpreferential dividend equivalents and will vest on the dates indicated below, provided the recipient is employed by the Company on the applicable vesting date. Upon vesting, RSUs are payable in cash, based on the Chevron common stock closing price on the vesting date.

Name	RSU Vesting Dates
P.E. Yarrington	50% on December 6, 2013; 50% on December 6, 2015
M.K. Wirth	50% on December 6, 2013; 50% on December 6, 2015
R.H. Pate	30% on December 6, 2014; 30% on December 6, 2016; 40% on December 6, 2018

Executive Compensation (Continued)

RSU grants are also described in our “Compensation Discussion and Analysis—Part II—Compensation Components—Long-Term Incentive Plan of Chevron Corporation” and Footnote 2 to the “Summary Compensation Table.”

(4)	Relates to nonstatutory/nonqualified stock options granted under the LTIP. See our “Compensation Discussion and Analysis—Part II—Compensation Components—Long-Term Incentive Plan of Chevron Corporation” for a description of stock option awards. Options have a 10-year term and vest 33.33 percent at each anniversary of the date of grant for three years.

(5)	The exercise price is the closing price of Chevron common stock on the grant date.

(6)	We calculate the grant date fair value of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC Topic 718) and as described in Footnotes 2 and 3 to the “Summary Compensation Table,” above.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth information concerning the outstanding equity incentive awards at December 31, 2011, for each of our named executive officers, or “NEOs.”

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
J.S. Watson		340,000 (3)	$94.640	1/26/2021	—	—	106,000 (4)	$16,917,600
	113,333	226,667 (5)	$73.700	1/27/2020
	113,333	56,667 (6)	$69.700	3/25/2019
	112,000		$84.960	3/26/2018
	125,000		$74.080	3/28/2017
	125,000		$56.630	3/23/2016
	115,000		$56.760	6/29/2015
P.E. Yarrington		132,000 (3)	$94.640	1/26/2021	15,000 (7)	$1,596,000	42,000 (8)	$6,703,200
	45,000	90,000 (5)	$73.700	1/27/2020
	86,666	43,334 (6)	$69.700	3/25/2019
	39,000		$84.960	3/26/2018
	44,000		$74.080	3/28/2017
	38,000		$56.630	3/23/2016
	40,000		$56.760	6/29/2015
G.L. Kirkland		190,000 (3)	$94.640	1/26/2021	—	—	60,000 (9)	$9,576,000
	63,333	126,667 (5)	$73.700	1/27/2020
	113,333	56,667 (6)	$69.700	3/25/2019
	112,000		$84.960	3/26/2018
	125,000		$74.080	3/28/2017
	125,000		$56.630	3/23/2016
	115,000		$56.760	6/29/2015
M.K. Wirth		132,000 (3)	$94.640	1/26/2021	29,200 (10)	$3,106,880	42,000 (11)	$6,703,200
	45,000	90,000 (5)	$73.700	1/27/2020
	86,666	43,334 (6)	$69.700	3/25/2019
	112,000		$84.960	3/26/2018
	125,000		$74.080	3/28/2017
	75,000		$56.630	3/23/2016
	40,000		$56.760	6/29/2015
	28,000		$47.055	6/30/2014
R.H. Pate		95,000 (3)	$94.640	1/26/2021	22,500 (12)	$2,394,000	31,000 (13)	$4,947,600
	34,000	68,000 (5)	$73.700	1/27/2020

(1)	Market value is based upon number of restricted stock units that have not vested multiplied by $106.40, which was the 12/30/11 closing price of Chevron common stock.

Executive Compensation (Continued)

(2)	Estimated payout value is based upon the number of performance shares multiplied by the assumed performance modifier of 150 percent multiplied by $106.40, the 12/30/11 closing price of Chevron common stock. The performance modifier for the most recent payout was 125 percent, which exceeded the threshold. Accordingly, the estimated payout value is based upon 150 percent modifier, the next higher performance measure that exceeds the previous fiscal year’s performance. The estimated payout value may not necessarily reflect the final payout, which will be calculated in the manner described in Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2011” table, below.

(3)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 1/26/12, 1/26/13 and 1/26/14.

(4)	Represents performance shares that vest at the end of the applicable three-year performance period; 53,000 shares vest on 12/31/12, and 53,000 shares vest on 12/31/13.

(5)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 1/27/11, 1/27/12 and 1/27/13.

(6)	Stock options vest at the rate of 33.33 percent per year, with the vesting dates of 3/25/10, 3/25/11 and 3/25/12.

(7)	Represents restricted stock units granted on 12/6/2011, 50% of which will vest on 12/6/2013 and 50% on 12/6/2015 if employed through the respective vesting dates.

(8)	Represents performance shares that vest at the end of the applicable three-year performance period; 21,000 shares vest on 12/31/12, and 21,000 shares vest on 12/31/13.

(9)	Represents performance shares that vest at the end of the applicable three-year performance period; 30,000 shares vest on 12/31/12, and 30,000 shares vest on 12/31/13.

(10)	Represents 14,200 restricted stock units granted on 1/27/10 that will vest if employed through 1/27/13 and 15,000 restricted stock units granted on 12/6/2011, 50% of which will vest on 12/6/2013 and 50% on 12/6/2015 if employed through the respective vesting dates.

(11)	Represents performance shares that vest at the end of the applicable three-year performance period; 21,000 shares vest on 12/31/12, and 21,000 shares vest on 12/31/13.

(12)	Represents restricted stock units granted on 12/6/2011, 30% of which will vest on 12/6/2014, 30% on 12/6/2016 and 40% on 12/6/2018 if employed through the respective vesting dates.

(13)	Represents performance shares that vest at the end of the applicable three-year performance period; 16,000 shares vest on 12/31/12, and 15,000 shares vest on 12/31/13.

Executive Compensation (Continued)

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

The following table sets forth information concerning the cash value realized by each of our named executive officers, or “NEOs,” upon exercise of options or vesting of stock awards in 2011.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (2)
J.S. Watson	—	$ —	49,302 (3)	$5,029,173
P.E. Yarrington	—	$ —	31,480 (4)	$3,231,895
G.L. Kirkland	85,000 (5)	$4,245,470	42,174 (6)	$4,331,339
M.K. Wirth	16,000 (7)	$ 876,027	25,000	$2,597,500
R.H. Pate	—	$ —	20,000 (8)	$2,055,200

(1)	Value realized upon exercise was determined by multiplying the number of stock options exercised by the difference between the fair market value of the underlying stock on the exercise date and the exercise price of the stock options.

(2)	Represents vested restricted stock units (RSUs) and/or the cash value of the performance shares granted in 2009 for the performance period January 2009 through December 2011. RSUs are valued by multiplying the number of units vested (including dividend equivalents, if any) by the closing price of Chevron common stock on the vesting dates. We calculate the value of performance share payouts as follows:

First, we calculate our total stockholder return (“TSR”) and the TSR of ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips for the three-year performance period. We believe TSR is the best indicator of profitable management of assets, operating efficiencies, progress in meeting our strategic objectives and long-term performance. Moreover, comparing our TSR with that of our competitors helps to adjust for variations in the state of the oil and gas industry and the overall economic climate. We calculate TSR for the three-year performance period for ourselves and our competitors as follows:

TSR =	(20-day average ending stock price (–) 20-day average beginning stock price (+) reinvested dividend value) 20-day average beginning stock price

The result is expressed as an annualized average compound rate of return.

Second, we rank our TSR against the TSR of ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips to determine the performance modifier applicable to the awards. Our rank then determines what the performance modifier will be, as follows:

Our Rank	1st	2nd	3rd	4th	5th
Performance Modifier	200%	150%	100%	50%	—%

For example, if we rank first in TSR as compared with ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips, then the performance modifier would be 200 percent. In the event our measured TSR is within 1 percent of the nearest competitor(s), the results will be considered a tie, and the performance modifier will be the average of the tied ranks. For example, if Chevron ranks third in TSR and ties with the TSR of the company that ranks second, it will result in a modifier of 125 percent (the average of 150 percent and 100 percent).

Third, we determine the actual dollar amount of the performance share award to pay out. Performance share awards are paid out in cash as follows:

Number of Performance Shares Granted	×	Performance Modifier	×	20-Day Trailing Average Price of Chevron Common Stock at the End of the Performance Period	=	Value at Vesting

Executive Compensation (Continued)

For awards of performance shares made in 2009, the three-year performance period ended December 2011. Chevron tied for second place in TSR among ExxonMobil, BP, Royal Dutch Shell and ConocoPhillips. Accordingly, the performance share value vested in 2011 for 2009 awards was calculated as follows:

	Shares Granted	×	Modifier	=	Shares Acquired on Vesting	×	20-Day Trailing Average Price	=	Value Realized on Vesting
J.S. Watson	27,000		125%		33,750		$103.90		$3,506,625
P.E. Yarrington	20,000		125%		25,000		$103.90		$2,597,500
G.L. Kirkland	27,000		125%		33,750		$103.90		$3,506,625
M.K. Wirth	20,000		125%		25,000		$103.90		$2,597,500

(3)	In addition to the performance shares described in Footnote 2 above, includes the value of a June 2003 RSU grant; 15,552 units, valued at $1,522,548, vested on June 25, 2011, and were paid in shares.

(4)	Ms. Yarrington elected to defer 90 percent, or $2,337,750, of the 2009 performance share grant, to the Deferred Compensation Plan for Management Employees II (DCP). Provisions of the DCP and Ms. Yarrington’s distribution election are described in footnotes to the “Nonqualified Deferred Compensation” table below. In addition to the performance shares described in Footnote 2 above, includes the value of a June 2003 RSU grant; 6,480 units, valued at $634,395, vested on June 25, 2011, and were paid in shares.

(5)	Represents 85,000 shares from the exercise of stock options granted in 2004.

(6)	In addition to the performance shares described in Footnote 2 above, includes the value of a June 2003 RSU grant; 8,424 units, valued at $824,714, vested on June 25, 2011, and were paid in shares.

(7)	Represents 16,000 shares from the exercise of stock options granted in 2002.

(8)	Represents the value of an August 2009 RSU grant; 20,000 units, valued at $2,055,200, vested on August 3, 2011, and were paid in shares.

PENSION BENEFITS TABLE

The following table sets forth information concerning the present value of benefits accumulated by our named executive officers, or “NEOs,” under our defined benefit retirement plans, or pension plans.

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
J.S. Watson	Chevron Retirement Plan	30	$ 1,182,903	$—
	Chevron Retirement Restoration Plan		$14,422,549
P.E. Yarrington	Chevron Retirement Plan	30	$ 1,253,739	$—
	Chevron Retirement Restoration Plan		$ 6,990,142
G.L. Kirkland	Chevron Retirement Plan	36	$ 1,909,094	$—
	Chevron Retirement Restoration Plan		$19,989,992
M.K. Wirth	Chevron Retirement Plan	26	$ 877,154	$—
	Chevron Retirement Restoration Plan		$ 5,866,053
R. H. Pate	Chevron Retirement Plan	2	$ 45,950	$—
	Chevron Retirement Restoration Plan		$ 164,264

(1)	Credited service is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Chevron’s audited 2011 financial statements and is generally the period that an employee is a participant in the plan for which he or she is an eligible employee and receives pay from a participating company. It is not Chevron’s policy to grant extra years of credited service to participants. However, credited service may include similar service with certain companies acquired in the past by Chevron. Mr. Kirkland’s years of credited service include six years of service with Caltex, the former joint venture between Chevron and Texaco, prior to the 2001 merger. Credited service does not include service prior to July 1, 1986, during which certain employees were under age 25. Ms. Yarrington and Messrs. Watson, Kirkland and Wirth have such pre-July 1, 1986, age 25 service. Their actual years of service are as follows: Mr. Watson, 31 years; Ms. Yarrington, 31 years; Mr. Kirkland, 38 years; and Mr. Wirth, 29 years.

Executive Compensation (Continued)

(2)	Reflects the present value of the accumulated benefit as of December 31, 2011, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to Chevron’s audited 2011 financial statements. This is the present value of the benefit determined as though the participant retires at the earliest age when participants may retire without any benefit reduction due to age (age 60, or current age if older, for the NEOs), using service and compensation as of December 31, 2011. This present value is then discounted with interest to the date used for financial reporting purposes. Except for the assumption that the retirement age is the earliest retirement without a benefit reduction due to age, the assumptions used to compute the present value of accumulated benefits are generally the assumptions used for financial reporting purposes on December 31, 2011. These assumptions include the discount rate of 3.75 percent as of December 31, 2011. This rate was selected based on a cash flow analysis that matched estimated future benefit payments to the Citigroup Pension Discount Yield Curve as of year-end 2011 as described in note 21, “Employee Benefit Plans,” to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011. The present values reflect the lump sum forms of payment based on the lump sum interest rate assumptions used for financial reporting purposes on December 31, 2011, which are representative of the Pension Protection Act of 2006 lump sum interest rates. The present value of Mr. Pate’s accumulated benefit has been calculated assuming that he has attained the required five years of vesting and eligibility service as of December 31, 2011. Mr. Pate will not be vested in the Chevron Retirement Plan or the Retirement Restoration Plan benefit until August 3, 2014.

Our NEOs are eligible for a pension after retirement and participate in both the Chevron Retirement Plan (CRP) (a defined-benefit pension plan that is intended to be tax-qualified under Internal Revenue Code section 401(a)) and the Chevron Retirement Restoration Plan (RRP) (an unfunded nonqualified defined-benefit pension plan). The RRP is designed to provide benefits comparable with those provided by the CRP but that cannot be paid from the CRP because of Internal Revenue Code limitations on benefits and earnings.

For employees hired prior to January 1, 2008, including Ms. Yarrington and Messrs. Watson, Kirkland and Wirth, the age 65 retirement benefits are calculated as follows:

Highest average base salary and CIP awards for 36 consecutive months, not limited by Internal Revenue Code (1)	×	Benefit Accrual Service used by the CRP	×	1.6%	–	Social Security offset used by the CRP	=	Total retirement benefit, expressed as a single life annuity

Highest average base salary and CIP awards for 36 consecutive months, as limited by Internal Revenue Code (2)	×	Benefit Accrual Service used by the CRP	×	1.6%	–	Social Security offset used by the CRP	=	Total CRP benefit after IRS limitations, expressed as a single life annuity

Total retirement benefit			–	Total CRP benefit			=	Total RRP benefit, expressed as a single life annuity

The age 65 retirement benefits for these employees hired prior to January 1, 2008, are reduced by early retirement discount factors of 0 percent per year above age 60, at 5 percent per year from age 60 to age 50, and actuarially reduced below age 50 as prescribed by the plans.

Executive Compensation (Continued)

For employees hired after December 31, 2007, including Mr. Pate, the age 65 retirement benefits are calculated as follows:

Highest 5-year average base salary and CIP awards, not limited by Internal Revenue Code (1)	x	Actual number of years of Benefit Accrual Service: before age 60 x 11% PLUS after age 60 x 14%	=	Total retirement benefit, expressed as a lump sum

Highest 5-year average base salary and CIP awards, as limited by Internal Revenue Code (2)	x	Actual number of years of Benefit Accrual Service: before age 60 x 11% PLUS after age 60 x 14%	=	Total CRP benefit after IRS limitations, expressed as a lump sum

Total retirement benefit	–	Total CRP benefit	=	Total RRP benefit, expressed as a lump sum

(1)	“CIP” refers to Chevron Incentive Plan. On December 31, 2011, the covered compensation for the total retirement benefit was: Mr. Watson, $3,067,917; Ms. Yarrington, $1,539,867; Mr. Kirkland, $2,636,250; Mr. Wirth, $1,808,317; and Mr. Pate, $1,139,083.

(2)	“CIP” refers to Chevron Incentive Plan. On December 31, 2011, the covered compensation for the Chevron Retirement Plan benefit, after reflecting the Internal Revenue Code compensation limitation, was $245,000 for Ms. Yarrington and Messrs. Watson, Kirkland, Wirth and Pate.

For employees hired after December 31, 2007, the amount of the benefit is reduced by 4.5 percent annual compound interest if payment commences prior to age 60.

A participant is eligible for an early retirement benefit if he or she is vested on the date employment ends. Generally, a participant is vested after completing five years of Vesting and Eligibility Service. All NEOs except Mr. Pate are eligible for an early retirement benefit, calculated as described above. Mr. Pate will be eligible for an early retirement benefit on August 3, 2014.

The benefit under the CRP is initially calculated as a single life annuity for participants hired before January 1, 2008. For participants hired after December 31, 2007, the benefit is initially calculated as a lump sum. In either case, all retirees can elect to have their benefits paid in the form of a single life annuity or lump sum. Joint and survivor annuity, life and term-certain annuity, and uniform income annuity options are also available under the CRP. The equivalent of optional forms of annuity payment are calculated by multiplying the early retirement benefit by actuarial factors, based on age, in effect on the benefit calculation date. The Internal Revenue Code applicable interest rate and applicable mortality table are used for converting from one form of benefit to an actuarially equivalent optional form of benefit. Employees can elect to have their CRP benefit commence prior to normal retirement age, which is age 65, but no earlier than when employment ends. CRP participants do not make distribution elections until or following separation from service.

The RRP may be paid one year following separation from service. Retirees may elect to receive the RRP lump sum equivalent in a single payment or in up to 10 annual installments.

Executive Compensation (Continued)

Our NEOs made the following RRP distribution elections:

Name	# of Annual Installments Elected	Time of First Payment
J.S. Watson	1	First January that is at least one year following separation from service
P.E. Yarrington	1	First quarter that is at least one year following separation from service
G.L. Kirkland	5	First quarter that is at least one year following separation from service
M.K. Wirth	1	First quarter that is at least one year following separation from service
R.H. Pate	1	First quarter that is at least one year following separation from service

NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth information concerning the value of each of our named executive officers’, or “NEOs,” compensation deferred pursuant to our Deferred Compensation Plan for Management Employees and our Deferred Compensation Plan for Management Employees II (both, the DCP) and our Employee Savings Investment Restoration Plan (ESIP-RP).(1)

Name	Executive Contributions in the Last Fiscal Year (2)	Registrant Contributions in the Last Fiscal Year (3)	Aggregate Earnings in the Last Fiscal Year (4)	Aggregate Withdrawals/ Distributions (5)	Aggregate Balance at Last Fiscal Year-End (6)
J.S. Watson	$ 534,083	$106,067	$744,611	$—	$6,090,971
P.E. Yarrington	$2,239,096	$ 47,800	$425,445	$—	$9,136,633
G.L. Kirkland	$ 20,517	$ 82,067	$180,191	$—	$1,157,079
M.K. Wirth	$ 13,879	$ 55,517	$174,748	$—	$1,531,131
R.H. Pate	$ 9,617	$ 38,470	$ 11,577	$—	$ 110,061

(1)	The DCP is an unfunded and nonqualified defined contribution plan that permits NEOs to defer up to 90 percent of Chevron Incentive Plan (CIP) awards and Long-Term Incentive Plan of Chevron Corporation (LTIP) performance shares and up to 40 percent of salary. The DCP is intended to qualify as an unfunded pension plan maintained by an employer for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income and Security Act.

DCP deferrals accrue earnings based upon an NEO’s selection of investments from 10 different funds that are designated by the Management Compensation Committee of the Board of Directors and that are also available in the Employee Savings Investment Plan, Chevron’s tax-qualified defined contribution plan open to employees on the U.S. payroll. DCP funds and their annual rates of return, as of December 31, 2011, are:

Chevron Common Stock Fund	20.27%
Vanguard Institutional Index Fund Institutional Shares	2.09%
Vanguard Prime Money Market Fund	0.05%
Vanguard Windsor II Fund Investor Shares	2.70%
Vanguard PRIMECAP Fund Investor Shares	-1.84%
Vanguard Developed Markets Index Fund Investor Shares	-12.53%
Vanguard Balanced Index Fund Institutional Shares	4.31%
Vanguard Extended Market Index Fund Institutional Shares	-3.57%
Vanguard Total Stock Market Index Fund Institutional Shares	1.09%
Vanguard Total Bond Market Index Fund Institutional Shares	7.72%

NEOs may transfer into and out of funds daily, except that they may not make opposite-way transfers within 60 days. NEOs and other insiders may only transact in the Chevron Common Stock Fund during a 20-business day period that begins on the first business day that is at least 24 hours after the public release of quarterly and annual earnings (an “Insider Trading Window”). Deferrals for NEOs and other insiders who elect that their deferrals be tracked with reference to Chevron

Executive Compensation (Continued)

common stock are, upon deferral, tracked with reference to the Vanguard Federal Money Market Fund. At the close of the Insider Trading Window, the balance of the Vanguard Federal Money Market Fund is transferred to the Chevron Common Stock Fund. The 2011 annual rate of return for the Vanguard Federal Money Market Fund was 0.01 percent.

DCP payments are made after the end of employment in up to 10 annual installments. Amounts tracked in Chevron common stock are paid in stock and all other amounts are paid in cash. Participants may elect payment to commence as early as the quarter that is 12 months following separation from service. The DCP was amended for post-2004 deferrals in accordance with Section 409A of the Internal Revenue Code. As a result, NEOs may make different elections for pre-2005 and post-2004 deferrals. If a plan participant engages in misconduct, DCP balances related to awards made under the LTIP or the CIP on or after June 29, 2005, may be forfeited.

The ESIP-RP is a nonqualified defined contribution restoration plan that provides for the Company contribution that would have been paid into the ESIP but for the fact that the NEO’s annual compensation (i.e., base salary and CIP award) exceeded the Internal Revenue Code 401(a)(17) limit ($245,000 in 2011). A minimum 2 percent deferral on base pay over the tax code’s annual compensation limit is required in order to receive a company contribution in the ESIP-RP. Contributions are tracked in phantom Chevron common stock units. Participants receive phantom dividends on these units, based on the dividend rate as is earned on Chevron common stock. Plan balances may be forfeited if a participant engages in misconduct. Accounts are paid out in cash, commencing as early as the quarter that is 12 months following separation from service, in up to 10 or 15 annual installments.

Below are the payment elections made by each of the NEOs respecting their DCP and ESIP-RP plan balances:

Name	Plan	# of Annual Installments Elected	Time of First Payment
J.S. Watson	DCP	1	First January that is at least one year following separation from service
	ESIP-RP	1	First January that is at least one year following separation from service
P.E. Yarrington	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service
G.L. Kirkland	DCP	3	First quarter that is at least one year following separation from service
	ESIP-RP pre-2005	5	First quarter that is at least one year following separation from service
	ESIP-RP post-2004	3	First quarter that is at least one year following separation from service
M.K. Wirth	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service
R.H. Pate	DCP	1	First quarter that is at least one year following separation from service
	ESIP-RP	1	First quarter that is at least one year following separation from service

(2)	Reflects salary deferrals for each NEO into the DCP in 2011. These amounts are also included in the “Salary” column that is reported in the “Summary Compensation Table,” above, and quantified as “Salary Deferred” in Footnote 1 to that table. For Ms. Yarrington, the amount reported also includes deferral of $945,000 of her 2010 CIP award (received in April 2011) and $957,096 of her 2008 performance share grant.

(3)	Represents ESIP-RP contributions by the Company for 2011. These amounts are also reflected in the “All Other Compensation” column in the “Summary Compensation Table,” above.

(4)	Represents the difference between DCP and ESIP-RP balances at December 31, 2011, and December 31, 2010, less CIP, LTIP and salary deferrals in the DCP and Company contributions in the ESIP-RP. 2011 earnings in the DCP and ESIP-RP were as follows:

Name	DCP Earnings	ESIP-RP Earnings
J.S. Watson	$559,896	$184,715
P.E. Yarrington	$348,277	$ 77,168
G.L. Kirkland	$ 13,902	$166,289
M.K. Wirth	$110,204	$ 64,544
R.H. Pate	$ 612	$ 10,965

(5)	In-service withdrawals are not permitted from the DCP or the ESIP-RP.

Executive Compensation (Continued)

(6)	Represents DCP and ESIP-RP balances as of December 31, 2011, as follows:

Name	DCP Balance	ESIP-RP Balance
J.S. Watson	$4,924,215	$1,166,756
P.E. Yarrington	$8,648,293	$ 488,340
G.L. Kirkland	$ 113,035	$1,044,044
M.K. Wirth	$1,110,124	$ 421,007
R.H. Pate	$ 19,621	$ 90,440

Balances reflect (a) NEO contributions reported as “Salary” in our “Summary Compensation Table,” above, for 2009, 2010 and 2011, as specified in Footnote 1 to the “Summary Compensation Table,” above, and (b) Chevron’s ESIP-RP contributions reported as “All Other Compensation” in our “Summary Compensation Table,” above, for 2009, 2010 and 2011, as follows:

Name	2009 ESIP-RP Amounts Previously Reported	2010 ESIP-RP Amounts Previously Reported	2011 ESIP-RP Amounts Reported in Footnote 6(a) to our “Summary Compensation Table”	Total ESIP-RP Amounts Previously Reported
J.S. Watson	$56,083	$98,733	$106,067	$260,883
P.E. Yarrington	$37,017	$42,533	$ 47,800	$127,350
G.L. Kirkland	$56,083	$75,733	$ 82,067	$213,883
M.K. Wirth	$ —	$52,133	$ 55,517	$107,650
R.H. Pate	$ —	$34,893	$ 38,470	$ 73,363

Executive Compensation (Continued)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our named executive officers, or “NEOs,” do not have employment contracts or other arrangements that provide for special guaranteed payments or other benefits upon retirement or termination, except for Mr. Pate, whose arrangement is described below and in our “Compensation Discussion and Analysis—Part III—Other Matters—Employment, Severance or Change-in-Control Agreements,” above. Our NEOs are not eligible for enhanced severance or, in the event of a change-in-control, acceleration of outstanding equity granted under the annual Long-Term Incentive Plan of Chevron Corporation (LTIP). However, upon termination in the circumstances described below, our NEOs are entitled to accrued and vested interests (and in some cases deemed vesting of unvested interests) in their outstanding equity awards, retirement plan benefits and certain limited perquisites.

Termination for reasons other than cause will result in full or partial vesting of equity grants. Full or partial vesting, if any, is a function of the sum of an NEO’s age plus his or her time in service and the reasons for termination. Our policy of full or partial vesting for outstanding equity grants based on an NEO’s age and time in service is a reflection of our belief that our equity and benefit programs should be based upon a career employment model designed to encourage retention and long-term employment. Many of our business decisions have long-term horizons, and to ensure our executives have a vested interest in our future profitability, such programs enable executives with long service to continue to share in our success. The terms and effect of full or partial vesting of outstanding, but unvested equity grants is illustrated by the following table.

Termination Circumstance	Effect of Termination on Options	Effect of Termination on Performance Shares
Employed less than one year after grant date	Forfeit 100% of grant.
Employed for at least one year after grant date and on termination date either:	Vest 100% of grant.
•have at least 90 points (sum of age and service) or •are at least age 65	Remaining term to exercise vested stock options.	Award will be based on and paid at the end of the full performance period(s).
Employed for at least one year after grant date and on termination date either:	Total amount of grant deemed vested is calculated as follows:
	Total number of options subject to the grant	Number of performance shares granted

•have at least 75 points (sum of age and service) or	multiplied by	multiplied by

•are at least age 60	Number of whole months from the grant date to the termination date, up to a maximum of 36 months	Number of whole months from the performance period start date to the termination date, up to a maximum of 36 months

	divided by 36 months.	divided by 36 months.

Exercisable options shall be reduced by the number of options previously exercised.
	The lesser of five years from termination or remaining term to exercise.	Award will be based on and paid at the end of the full performance period(s).
Other termination	Forfeit all unvested options. The lesser of 180 days from termination or remaining term to exercise vested stock options.	Forfeit all outstanding grants.
Misconduct	Forfeit all outstanding grants.	Forfeit all outstanding grants.

Executive Compensation (Continued)

For the tables that follow, we have assumed that each NEO terminated his or her employment on December 31, 2011. Amounts reported do not include accrued retirement and other benefits otherwise reported in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables, above, as well as benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll and do not discriminate in scope, terms or operations in favor of our NEOs, such as accrued vacation, group life insurance and post-retirement health care.

John S. Watson

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause (1)	Termination Due to Disability	Termination Due to Death	Termination for Cause (2)
Compensation:
Base Salary	$—	$—	$—	$ —
Chevron Incentive Plan	$—	$—	$—	$ —
Severance	$—	$—	$—	$ —
Long-Term Incentives—unvested but deemed vested upon termination: (3)
Stock Options	$4,956,920	$4,956,920	$4,956,920	$ —
Restricted Stock Units	$—	$—	$—	$ —
Performance Shares	$3,759,431	$3,759,431	$3,759,431	$ —
Benefits and Perquisites: (4)
Office and Secretarial Services (5)	$200,000	$200,000	$—	$ —
Total:	$8,916,351	$8,916,351	$8,716,351	$ —

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination, including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Other Matters—Compensation Recovery Policies.”

(3)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Watson has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Mr. Watson’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2011. 9/36th of his 2009 grant and 11/36th of his 2010 grant are deemed vested. The remainder of the unvested options, including the entire 2011 grant, is forfeited. Values are calculated based on the difference between the 12/30/2011 closing price of Chevron common stock, $106.40, and the option exercise price as reported in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table, above, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options may be exercised within the lesser of five years from termination or the remaining term of the option.

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2011. Two-thirds of Mr. Watson’s 2010 grant is deemed vested. The remainder of the unvested shares, including the entire 2011 grant, is forfeited. Values are calculated based on the 12/30/2011 closing price of Chevron common stock, $106.40, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2011” table, above. A lump sum cash payment is made at the end of the performance period.

(4)	Mr. Watson is eligible to receive early retirement benefits from the Chevron Retirement Plan and payment from the Chevron Retirement Restoration Plan upon separation from service. His distribution elections and the present value of his accumulated benefits are disclosed in the “Pension Benefits” table, above.

Mr. Watson is also eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan upon separation from service. His distribution elections and the aggregate balance as of 12/31/2011 are disclosed in the “Nonqualified Deferred Compensation” table, above.

Executive Compensation (Continued)

(5)	Former Chairmen and Vice Chairmen of the Board of Directors are provided with post-retirement office and secretarial services.

Patricia E. Yarrington

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause (1)	Termination Due to Disability	Termination Due to Death	Termination for Cause (2)
Compensation:
Base Salary	$—	$—	$—	$ —
Chevron Incentive Plan	$—	$—	$—	$ —
Severance	$—	$—	$—	$ —
Long-Term Incentives—unvested but deemed vested upon termination: (3)
Stock Options	$2,541,625	$2,541,625	$2,541,625	$ —
Restricted Stock Units	$—	$—	$—	$ —
Performance Shares	$1,489,600	$1,489,600	$1,489,600	$ —
Benefits: (4)
Total:	$4,031,225	$4,031,225	$4,031,225	$ —

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination, including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Other Matters—Compensation Recovery Policies.”

(3)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Ms. Yarrington has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Ms. Yarrington’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2011. 9/36 of her 2009 grant and 11/36 of her 2010 grant are deemed vested. The remainder of the unvested options, including the entire 2011 grant, is forfeited. Values are calculated based on the difference between the 12/30/2011 closing price of Chevron common stock, $106.40, and the option exercise price as reported in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table, above, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options may be exercised within the lesser of five years from termination or the remaining term of the option.

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2011. Two-thirds of Ms. Yarrington’s 2010 grant is deemed vested. The remainder of the unvested shares, including the entire 2011 grant, is forfeited. Values are calculated based on the 12/30/2011 closing price of Chevron common stock, $106.40, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2011” table, above. A lump sum cash payment is made at the end of the performance period.

Ms. Yarrington’s restricted stock units would have been forfeited if her employment had terminated on December 31, 2011.

(4)	Ms. Yarrington is eligible to receive early retirement benefits from the Chevron Retirement Plan and payment from the Chevron Retirement Restoration Plan upon separation from service. Her distribution elections and the present value of her accumulated benefits are disclosed in the “Pension Benefits” table, above.

Ms. Yarrington is also eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan upon separation from service. Her distribution elections and the aggregate balance as of 12/31/2011 are disclosed in the “Nonqualified Deferred Compensation” table, above.

Executive Compensation (Continued)

George L. Kirkland

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause (1)	Termination Due to Disability	Termination Due to Death	Termination for Cause (2)
Compensation:
Base Salary	$—	$—	$—	$ —
Chevron Incentive Plan	$—	$—	$—	$ —
Severance	$—	$—	$—	$ —
Long-Term Incentives—unvested but deemed vested upon termination: (3)
Stock Options	$6,221,690	$6,221,690	$6,221,690	$ —
Restricted Stock Units	$—	$—	$—	$ —
Performance Shares	$3,192,000	$3,192,000	$3,192,000	$ —
Benefits and Perquisites: (4)
Office and Secretarial Services (5)	$200,000	$200,000	$—	$ —
Total	$9,613,690	$9,613,690	$9,413,690	$ —

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination, including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Other Matters—Compensation Recovery Policies.”

(3)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Kirkland has more than 90 points, which results in deemed vesting of all unvested LTIP grants held at least one year from the date of grant, or the remaining one-third of the 2009 stock option grant, the remaining two-thirds of the 2010 stock option grant and 100 percent of the 2010 performance share grant. The 2011 stock option and performance share grants are forfeited upon a 12/31/2011 termination.

Stock option values are calculated based on the difference between the 12/30/2011 closing price of Chevron common stock, $106.40, and the option exercise price as reported in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested options may be exercised within the remaining term and expire on the 10th anniversary of the grant date.

Performance share values are calculated based on the 12/30/2011 closing price of Chevron common stock, $106.40, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2011” table, above. A lump sum cash payment is made at the end of the performance period.

(4)	Mr. Kirkland is eligible to receive early retirement benefits from the Chevron Retirement Plan and the Chevron Retirement Restoration Plan upon separation from service. His distribution elections and the present value of his accumulated benefits are disclosed in the “Pension Benefits” table, above.

Mr. Kirkland is also eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan upon separation from service. His distribution elections and the aggregate balance as of 12/31/2011 are disclosed in the “Nonqualified Deferred Compensation” table, above.

(5)	Former Chairmen and Vice Chairmen of the Board of Directors are provided with post-retirement office and secretarial services.

Executive Compensation (Continued)

Michael K. Wirth

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause (1)	Termination Due to Disability	Termination Due to Death	Termination for Cause (2)
Compensation:
Base Salary	$—	$—	$—	$ —
Chevron Incentive Plan	$—	$—	$—	$ —
Severance	$—	$—	$—	$ —
Long-Term Incentives—unvested but deemed vested upon termination: (3)
Stock Options	$2,541,625	$2,541,625	$2,541,625	$ —
Restricted Stock Units	$—	$—	$—	$ —
Performance Shares	$1,489,600	$1,489,600	$1,489,600	$ —
Benefits: (4)
Total:	$4,031,225	$4,031,225	$4,031,225	$ —

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination, including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Other Matters—Compensation Recovery Policies.”

(3)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Wirth has more than 75 points and less than 90 points, which results in pro-rata vesting of all unvested LTIP grants held at least one year from the date of grant.

Mr. Wirth’s stock options held at least one year vest based on the number of whole months from the grant date to 12/31/2011. 9/36 of his 2009 grant and 11/36 of his 2010 grant are deemed vested. The remainder of the unvested options, including the entire 2011 grant, is forfeited. Values are calculated based on the difference between the 12/30/2011 closing price of Chevron common stock, $106.40, and the option exercise price as reported in the “Outstanding Equity Awards at 2011 Fiscal Year-End” table, above, multiplied by the deemed vested options. The value of previously vested options may be calculated in a similar manner. The deemed vested stock options may be exercised within the lesser of five years from termination or the remaining term of the option.

Performance shares held at least one year vest based on the number of whole months from the performance period start date to 12/31/2011. Two-thirds of Mr. Wirth’s 2010 grant is deemed vested. The remainder of the unvested shares, including the entire 2011 grant, is forfeited. Values are calculated based on the 12/30/2011 closing price of Chevron common stock, $106.40, and a modifier of 100 percent. For a description of how we calculate the payout value of performance shares and the effect of the performance modifier, see Footnote 2 to the “Option Exercises and Stock Vested in Fiscal Year 2011” table, above. A lump sum cash payment is made at the end of the performance period.

Mr. Wirth’s restricted stock units would have been forfeited if his employment had terminated on December 31, 2011.

(4)	Mr. Wirth is eligible to receive early retirement benefits from the Chevron Retirement Plan and the Chevron Retirement Restoration Plan upon separation from service. His distribution elections and the present value of his accumulated benefits are disclosed in the “Pension Benefits” table, above.

Mr. Wirth is also eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan upon separation from service. His distribution elections and aggregate balance as of 12/31/2011 are disclosed in the “Nonqualified Deferred Compensation” table, above.

Executive Compensation (Concluded)

R. Hewitt Pate

Benefits and Payments Upon Termination	Termination for Any Reason Other Than Death, Disability or Cause (1)	Termination Due to Disability	Termination Due to Death	Termination for Cause (2)
Compensation:
Base Salary	$—	$—	$—	$ —
Chevron Incentive Plan	$—	$—	$—	$ —
Severance	$—	$—	$—	$ —
Long-Term Incentives—unvested but deemed vested upon termination: (3)
Stock Options	$—	$—	$—	$ —
Restricted Stock Units	$—	$—	$—	$ —
Performance Shares	$—	$—	$—	$ —
Benefits: (4)
Total:	$—	$—	$—	$ —

(1)	Includes normal or early retirement and voluntary or involuntary (other than for cause) termination, including termination following a change-in-control. We do not maintain separate change-in-control programs for our NEOs.

(2)	Termination for cause results in cancellation of all outstanding LTIP grants, vested or unvested. For grants during or after 2005 that have been exercised, the Board has the ability to claw back any gains, as described in our “Compensation Discussion and Analysis—Part III—Other Matters—Compensation Recovery Policies.”

(3)	Reflects values of deemed vested options and performance shares under the LTIP. Whether an otherwise unvested option or performance share is deemed vested upon termination is based on the number of points (sum of age and number of years of service) at the time of retirement. Mr. Pate has less than 75 points, which would have resulted in forfeiture of unvested stock options and performance shares upon a December 31, 2011, termination. Mr. Pate’s restricted stock units would have been forfeited upon a December 31, 2011, termination.

In February 2012, Mr. Pate and Chevron mutually terminated his employment agreement described in last year’s Proxy Statement in favor of an agreement relating solely to the vesting of Mr. Pate’s outstanding equity awards, if any, if Mr. Pate’s employment is terminated for any reason on or after August 1, 2019. If Mr. Pate’s employment is terminated on or after that date, Mr. Pate will be subject to the termination provisions of the LTIP as if he had 75 points (the sum of age and years of service), which would result in the deemed pro-rata vesting of stock options and performance shares held at least one year from the date of grant.

(4)	Mr. Pate will not be vested in the Chevron Retirement Plan or the Chevron Retirement Restoration Plan if he terminates within five years of his August 3, 2009, employment start date. His distribution elections and the present value of his accumulated benefits are disclosed in the “Pension Benefits” table, above.

Mr. Pate is eligible to receive payment from the ESIP Restoration Plan and from the Deferred Compensation Plan upon separation from service. His distribution elections and aggregate balance as of 12/31/2011 are disclosed in the “Nonqualified Deferred Compensation” table, above.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2011, with respect to Chevron’s equity compensation plans.

Plan Category (1)	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2)	72,091,055 (3)	$ 73.98 (4)	67,495,846 (5)
Equity compensation plans not approved by security holders (6)	712,172 (7)	— (8)	— (9)
Total	72,803,227	$ 73.98 (4)	67,495,846

(1)	The table does not include information for employee benefit plans of Chevron and subsidiaries intended to meet the tax qualification requirements of section 401(a) of the Internal Revenue Code and certain foreign employee benefit plans that are similar to section 401(a) plans.

The table also does not include information for equity compensation plans assumed by Chevron in mergers and securities outstanding thereunder at December 31, 2011. The number of securities to be issued upon exercise of outstanding options, warrants and rights under plans assumed in mergers and outstanding at December 31, 2011, was 774,594, and the weighted-average exercise price (excluding restricted stock units and other rights for which there is no exercise price) was $41.95. No further grants or awards can be made under these assumed plans.

(2)	Consists of two plans: the Long Term Incentive Plan (LTIP) and the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan (Directors’ Plan). Stock options and restricted stock units (RSUs) are awarded under the LTIP. Employee stock purchase plan shares are issued under the subplans of the LTIP for certain non-U.S. locations. Restricted stock, restricted stock units and retainer stock options are awarded under the Directors’ Plan.

(3)	Consists of 71,740,987 stock options (granted under the LTIP or the Directors’ Plan, and 34,070 restricted stock units under the LTIP, and 315,998 restricted stock units and stock units under the Directors’ Plan. Does not include grants that are payable in cash, such as performance shares, stock appreciation rights and some restricted stock units granted under the LTIP.

There are no outstanding rights under the non-U.S. employee stock purchase plans as of December 31, 2011.

(4)	The price reflects the weighted average exercise price of stock options under the LTIP and the Directors’ Plan.

(5)	A revised and restated LTIP was approved by the stockholders on April 28, 2004. The maximum number of shares that can be issued under the revised and restated LTIP is 160,000,000. The LTIP has 67,237,870 securities that remain available for issuance. Awards granted under the LTIP that are settled in cash or that are deferred under the Deferred Compensation Plan for Management Employees will not deplete the maximum number of shares that can be issued under the plan.

The maximum number of shares that can be issued under the Directors’ Plan is 800,000. The Directors’ Plan has 257,976 shares that remain available for issuance.

(6)	Consists of the DCP, which is described in the “Nonqualified Deferred Compensation Table,” and related footnotes.

(7)	Reflects number of Chevron Common Stock Fund units allocated to participant accounts as of December 31, 2011, under the DCP.

(8)	There is no exercise price for outstanding rights under the DCP.

(9)	Current provisions of the DCP do not provide for a limitation on the number of shares available under the plan. The total actual distributions under the DCP were 149,551 shares in 2011, 131,875 shares in 2010 and 120,416 shares in 2009.

Director Compensation

Our compensation for nonemployee Directors is designed to be competitive with our largest global energy competitors and other large capital-intensive international companies across industries, to link rewards to business results and stockholder returns, and to facilitate increased ownership of Chevron common stock. We do not have a retirement plan for nonemployee Directors. Our executive officers are not paid additional compensation for their services as Directors.

The Board Nominating and Governance Committee evaluates and recommends to the nonemployee Directors of the Board the compensation for nonemployee Directors, and the nonemployee Directors of the Board set the compensation. Our executive officers have no role in determining the amount or form of compensation. The Committee may retain the services of an independent compensation consultant to assist the Committee with its work in connection with Chevron’s nonemployee Director compensation program. The Committee did not do so in 2011.

Nonemployee Directors received total annual compensation of $300,000 per Director, with 39 percent paid in cash and 61 percent paid in restricted stock units. Committee chairmen receive an additional $15,000 in cash for their services.

Below, we describe the nonemployee Directors’ 2011 annual compensation:

Cash or Stock Options (at the Director’s Election)

•	$116,000 annual cash retainer, paid in monthly installments beginning with the month after the Director is elected to the Board.

•	$15,000 additional annual cash retainer for each Board Committee chairman, paid in monthly installments beginning with the month after the Director becomes a Committee chairman.

•

Directors can elect to receive nonstatutory/nonqualified stock options instead of any portion of their cash compensation. Options are granted under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan (NED Plan). The options are granted on the date of the annual meeting of stockholders that the Director is elected and are exercisable for that number of shares of Chevron common stock determined by dividing the amount of the cash retainer subject to the election by the Black-Scholes value of an option on the date of grant. Elections to receive options in lieu of any portion of cash compensation must be made by December 31 in the year preceding the year in which the options are granted. The options have an exercise price based on the closing price of Chevron common stock on the date of grant. Half of the award vests six months after the grant date, and the remaining half vests on the earlier of the 12-month anniversary of the grant date or the day preceding the first annual meeting of stockholders following the grant. The vested options become exercisable on the 12-month anniversary of the grant date and have a term of 10 years.

•

Directors can also elect to defer any portion of their cash compensation under the NED Plan. Deferral elections must be made by December 31 in the year preceding the year in which the cash to be deferred is earned. Deferrals are credited, at the Director’s election, into accounts tracked with reference to the same investment fund options available to participants in the Chevron Deferred Compensation Plan for Management Employees II, including a Chevron Common Stock Fund. Distribution of deferred amounts is in cash except for amounts valued with reference to the Chevron Common Stock Fund, which are distributed in shares of Chevron common stock. Distribution will be made in either one or 10 annual installments for compensation deferred after December 31, 2004, and distributions will be made in one to 10

Director Compensation (Continued)

annual installments for compensation deferred prior to January 1, 2005. Any deferred amounts unpaid at the time of a Director’s death are distributed to the Director’s beneficiary.

Restricted Stock Units

•

$184,000 of the annual compensation is paid in the form of restricted stock units (RSUs) that are granted on the date of the annual stockholders’ meeting that the Director is elected. If a Director is elected to the Board between annual meetings, a prorated grant is made. RSUs are subject to forfeiture (except when the Director dies, reaches mandatory retirement age, becomes disabled, changes primary occupation or enters government service) until the earlier of 12 months or the day preceding the first annual stockholders’ meeting following the date of the grant. After that, the RSUs are paid out in shares of Chevron common stock unless the Director has elected to defer the payout until retirement under the NED Plan.

Expenses and Charitable Matching Gift Program

Nonemployee Directors are reimbursed for out-of-pocket expenses incurred in connection with the business and affairs of Chevron. Nonemployee Directors are eligible to participate in our charitable Matching Gift Program, which is available to all our employees. We will match any contributions to eligible entities up to a maximum of $5,000 per year, and beginning in 2012, up to a maximum of $10,000 per year.

Nonemployee Director Compensation During the Fiscal Year Ended December 31, 2011

The above described choices available to Directors result in slight differences in reportable compensation, even though each Director was awarded the same amount (except for Committee chairmen, who receive an additional $15,000). Specifically, some Directors elected to receive stock options for all or a portion of the annual cash retainer.

The following table sets forth the compensation of our nonemployee Directors for the fiscal year ending December 31, 2011. Messrs. Armacost, Jenifer and Nunn retired from the Board on May 25, 2011, in accordance with Chevron’s Director Retirement Policy contained in our Corporate Governance Guidelines.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	All Other Compensation	Total
Samuel H. Armacost	$ 60,900 (3)	$ —	—	$5,384 (4)(5)	$ 66,284
Linnet F. Deily	$123,792 (3)	$184,000	—	$6,199 (4)(5)	$313,991
Robert E. Denham	$123,792 (3)(6)	$184,000	—	$1,199 (5)	$308,991
Robert J. Eaton	$ — (3)	$184,000	$115,997	$5,524 (5)(7)	$305,521
Chuck Hagel	$116,000	$184,000	—	$1,199 (5)	$301,199
Enrique Hernandez Jr.	$ — (3)	$184,000	$115,997	$6,199 (4)(5)	$306,196
Franklyn G. Jenifer	$ 56,067 (6)	$ —	—	$4,709 (5)(7)	$ 60,776
Sam Nunn	$ 60,900 (3)(6)	$ —	—	$9,709 (4)(5)(7)	$ 70,609
Donald B. Rice	$116,000	$184,000	—	$6,199 (4)(5)	$306,199
Kevin W. Sharer	$116,000 (6)	$184,000	—	$1,199 (5)	$301,199
Charles R. Shoemate	$ 60,256 (3)(6)	$184,000	—	$5,524 (5)(7)	$249,780
John G. Stumpf	$116,000	$184,000	—	$1,199 (5)	$301,199
Ronald D. Sugar	$123,792 (3)(6)	$184,000	—	$6,199 (4)(5)	$313,991
Carl Ware	$123,792 (3)	$184,000	—	$1,199 (5)	$308,991

Director Compensation (Continued)

(1)	Amounts reflect the grant date fair value for restricted stock units (RSUs) granted in 2011 under the NED Plan. The grant date fair value of these RSUs was $102.27 per unit, the closing price of Chevron common stock on May 24, 2011. RSUs accrue dividend equivalents, the value of which is factored into the grant date fair value. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded. RSUs are payable in Chevron common stock.

At December 31, 2011, the following nonemployee Directors had the following number of shares subject to outstanding stock awards or deferrals:

Name	Restricted Stock	Stock Units	Restricted Stock Units	Stock Units From Director’s Deferral of Cash Retainer	Total
Samuel H. Armacost	—	5,993	10,319	—	16,312
Linnet F. Deily	—	2,910	1,828	—	4,738
Robert E. Denham	2,983	9,254	12,147	11,797	36,181
Robert J. Eaton	5,141	16,450	12,147	4,924	38,662
Chuck Hagel	—	—	1,828	—	1,828
Enrique Hernandez Jr.	—	—	8,674	953	9,627
Franklyn G. Jenifer	—	16,450	10,319	11,440	38,209
Sam Nunn	—	16,450	10,319	495	27,264
Donald B. Rice	—	2,910	12,147	—	15,057
Kevin W. Sharer	—	—	12,147	6,818	18,965
Charles R. Shoemate	5,090	16,450	12,147	44	33,731
John G. Stumpf	—	—	1,828	—	1,828
Ronald D. Sugar	1,958	5,993	12,147	9,985	30,083
Carl Ware	6,279	16,450	12,147	389	35,265

Despite retiring in 2011, Messrs. Armacost, Jenifer and Nunn continue to have outstanding stock awards because these awards will be distributed in accordance with their previous elections to defer payout of these awards. At December 31, 2011, the following nonemployee Directors also had the following number of stock units attributed to the Texaco Inc. Director and Employee Deferral Plan: Mr. Eaton, 2,302; Mr. Jenifer, 6,978; Mr. Nunn, 9,038; and Mr. Shoemate, 7,059. These stock units accrue dividend equivalents.

(2)	For Directors electing stock options in lieu of all or a portion of the annual cash compensation, amounts reflect the grant date fair value for stock options granted on May 25, 2011. The grant date fair value was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (ASC 718) for financial reporting purposes. The grant date fair value of each option is calculated using the Black-Scholes model. Stock options granted on May 25, 2011, have an exercise price of $103.25 and a grant date fair value of $22.74. The assumptions used in the Black-Scholes model to calculate this grant date fair value were: an expected life of 6.2 years, a volatility rate of 30.7 percent, a risk-free interest rate of 2.36 percent and a dividend yield of 3.55 percent. For purposes of this table only, estimates of forfeitures related to service-based vesting conditions have been disregarded.

Messrs. Eaton, Hernandez and Shoemate elected to receive all or a portion of their 2011 annual cash compensation in the form of stock options. The number of stock options granted in 2011 to Messrs. Eaton and Hernandez is 5,101. Mr. Shoemate received stock options in 2010 covering the period May 26, 2010, through May 24, 2011, and elected to receive his annual compensation for the remainder of 2011 in the form of a cash deferral. One-half of the options vest six months following the date of grant, and the remaining half vests on the earlier of 12 months or the day preceding the first annual meeting of stockholders following the date of grant. Options expire after 10 years.

At December 31, 2011, the following Directors had the following number of stock options: Ms. Deily, 1,456; Mr. Eaton, 26,389; Mr. Hernandez, 20,670; Mr. Nunn, 20,912; and Mr. Shoemate, 8,305. Under the rules governing awards of stock options under the NED Plan, Directors who retire in accordance with Chevron’s Director Retirement Policy have until 10 years from the date of grant to exercise any outstanding option.

(3)	For Ms. Deily and Messrs. Armacost, Denham, Eaton, Nunn, Shoemate, Sugar and Ware, the amount includes the additional retainer for serving as a Board Committee chairperson during 2011. As indicated in Footnote 2 above, Messrs. Eaton, Hernandez and Shoemate elected to receive all or a portion of their annual cash compensation in the form of stock options.

Director Compensation (Concluded)

(4)	Includes amounts paid in 2011 in the Director’s name under our Charitable Matching Gift Program as follows: Ms. Deily and Messrs. Armacost, Hernandez, Nunn, Rice and Sugar, each $5,000.

(5)	Includes $1,199 for the annualized premium for accidental death and dismemberment insurance coverage paid by Chevron, which has been prorated for Messrs. Armacost, Jenifer and Nunn ($384).

(6)	The Director has elected to defer some or the entire annual cash retainer under the NED Plan in 2011. None of the earnings under the plan are above market or preferential.

(7)	Includes $4,325 for the Director’s participation in the Texaco Group Personal Umbrella Liability Insurance benefit for Directors and officers. The Director is a participant in the Directors’ Charitable Gift Program, which was established by Texaco Inc. and which, following the merger of Texaco Inc. and Chevron, has been continued by Chevron solely with respect to former Directors of Texaco. The program provides for the payment upon a participating Director’s death of $1 million to tax-exempt organizations that are designated by the Director and that are not incompatible with Chevron’s philanthropic philosophy. Prior to the merger, Texaco purchased insurance policies for future gift payouts for the participating Directors under which each policy covered two Directors, with the Corporation receiving the $2 million insurance proceeds upon the death of the second of the two Directors covered by each policy. Participants receive no financial benefit from the program because the Company receives all insurance proceeds and charitable deductions. The Corporation did not pay any premiums in 2011 because the premiums were fully funded by the accumulated cash value of the policies. Accordingly, no compensation is deemed paid to any participating Director.

Stock Ownership Information

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the ownership interest in Chevron common stock as of March 1, 2012, for (i) one holder of more than 5 percent of our outstanding common stock; (ii) each nonemployee Director and Director nominee and each of our named executive officers; and (iii) all nonemployee Directors, Director nominees and executive officers as a group. As of that date, there were 1,976,051,887 shares of Chevron common stock outstanding.

Name (“+” denotes a nonemployee Director and/or Director nominee)	Shares Beneficially Owned (1)	Stock Units (2)	Total	Percent of Class
BlackRock, Inc. (3)	116,409,292	—	116,409,292	5.85%
Linnet F. Deily +	12,100	4,738	16,838		*
Robert E. Denham +	7,383	33,497	40,880		*
Robert J. Eaton +	29,507	35,823	65,330		*
Chuck Hagel +	1,218	1,828	3,046		*
Enrique Hernandez Jr. +	16,789	9,627	26,416		*
George L. Kirkland	788,841	718	789,559		*
Charles W. Moorman +	204	—	204		*
R. Hewitt Pate	123,142	—	123,142		*
Donald B. Rice +	29,868	15,057	44,925		*
Kevin W. Sharer +	—	19,230	19,230		*
Charles R. Shoemate +	13,395	35,700	49,095		*
John G. Stumpf +	12,618	1,828	14,446		*
Ronald D. Sugar +	1,958	28,424	30,382		*
Carl Ware +	6,280	28,986	35,266		*
John S. Watson	845,068	35,156	880,224		*
Michael K. Wirth	676,910	4,776	681,686		*
Patricia E. Yarrington	438,962	23,703	462,665		*
Nonemployee Directors, Director nominees and executive officers as a group (20 persons)	3,427,344	293,486	3,720,830		*

*	Less than 1 percent.

(1)	Amounts shown include shares that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2012, as follows: 1,456 shares for Ms. Deily, 21,288 shares for Mr. Eaton, 15,569 shares for Mr. Hernandez, 721,999 shares for Mr. Kirkland, 99,666 shares for Mr. Pate, 8,305 shares for Mr. Shoemate, 746,999 shares for Mr. Watson, 644,000 shares for Mr. Wirth, 425,000 shares for Ms. Yarrington and 393,665 shares for all other executive officers not named in the table. For executive officers, the amounts shown include shares held in trust under the Employee Savings Investment Plan. For nonemployee Directors, the amounts shown include shares of restricted stock awarded under the Chevron Corporation Nonemployee Directors’ Equity Compensation and Deferral Plan (“NED Plan”).

(2)	Stock units do not carry voting rights and may not be sold. They do, however, represent the equivalent of economic ownership of Chevron common stock, since the value of each unit is measured by the price of Chevron common stock. For nonemployee Directors, these are stock units and restricted stock units awarded under the NED Plan and the Texaco Inc. Director and Employee Deferral Plan as well as stock units representing deferral of annual cash retainer that may ultimately be paid in shares of Chevron common stock. For executive officers, these include stock units deferred under the Chevron Deferred Compensation Plan for Management Employees or the Chevron Deferred Compensation Plan for Management Employees II that may ultimately be paid in shares of Chevron common stock.

(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2012, by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022. BlackRock, Inc., reports that as of that date it has sole voting and sole dispositive power for all shares reported.

Stock Ownership Information (Concluded)

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires Directors and executive officers to file with the SEC reports of initial ownership and changes in ownership of Chevron equity securities. Based solely on a review of the reports furnished to Chevron, we believe that during 2011 all of our Directors and executive officers timely filed all reports they were required to file under Section 16(a) except Mr. Blackwell, for whom we filed one late report covering two transactions, and Mr. Wirth, for whom we filed one late report covering one transaction.

Ratification of the Appointment of the

Independent Registered Public Accounting Firm

(Item 2 on the proxy card)

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee, which is composed entirely of independent Directors, has selected PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as our independent registered public accounting firm to audit the consolidated financial statements of Chevron and its subsidiaries for 2012 and the effectiveness of Chevron’s internal control over financial reporting. Your Board has endorsed this appointment. PricewaterhouseCoopers previously audited the consolidated financial statements of Chevron during the years ended December 31, 2011 and 2010, and the effectiveness of Chevron’s internal control over financial reporting as of December 31, 2011. During the years ended December 31, 2011 and 2010, PricewaterhouseCoopers provided both audit and nonaudit services.

Aggregate fees for professional services rendered to us by PricewaterhouseCoopers for the years ended December 31, 2011 and 2010, were as follows (millions of dollars):

Services Provided	2011	2010
Audit	$25.2	$24.1
Audit Related	2.3	1.8
Tax	1.6	1.5
All Other	0.1	0.1

Total	$29.2	$27.5

The Audit fees for the years ended December 31, 2011 and 2010, were for the audits of Chevron’s consolidated financial statements, statutory and subsidiary audits, issuance of consents, assistance with and review of documents filed with the U.S. Securities and Exchange Commission, and the audit of the effectiveness of internal control over financial reporting.

The Audit Related fees for the years ended December 31, 2011 and 2010, were for assurance and related services for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2011 and 2010, were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax advice, including assistance with tax audits and appeals.

All Other fees for the years ended December 31, 2011 and 2010, included services rendered for software licenses, subscriptions, benchmark studies and surveys.

AUDIT COMMITTEE PREAPPROVAL POLICIES AND PROCEDURES

All 2011 audit and nonaudit services provided by PricewaterhouseCoopers were approved by the Audit Committee. The nonaudit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the accounting firm’s independence.

Ratification of the Appointment of the Independent Registered Public Accounting Firm (Concluded)

The Audit Committee has implemented preapproval policies and procedures related to the provision of audit and nonaudit services. Under these procedures, the Audit Committee preapproves both the type of services to be provided by PricewaterhouseCoopers and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the accounting firm. The services and fees must be deemed compatible with the maintenance of the accounting firm’s independence, including compliance with SEC rules and regulations.

Throughout the year, the Audit Committee reviews any revisions to the estimates of audit and nonaudit fees initially approved.

Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have an opportunity to make statements if they desire and will be available to respond to questions, as appropriate. If stockholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will select another independent registered public accounting firm for the following year.

Your Board unanimously recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Chevron’s Independent Registered Public Accounting Firm.

Advisory Vote to Approve Named Executive Officer Compensation

(Item 3 on the proxy card)

As required by Section 14A of the Securities Exchange Act of 1934, stockholders are entitled to a nonbinding vote on the compensation of our named executive officers (sometimes referred to as “say on pay”). At last year’s Annual Meeting, the Board of Directors recommended and stockholders approved holding this advisory vote on an annual basis. Accordingly, you are being asked to vote on the following resolution at the 2012 annual meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

As described in detail in this Proxy Statement under “Compensation Discussion and Analysis,” our compensation programs are designed to:

•	reward creation of superior long-term stockholder value through increased stockholder returns;

•	support our career employment model;

•	maintain an appropriate balance between base salary and short-term and long-term incentive opportunities, with a distinct emphasis on compensation that is “at risk”;

•	be externally competitive and internally equitable;

•	give us the flexibility to attract and retain talented senior leaders in a very competitive industry, recognizing the cyclical nature of our business; and

•	reinforce the values we express in The Chevron Way and our Operational Excellence Management System.

We believe that our compensation program, with its balance of base salary, short-term incentives (annual cash incentive awards), long-term incentives (including stock option and performance share awards) and share ownership guidelines, rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosures contained in this Proxy Statement.

This vote is nonbinding. The Board and the Management Compensation Committee, which is comprised solely of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Your Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure, above.

Stockholder Proposals

2012 QUALIFYING STOCKHOLDER PROPOSALS

Your Board welcomes dialogue on the topics presented in the stockholder proposals on the following pages. Chevron is continually striving to communicate proactively and transparently on these and other issues of interest to the Company and its stockholders. Some of the following stockholder proposals may contain assertions about Chevron that we believe are incorrect. Your Board has not attempted to refute such assertions. We have not corrected any errors in the stockholder proposals. However, your Board has seriously considered each proposal and recommended a vote based on the specific reasons set forth in each Board response.

We received a number of proposals requesting specific reports. As a general principle, your Board opposes developing specially requested reports because producing them is a poor use of Chevron’s resources when the issues are addressed sufficiently through existing communication vehicles. Moreover, your Board believes that stockholders benefit from reading about these issues in the context of Chevron’s other activities rather than in isolation. Many of the issues included in the following stockholder proposals are discussed in Chevron’s Corporate Responsibility Report, our Annual Report and this Proxy Statement. Additional information on Chevron’s corporate governance and corporate social responsibility philosophies and initiatives is available on our website (see www.chevron.com).

Your Board urges stockholders to read this Proxy Statement, the Annual Report and the Corporate Responsibility Report as well as the other information presented on the Chevron website.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If a stockholder wishes to present a proposal for action at the 2013 Annual Meeting, the proponent and the proposal must comply with the proxy proposal submission rules of the U.S. Securities and Exchange Commission. Proposals must be received by the Corporate Secretary and Chief Governance Officer no later than December 13, 2012. Proposals received after that date will not be included in the Proxy Statement or acted upon at the 2013 Annual Meeting. We urge stockholders to submit proposals by overnight mail addressed to Chevron Corporation, Attn: Corporate Secretary and Chief Governance Officer, 6001 Bollinger Canyon Road, San Ramon, CA 94583-2324, by email to corpgov@chevron.com or by facsimile to (925) 842-2846.

We will provide the name, address and share ownership of the stockholder submitting a qualifying proposal upon a stockholder’s request.

[THIS PAGE INTENTIONALLY LEFT BLANK]

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING EXCLUSIVE FORUM PROVISIONS

(Item 4 on the proxy card)

RESOLVED: The shareholders of Chevron Corporation (the “Company”) hereby ask the board of directors to repeal the Company’s “exclusive forum” bylaw, which was unilaterally adopted by the board of directors and which generally requires shareholders to bring certain types of legal actions only in Delaware, the state where the Company is incorporated.

SUPPORTING STATEMENT

In September 2010 the board of directors unilaterally and without notice to shareholders adopted a bylaw specifying that the Chancery Court in Delaware shall be the only court in which shareholders can pursue (a) a derivative action brought on behalf of the Company, (b) a suit asserting a breach of a fiduciary duty owed by a Company director, officer or other employee to the Company or its shareholders, (c) a claim arising under a provision of the Delaware General Corporation Law, or (d) a claim involving the “internal affairs” doctrine.

This change deprives shareholders of the flexibility that they normally enjoy to choose the forum in which to assert claims of wrongdoing. Rules specifying where a case may be brought are normally set by statute through a democratic process that weighs competing arguments. We find it troubling to see the board unilaterally taking away a right created by statute.

“Exclusive forum” bylaws are defended on the grounds that the Delaware Chancery Court moves cases more quickly than other courts and has judges who are experienced in corporate law. It is also argued that making Delaware the sole forum for lawsuits avoids the possibility of duplicative suits arising out of the same events.

We see no evidence that the current system imposes undue costs on the Company or shareholders. The Company’s day-to-day operations in Delaware are very limited, and thus the documents and witnesses relevant to any lawsuit are likely to be located elsewhere. Litigating cases only in Delaware may thus be more expensive and inefficient than the current system.

Moreover, there are available mechanisms to consolidate and streamline litigation. In addition, if a non-Delaware court is asked to construe Delaware law and is uncertain as to the answer, there is a mechanism to obtain a prompt ruling on that legal question from the Delaware Supreme Court.

In short, we view this bylaw as a solution in search of a problem.

We believe that the board of directors should not abridge the right of shareholders to protect their investments, as the Company has done here. We therefore ask the board to repeal the existing bylaw as a deprivation of shareholder rights.

We urge you to vote “FOR” this proposal.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST the proposal to repeal Article VII of Chevron’s By-Laws. Your Board adopted this by-law to provide for the orderly, efficient and cost-effective resolution of Delaware-law issues affecting the Company by designating the courts located in the State of Delaware (Chevron’s state of incorporation) as the exclusive forum for cases involving such issues.

The by-law at issue is based on a simple premise: Delaware courts are best able to resolve issues of Delaware law. Because Chevron is a Delaware corporation, Delaware law governs the relationships among the Company’s directors, officers and stockholders. This is the so-called “internal affairs” doctrine. The exclusive forum by-law is intended to be limited to cases covered by this internal affairs doctrine, including derivative suits brought on behalf of the Company, and other matters concerning Delaware statutory and common law. It does not apply to any other cases brought against Chevron.

The Board adopted the forum-selection by-law to organize litigation activity involving Delaware law in one logical location: Delaware, the state whose law applies and whose courts have special expertise in applying this law. Government regulators, scholars, practitioners, judges and others throughout the country have long recognized Delaware’s courts as particularly qualified to resolve these issues, and have also praised the Delaware courts for their fair, even-handed and efficient handling of such litigation. Yet even more fundamental than the special expertise of the Delaware courts on these issues is the fact that Delaware courts are uniquely qualified to decide issues of Delaware law. Indeed, no court outside of Delaware can definitively decide issues of Delaware law. As Delaware law applies to the claims covered by the forum-selection by-law, and as Delaware courts have special expertise in resolving disputes concerning Delaware law, your Board believes that it is in the best interests of Chevron and its stockholders to not waste the resources of the Company or its stockholders in deciding where such disputes should be litigated.

In seeking to eliminate the by-law, the proponents claim that it is a “solution in search of a problem,” declaring that they “see no evidence that the current system imposes undue costs on the Company or shareholders.” In fact, the evidence demonstrates just the opposite. In just the last year, numerous studies and reports, including in such prominent journals as the New York Times, the Wall Street Journal, Bloomberg News, the New York Law Journal and The Deal Magazine (among others), have highlighted the growing trend of multi-jurisdiction litigation—i.e., the same claims brought in different courts challenging the same action, with the only difference being that the different cases were brought by different sets of plaintiffs’ law firms.

For example, a recent study by professors at Ohio State and Notre Dame showed that 47.4 percent of transactions in 2011 were the subject of litigation in more than one jurisdiction (as opposed to just 8.5 percent in 2005). In fact, by 2011, an average of 4.8 lawsuits were brought per merger transaction, with such cases frequently being brought in more than one court. The result is that companies like Chevron are facing multiple, virtually identical litigations in multiple states, and thus bear the risk of inconsistent rulings as well as increased litigation costs. Numerous courts and commentators have recognized the problem with multi-forum litigation, while also recognizing the limited ability of courts to prevent this type of behavior.

Your Board adopted the by-law to avoid this problem. Your Board selected Delaware as the appropriate forum for these cases for one reason: because Delaware law applies to these claims. Delaware courts do not have any particular bias towards plaintiffs or defendants, but do have special expertise in deciding issues of Delaware law. Contrary to taking away any rights from any stockholder to bring lawsuits as the proponents suggest, the exclusive forum by-law regulates where the rights to bring suits involving Delaware law may be exercised; it, like all of the Company’s By-Laws, simply provides a streamlined, efficient and organized process for the exercise of those rights.

Your Board believes that the forum-selection by-law serves the best interests of all of Chevron’s stockholders.
Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING POLICY TO DESIGNATE AN INDEPENDENT CHAIRMAN

(Item 5 on the proxy card)

RESOLVED: That shareholders of Chevron (“Chevron” or the “Company”) ask the Board of Directors to adopt a policy that the Board’s Chair be an independent director according to the definition set forth in the New York Stock Exchange standards, unless Chevron common stock ceases being listed there and is listed on another exchange, at which point, that exchange’s standards should apply. If the Board determines that a Chair who was independent when he/she was selected is no longer independent, the Board shall promptly select a new Chair who satisfies this independence requirement. Compliance with this requirement may be excused if no director who qualifies as independent is elected or if no independent director is willing to serve as Chair. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted.

SUPPORTING STATEMENT

Chevron’s CEO, John Watson, also serves as chair of its board of directors. Intel former chair Andrew Grove stated: “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

An independent board chair provides a better balance of power between the CEO and the board and supports strong, independent board leadership and functioning. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareholders. But if a CEO also serves as chair, we believe this presents a conflict of interest that can result in excessive management influence on the board and weaken the board’s management oversight.

In March 2009, the Chairmen’s Forum, a group of more than 50 current and former board chairs, directors, chief executives, investors and governance experts hosted by Yale’s Millstein Center, endorsed the voluntary adoption of independent, non-executive chairs of boards, finding that “[t]he independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, Yale Millstein Center, 2009).

Globally companies now typically separate the jobs of chair and CEO: in 2009 less than 12 percent of incoming CEOs were also made chairs, compared with 48 percent in 2002 (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer 2010). We believe that independent board leadership is key at Chevron, given the questions raised about the oversight by the board of the CEO’s management and disclosure to shareholders of the financial and operational risks to the company from the $18 billion judgment in the Ecuadorian courts in 2011.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

The Board believes that stockholder interests are best served when the Board has the flexibility to determine the best person to serve as chairman, whether that person is an independent director or the CEO, and recommends a vote AGAINST this resolution. Our stockholders have consistently supported combining the chairman and CEO positions. At our 2007 and 2008 annual meetings, similar stockholder proposals were rejected by 64 percent and 85 percent of shares voted, respectively.

Under Chevron’s By-Laws, the positions of Chairman of the Board and CEO may be separated or combined. Chevron’s Directors elect the Board Chairman annually. The Board thus has great flexibility to choose the optimal leadership structure depending upon Chevron’s particular needs and circumstances. Implementing this proposal would deprive the Board of its ability to organize its functions and conduct its business in the most efficient and effective manner. At this time, the Board believes that the Company and its stockholders benefit from the unity of leadership and companywide strategic alignment associated with combining the positions of Chairman and CEO. These benefits are demonstrated, in part, by Chevron’s strong financial performance and competitive returns to investors over the past five years, with total stockholder return exceeding 11 percent for the period—more than 5 percent ahead of our nearest peer competitor and more than 11 percent ahead of the S&P 500.

Your Board does recognize the importance of independent oversight of senior management. As such, Chevron’s Board currently includes 11 independent directors, and the Board’s Audit, Compensation and Nominating and Governance Committees are composed solely of independent directors. The independent directors also annually elect a Lead Director from among the independent directors. The Lead Director’s responsibilities (as disclosed in Chevron’s Corporate Governance Guidelines, available at www.chevron.com) are to:

•	Chair all meetings of the independent Directors and executive sessions;

•	Serve as liaison between the Board Chairman and the independent Directors;

•	Consult with the Board Chairman on and approve agendas and schedules for Board meetings;

•	Consult with the Board Chairman on other matters pertinent to Chevron and the Board;

•	Call meetings of the independent Directors; and

•	Communicate with major stockholders.

Any stockholder can communicate with the Lead Director or any of the other Directors in the manner described in the “Board Nominating and Governance Committee Report” in this Proxy Statement.

A fixed policy separating the roles of Board Chairman and CEO is also unnecessary because of Chevron’s strong corporate governance practices, including: a declassified Board, a majority vote requirement in uncontested elections of Directors, annual election of the Chairman by the Board, an overwhelming majority of independent Directors, executive sessions for independent Directors, independent Director access to senior management and publicly available Corporate Governance Guidelines. Moreover, the Board’s approach to this issue is consistent with that of most large, publicly traded companies in the United States: only 21 percent of companies in the S&P 500 have an independent chair, according to the Spencer Stuart 2011 Board Index.

Given strong independent Board oversight of management and the Company’s sound corporate governance practices, we do not believe that an arbitrary mandate requiring an independent Chairman is in the best interests of stockholders. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING LOBBYING DISCLOSURE

(Item 6 on the proxy card)

Whereas, corporate lobbying exposes our company to risks that could affect the company’s stated goals, objectives and ultimately shareholder value, and

Whereas, we rely on the information provided by our company to evaluate goals and objectives, and we, therefore have a strong interest in full disclosure of our company’s lobbying to assess whether our company’s lobbying is consistent with its expressed goals and in the best interests of stockholders and long-term value.

Resolved, the stockholders of Chevron Corp. (“Chevron”) request the Board authorize the preparation of a report updated annually, disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations. The disclosure should include both direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying as well as grassroots lobbying communications, including the amount of the payment and the recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for

a.	direct and indirect lobbying contribution or expenditure; and

b.	payment for grassroots lobbying expenditure.

For the purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee of the Board or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As stockholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in stockholders’ best interests. Absent a system of accountability, company assets could be used for objectives contrary to Chevron’s long-term interests.

Chevron spent approximately $33.7 million in 2009 and 2010 on direct federal lobbying activities, according to disclosure reports (U.S. Senate Office of Public Records). In 2010, according to required disclosure reports in three states, Chevron also spent at least $2,444,104 in lobbying expenditure disclosures. These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition and do not include lobbying expenditures to influence legislation or regulation in states that do not require disclosure. And Chevron does not disclose its contributions to tax-exempt organizations that write and endorse model legislation, such as the company’s $50,000 contribution to the American Legislative Exchange Council (“ALEC”) annual meeting (http://thinkprogress.org/politics/2011/08/05/288823/alec-exposed-corporations-funding/)

We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Chevron is committed to adhering to the highest ethical standards in engaging in any political activities and to complying with the letter and spirit of all laws and regulations governing lobbying activities and disclosure. Your Board is confident that the Company’s political activities are aligned with Chevron’s long-term interests and does not believe that a special report beyond our current voluntary and mandatory disclosures is either necessary or an efficient use of Company resources. Therefore your Board recommends you vote AGAINST this proposal.

To further the interests of the Company and its stockholders, Chevron ethically and constructively advocates positions on proposed policies that will affect the Company’s ability to continue to provide strong financial returns while meeting the world’s growing demand for energy. Our corporate political contributions, lobbying expenditures and grassroots programs have strict policies and robust internal approval processes to ensure that contributions and political activities are always both in the business interests of the Company and its stockholders and in compliance with federal, state and local lobbying registration and disclosure requirements. Regardless of the amount or type of donation, all contributions are planned, budgeted, legally reviewed and approved in advance by Chevron senior management.

Chevron agrees with the proponent that transparency and accountability are important aspects of corporate political activity. That is why Chevron extensively discloses the nature of its activities.

•

Chevron voluntarily discloses an itemized annual list of corporate political contributions (http://www.chevron.com/investors/corporategovernance/politicalcontributions/), as well as information regarding its political contributions philosophy and its oversight mechanism for political contributions (http://www.chevron.com/globalissues/businessethics/). This level of disclosure is above and beyond that which is required by law. Indeed, Chevron has been recognized by the Center for Political Accountability for its leadership in corporate political disclosure for several years.

•

Chevron files federal lobbying reports quarterly with the Office of the Clerk of the U.S. House of Representatives and the Secretary of the U.S. Senate. These reports are publicly available at http://lobbyingdisclosure.house.gov/ and disclose total corporate expenditures related to lobbying and issues lobbied. The Company’s lobbying activities in the United States are strictly regulated by federal, state and local lobbying laws. Each governing jurisdiction determines its own regulation regarding lobbying compliance and also establishes the policies and guidelines associated with reporting and disclosure. It is the policy of Chevron to fully comply with the letter and spirit of each of these laws.

•

As of October 2011, Chevron was one of only 43 companies in the S&P100 that disclosed any information regarding indirect spending through trade associations or other tax exempt groups (http://www.politicalaccountability.net/index.php?ht=a/GetDocumentAction/i/5800).

Given the current extensive disclosure described above, we believe the preparation and publication of the report called for in this proposal is unnecessary. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING COUNTRY SELECTION GUIDELINES

(Item 7 on the proxy card)

WHEREAS:

Following the Burmese military’s 2007 crackdown on peaceful demonstrators, its restrictions on allowing humanitarian relief into Burma after cyclone Nargis and its 2008 sentencing of pro-democracy activists to lengthy prison terms, Chevron has faced negative publicity, a consumer boycott, and operational risks concerning its investment in Burma;

The U.S. government has three times enacted economic sanctions on Burma, including a ban on new investment in 1997, a ban on imports in 2003, and further restrictions on imports in 2008;

Nobel Peace Prize Laureate Aung San Suu Kyi, leader of the National League for Democracy that won more than 80 percent of the seats in the 1990 Burmese elections, has stated that corporations in Burma “create jobs for some people, but what they’re mainly going to do is make an already wealthy elite wealthier, and increase its greed and strong desire to hang on to power … these companies harm the democratic process a great deal;”

Chevron, in partnership with Total of France, the Petroleum Authority of Thailand, and Myanma Oil and Gas Enterprise, holds equity in one of Burma’s largest investment projects: the Yadana gas-field and pipeline that transports gas to Thailand, generating billions of dollars for the Burmese regime;

How the Burmese regime uses the revenue is under scrutiny, according to the Financial Times, which obtained a 2009 International Monetary Fund report that found that Burma’s rulers add revenues from natural gas exports to the budget at the 30-year-old official exchange rate, causing the gas money to account for under one percent of budget revenue in 2007-08 instead of 57 percent if valued at market rates (“Burma’s economic prospects ‘bleak,’” Financial Times, May 10, 2009);

Human rights organizations have documented egregious human rights abuses by Burmese troops employed to secure the pipeline area, including forcible relocation of villagers and use of forced labor;

In March 2005, Unocal settled a case for a reported multi-million dollar amount in which it was claimed that Unocal was complicit in human rights abuses by Burmese troops hired by the Yadana project to provide security;

By purchasing Unocal, Chevron acquired Unocal’s investment in Burma including its legal, moral, and political liabilities; and

Chevron does business in other countries with controversial human rights records: Angola, Kazakhstan, and Nigeria.

BE IT RESOLVED: The shareholders request the Board to make available by the 2013 annual meeting a report, omitting proprietary information and at reasonable cost, on Chevron’s criteria for (i) investment in; (ii) continued operations in; and, (iii) withdrawal from specific high-risk countries, including Burma.

SUPPORTING STATEMENT: We believe Chevron’s current country selection process is opaque, leaving unclear how Chevron determines whether to invest in or withdraw from countries where:

•	the government has engaged in ongoing, systematic human rights violations;

•	there is a call for economic sanctions by human rights and democracy advocates; and,

•	Chevron’s presence exposes the Company to government sanctions, negative publicity, and consumer boycotts.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron has rigorous policies and processes to identify and manage issues and risks and already reports on these processes.

In order to find, produce and provide energy, Chevron must go where energy resources may exist. This may require conducting business in countries with cultural, economic, social and political institutions and practices that are very different from those in the United States. Chevron’s operations require long-term, sustained and capital-intensive commitments, and the company’s operating units around the world continuously review political and economic conditions in their areas to assess the risks to Chevron employees, assets and brands.

In all countries, Chevron operates legally and under the values outlined in The Chevron Way. These values are implemented through numerous policies and processes, including Chevron’s Business Conduct and Ethics Code, Operational Excellence Management System (OEMS), Environmental, Social and Health Impact Assessment, and Human Rights Policy. Our policies reaffirm our commitment to consistency of conduct in our global operations consistent with the intent of the United Nations Declarations of Human Rights, the International Labour Organization Declaration on Fundamental Principles and Rights at Work, and the Voluntary Principles on Security and Human Rights. All employees are required to comply with these policies.

These policies and processes help Chevron to identify, analyze and manage security, social, environmental, health and safety issues incident to its operations and major capital projects, reinforce its commitment to respect human rights, and set strict compliance policies for foreign corrupt practices and anticorruption laws. Lloyd’s Register Quality Assurance, Inc., (LRQA) has attested that OEMS design meets requirements of ISO 14001 environmental management standard and Occupational Health and Safety Assessment Series (OHSAS) 18001, and as of 2009 is fully implemented. In 2011 LRQA concluded that our OEMS is effectively driving continued improvement.

In addition to conducting legal, ethical and responsible operations, Chevron has been able to exercise positive influence in host countries by providing economic opportunities for their people through active community engagement initiatives and by working with communities to improve health care, schools and opportunities for vocational training, supplier development and jobs.

In the four countries cited in the proposal (Angola, Myanmar, Kazakhstan and Nigeria), Chevron has contributed approximately $206 million over the past three years. In Myanmar, for example, the Yadana Project, in which Chevron subsidiaries hold a nonoperated interest, supports critical programs that substantively benefit the area. Approximately 50,000 people in 25 villages now receive free health care and immunizations, as well as access to education and economic support. Also in Myanmar, since 2003, Chevron has worked with Pact, a U.S.-based nongovernmental organization, to provide more than $2.75 million to fund a health program. The program has helped more than 1.4 million people in 1,058 villages through efforts that address critical health issues, including sanitation, HIV/AIDs awareness and tuberculosis diagnosis. Chevron and Yadana project partners also engage third parties to assess and report on community activities and practices in Myanmar. Since 2002, Total S.A. and project partners have been participants in the Corporate Engagement Project of CDA Collaborative Learning Projects, a U.S. nonprofit organization that has been visiting the pipeline area and publishing its independent observations. The reports are publicly available at www.CDAinc.com.

Chevron’s operations require long-term, sustained and capital-intensive commitments. It is not practical for Chevron to start or stop operations or abandon its assets every time a country’s government or political conditions change. The long-term costs and asset value of building, maintaining and operating wells, pipelines, refineries and distribution channels in any particular country are substantial. For example, Chevron has maintained operations in Australia since 1918, Indonesia since 1925, Colombia since 1926, South Africa since 1911 and Nigeria since 1913. In many of these countries, governments and political situations have periodically changed during the course of our investments. Specifically regarding Myanmar, in response to recent reforms undertaken by its civilian government, on January 13, 2012, the United States announced it would start the process of restoring diplomatic relations.

The proposed report would not improve Chevron’s current procedures for managing and evaluating in-country issues and risks, which are described in Chevron’s annual Corporate Responsibility Report and on Chevron’s website at www.chevron.com. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING HYDRAULIC FRACTURING

(Item 8 on the proxy card)

Whereas:

The use of hydraulic fracturing in natural gas drilling has become highly controversial. Proponents are concerned about regulatory, legal, reputational and financial risks associated with the environmental, health, and social impacts of fracturing operations.

Concern about water sources, toxic chemicals and wastewater has led to new regulations in several states and proposed federal legislation. Explosions, contamination incidents, and millions of dollars in fines demonstrate that things can and do go wrong. For example, media reports that in Pennsylvania, “officials…have cited energy companies for more than 2,500 violations associated with fracturing practices and collected $25.7 million in fines since 2008.”

More than 250 health care professionals and medical societies warned New York Governor Cuomo that the state failed to analyze public health impacts of hydraulic fracturing in its rush to approve permits for drilling. The medical professionals cite evidence in Texas, Wyoming, Louisiana, North Dakota and Pennsylvania which finds worsening health metrics among neighbors of gas wells and related infrastructure. The onset of symptoms and drilling frequently coincided.

Negative local impacts are straining community resources and generating opposition to fracturing operations. According to an MSCI report, “the expansion of oil and gas activities into areas previously untouched by the industry will continue to face fierce opposition from the community, unless companies adequately manage environmental impacts and community health concerns through communication and adoption of best environmental practices.”

In this climate, companies risk increased regulatory and legal risks or bans on fracturing operations outright. Pittsburgh banned natural gas drilling within city limits. New York State imposed a moratorium. Maryland banned drilling until the conclusion of a two-year study.

Resolved: Shareholders request that the Board of Directors prepare a report to investors by September 2012, at reasonable cost and excluding confidential or legally prejudicial data, on the short-term and long-term risks to Chevron Corporation’s operations, finances and gas exploration associated with community concerns, known regulatory impacts, moratoriums, and public opposition to hydraulic fracturing and related natural gas development.

Supporting statement: Such report should, at a minimum, summarize for the prior two fiscal years, with regard to hydraulic fracturing and related infrastructure:

•	any substantial community opposition to the company’s maintenance or expansion of particular operations, such as permitting and drilling;

•	government enforcement actions, including allegations of violations;

•	total aggregate government fines on an annual basis;

•	facility shutdown orders, license suspensions or moratoriums on licensing, exploration or operations;

On a forward-looking basis, the report should identify:

•	communities where substantial opposition to permitting or drilling, or maintenance or expansion of operations, is anticipated;

•	financial or operational risks to particular operations, facilities and plans from proposed federal or state laws or regulations, including moratoriums on fracking;

•	any limitations which regional water supply or waste disposal issues may place on operations or expansion;

In the event of uncertainty about probabilities or outcomes, the report should at a minimum describe the worst-case scenario and the extent of uncertainties.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board understands that communities have concerns surrounding the development of natural gas from shale. Chevron has well-developed risk management systems and a strong public commitment to stakeholder engagement and public disclosure that address these concerns. The production of a special report would be duplicative of the Company’s current communications and, therefore, your Board recommends a vote AGAINST this proposal.

Chevron is dedicated to protecting people, the environment and the communities where we operate, and it applies significant technical and operational expertise to responsibly manage the development of natural gas from shale. To ensure safe operations, Chevron has in place an Operational Excellence Management System (OEMS) that maintains rigorous assessments, audits and reviews to identify and reduce health, environment and safety risks.

As part of this process, Chevron’s global practices in natural gas from shale operations are focused on protecting groundwater, managing water use, preserving air quality, improving access to information and ensuring emergency preparedness. These practices are outlined in the Company’s natural gas from shale section of its website (www.chevron.com/deliveringenergy/naturalgas/shalegas). Some examples are:

•

Designing wells to protect groundwater. The Company’s wells in the Marcellus region, located in the eastern United States, have up to eight layers of steel casing and cement forming a continuous barrier between the well and surrounding formations. In this region, groundwater aquifers are typically no deeper than 350 feet, while hydraulic fracturing operations take place at around 7,500 to 8,500 feet below the surface.

•	Conducting tests over the life of the well to verify long-term integrity.

•

Reducing air emissions from natural gas operations by improving operational efficiencies, participating in voluntary programs to minimize emissions, and working with governments and other stakeholders to develop programs that encourage the reduction of natural gas emissions.

•

Adhering to the Company’s position statement on fresh water, available at www.chevron.com, to safely and responsibly manage fracturing fluids, wastewater and produced water. In its Marcellus operations, the Company reduces freshwater use by working to capture and reuse 100 percent of produced water and fracturing fluids.

•	Developing robust emergency action plans and partnering with local and regional response agencies.

Your Company is committed to improving public access to information on natural gas development and supports disclosure of chemicals used in hydraulic fracturing. Chevron voluntarily discloses the chemicals used in all of its natural gas from shale operations in the United States at www.FracFocus.org. Chevron’s Environmental, Social and Health Impact Assessment (ESHIA) process is used to anticipate and plan for the avoidance, minimization and mitigation of potentially significant negative impacts, as well as for the enhancement of potential benefits during the planning, construction, operation and decommissioning of our projects. ESHIA is part of a broader Environmental Stewardship Process that Chevron uses to protect the environment. Stakeholder engagement is central to the ESHIA process throughout the life of a project. Information about ESHIA is available on the company website. In addition, the Company is creating community advisory councils for its Marcellus operations and a formal grievance process to more systematically manage issues from community members in a timely and responsive manner.

Chevron participates in industry groups and constructively engages regulators to help develop guidelines and recommended practices that ensure responsible natural gas from shale development from all operators. The Company contributed to the work of the Secretary of Energy Advisory Board and Pennsylvania Governor Tom Corbett’s Marcellus Shale Commission and participated in the Institute for Gas Drilling Excellence for the Marcellus area and the preparation of American Petroleum Institute recommended practice documents.

Chevron publishes information about how it mitigates regulatory, legal, reputational and financial risks in a number of communications, including the Company’s Annual Report, Supplement to the Annual Report, Corporate Responsibility Report, Form 10-K and Form 10-Qs. All of these are available on our website at www.chevron.com.

In light of Chevron’s well-developed risk management systems and its strong public commitment to stakeholder engagement and public disclosure, your Board believes that the proposed special report would provide no benefit to Chevron and its stockholders. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING REPORT ON ACCIDENT RISK OVERSIGHT

(Item 9 on the proxy card)

Resolved: Shareholders of Chevron Corporation (the “Company”) urge the Board of Directors (the “Board”) to prepare a report, within ninety days of the 2012 annual meeting of stockholders, at reasonable cost and excluding proprietary and personal information, on the steps the Company has taken to reduce the risk of accidents. The report should describe the Board’s oversight of process safety management, staffing levels, inspection and maintenance of refineries, oil drilling rigs and other equipment.

Supporting Statement:

The 2010 BP Deepwater Horizon explosion and oil spill in the Gulf of Mexico resulted in the largest and most costly human and environmental catastrophe in the history of the petroleum industry. Eleven workers were killed when the BP Deepwater Horizon drilling platform exploded. In 2005, an explosion at BP’s refinery in Texas City, Texas, cost the lives of 15 workers, injured 170 others, resulting in the largest fines ever levied by the Occupational, Safety and Health Administration (“OSHA”) (“BP Faces Record Fine for ‘05 Refinery Explosion,” New York Times, 10/30/2009).

BP’s accidents are not unique in the petroleum industry. A 2010 explosion at the Tesoro refinery in Anacortes, Washington, killed seven workers and resulted in more than six months of downtime at the 120,000 barrels per day refinery (“Tesoro Sees Anacortes at Planned Rates by mid-Nov.,” Reuters, 11/5/2010). The director of the Washington State Department of Labor and Industry stated that “The bottom line is this incident, the explosion and these deaths were preventable,” and levied an initial penalty of $2.39 million (“State Fines Tesoro $2.4 Million in Deadly Refinery Blast,” Skagit Valley Herald, 10/4/2010).

We believe that OSHA’s national emphasis program for petroleum refineries has revealed an industry-wide pattern of non-compliance with safety regulations. In the first year of this program, inspections of 14 refineries exposed 1,517 violations, including 1,489 for process safety management, prompting OSHA’s director of enforcement to declare “The state of process safety management is frankly just horrible” (“Process Safety Violations at Refineries ‘Depressingly’ High, OSHA Official Says,” BNA Occupational Safety and Health Reporter, 8/27/2009).

OSHA has recorded safety violations at our Company. Since 2005, OSHA inspectors have revealed 6 serious process safety violations, as well as 14 other violations, 6 of which were categorized as “serious.” http://osha.gov/pls/imis/establishment.inspection_detail?id=314324187&id=313639940&id=311074876 &id=311074728&id=311418974&id=311418057&id=301127254&id=308321124&id=308320720). Chevron also faces fines for an oil spill in November, 2011 off the coast of Rio de Janeiro that “could complicate Chevron’s hopes of gaining access to new offshore exploration areas” (“Brazil: Chevron Faces Fines of $83 Million in Oil Spill,” New York Times, 11/21/2011).

In our opinion, the cumulative effect of petroleum industry accidents, safety violation citations from federal and state authorities, and the public’s heightened concern for safety and environmental hazards in the petroleum industry represents a significant threat to our Company’s stock price performance. We believe that a report to shareholders on the steps our Company has taken to reduce the risk of accidents will provide transparency and increase investor confidence in our Company.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Chevron agrees with its stockholders on the importance of the safety of our operations and the related risks to investments in Chevron. The Company is committed to continually improving not only our processes but also communications about safe operations. Your Board recommends a vote AGAINST this proposal because Chevron already reports on its comprehensive risk oversight program.

Chevron maintains rigorous standards for protecting the safety and health of the workforce as well as the environment everywhere it operates and continuously improves these processes. Chevron’s Board is responsible for overall oversight of risks and receives periodic reports on the status of safety, risk management, process safety, environmental performance, the results of Operational Excellence audits and information on incidents of significance. Recently, Chevron expanded the content on its website to provide a more detailed explanation of its risk management processes, and the 2012 Corporate Responsibility Report will include an expanded discussion of how the Operational Excellence Management System is applied in Chevron’s day-to-day operations. Your Board believes that the processes and steps are in place and functioning to provide effective oversight of risk management. These processes include:

•

Chevron’s Operational Excellence Management System (OEMS). The OEMS sets expectations for risk management, conducting safe work, facility design and construction, emergency management, reliability, and many other areas. The OEMS drives performance through systematic risk assessments, audits and performance reviews and requires annual leader-driven assessment of strengths and gaps, completion of risk-reducing actions, regular review of progress, and continual improvement. Lloyd’s Register Quality Assurance, Inc., (LRQA) has attested that OEMS design meets requirements of ISO 14001 environmental management standard and Occupational Health and Safety Assessment Series (OHSAS) 18001, and as of 2009 is fully implemented. In 2011 LRQA concluded that OEMS is effectively driving continued improvement.

•

OE Audits. Periodic Operational Excellence audits of every business unit are conducted to assess the design and effectiveness of methods for preventing incidents, including risk management. All serious safety and environmental incidents in the Company are reviewed by the Chairman and appropriate leadership to ensure key learnings are incorporated into our processes. Industry safety and environmental data and incidents as well as process safety incidents and near misses are regularly reviewed by management. This includes Total Recordable Incident Rates and Days Away From Work Rates that have consistently improved and are among the best of our industry peers.

•

Risk Management Process. We employ process safety management in a manner consistent with the Guidelines for Risk Based Process Safety, published by the Center for Chemical Process Safety. The Risk Management Process requires systematic review of all facilities and capital projects using a standard tool, sets expectations for developing and monitoring action plans to reduce identified risks, and specifies a time frame for subsequent risk assessments.

•

Drilling Safety. We focus on safe drilling operations through well design, training, and a structured management of change process for any proposed changes in well design or construction. The design and execution of all wells undergoes review and oversight by company drilling engineers and experienced well site managers. This review includes assessing and addressing potential risks using a standard approach across Chevron that is outlined in the company’s drilling Risk and Uncertainty Management Standard. Chevron also actively participates on four joint industry task forces created to identify improvements in the areas of blowout prevention, well intervention, containment and surface oil spill response.

•

Stop-Work Authority. If employees or contractors see a situation that could harm people or the environment, they not only have the authority to stop operations, they are expected to do so and in fact have exercised that authority in numerous instances in multiple businesses across the Company.

In light of Chevron’s expanded website and Corporate Responsibility reporting of its rigorous risk management processes, your Board believes that the proposed report is not warranted. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS

(Item 10 on the proxy card)

RESOLVED: Shareowners ask our board to take the steps necessary (to the fullest extent permitted by law) unilaterally to amend our bylaws and each appropriate governing document to give holders of 10% of outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowners meeting.

To the fullest extent permitted by law, such bylaw and/or charter text regarding calling a special meeting will not contain any exception or exclusion conditions that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to consider important matters which may arise between annual meetings. This proposal does not impact the board’s current power to call a special meeting.

This proposal topic has garnered more than 60% support at other major corporations, including: CVS Caremark, Sprint Nextel, Safeway, and Motorola.

Supporting Statement

As long-term shareholders of Chevron, we are concerned that management has mishandled several issues in ways that may result in liabilities.

When Chevron acquired Texaco in 2001, it acquired significant legal, financial, and reputational liabilities. This became obvious in February 2011 when – after nearly 18 years of litigation over liability for alleged oil contamination resulting from operations by Texaco – an Ecuadorian court found Chevron liable for over $18 billion in compensatory and punitive damages.

Chevron has admitted in sworn legal statements that the company is at risk of “irreparable injury to [its] business reputation and business relationships” from potential enforcement of the Ecuadorian court judgment; however, the company has failed to characterize these risks in its public filings and statements to shareholders.

In a recent article by Platts, Oppenheimer analyst Fadel Gheit said other countries could seize Chevron assets if it does not settle the Ecuador case.

In failing to negotiate a reasonable settlement prior to the Ecuadorian court’s ruling against the Company, it appears that Chevron has displayed poor judgment. That has led shareholders to question whether Chevron’s leadership can properly manage the financial and operational risks that it faces.

There may be substantial liabilities in other areas of Chevron’s operations. In Myanmar (“Burma”), the IMF has found that the Burmese government has kept billions of dollars of revenues from its partnership with Chevron from being entered into the national budget. The question must be asked: has management properly weighed the risks of its partnership with the Myanmar regime?

Related, Unocal settled a lawsuit brought by Burmese plaintiffs just prior to Chevron acquiring its assets and liabilities. In settling, Unocal compensated plaintiffs with a reported $2.5 million each. Given that several thousand other Burmese are reported to have suffered similarly to the plaintiffs, another possible liability of billions of dollars seems unaddressed.

The current CEO oversaw the Chevron mergers with Texaco in 2001 and Unocal in 2005, and this range of possible liabilities has not been adequately disclosed to shareholders.

Chevron shareowners face critical issues. Please vote FOR this common-sense corporate governance reform.

Stockholder Proposals (Continued)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because Chevron’s By-Laws already permit stockholders to call for special meetings. At the Company’s 2010 Annual Meeting, stockholders overwhelmingly voted to amend Article IV, Section 1 of Chevron’s By-Laws to permit stockholders owning 15 percent of the shares of Chevron’s common stock to call a special meeting. Stockholders can read Chevron’s By-Laws on its website at www.chevron.com/documents/pdf/chevronbylaws.pdf.

In view of Chevron’s large and diverse stockholder base, your Board believes that the proposal’s threshold of 10 percent is too low and that the existing 15 percent threshold is reasonable and appropriate. A 15 percent threshold prevents a small group of stockholders from calling special meetings on topics that are not of interest to a majority of stockholders and helps avoid waste of corporate resources in addressing narrow or special interests. Preparing for and holding special meetings, like annual meetings, is time-consuming and expensive. By maintaining a 15 percent threshold, Chevron can assure its stockholders that a significant number of stockholders consider a particular matter important enough to merit a special meeting. Based on Chevron’s current stockholder demographics, the difference between a 15 percent threshold and a 10 percent threshold equates to several more large stockholders or a significant number of smaller stockholders, which should forestall potential abuse of the right to call for a special meeting. At the Company’s 2010 annual meeting, stockholders representing approximately 80 percent of Chevron’s common stock outstanding voted to approve the 15 percent threshold.

In addition to a lower threshold, the proposal would permit a special meeting without any reasonable limitations. Chevron’s By-Laws currently contain two important exceptions. A special meeting cannot be called if (i) the Board has already called for or will call an annual meeting of stockholders for the same purposes specified in the special meeting request or (ii) an annual or special meeting was held not more than 12 months before the request for a special meeting was received and included the purpose specified in the special meeting request. Given the time and cost associated with special meetings, your Board believes that these are appropriate and reasonable limitations on calls for special meetings. Moreover, the issues raised by the proponents in support of this proposal already are consistently discussed at Chevron’s annual meetings, thus making a special meeting to address these issues unnecessary.

Stockholders can be assured that their right to be apprised of and vote on significant matters is protected not only by their existing right to call for special meetings and participate in Chevron’s annual meetings, but also by state law and other regulations. Chevron is incorporated in Delaware, which requires that major corporate actions, such as a merger or a sale of substantially all of Chevron’s assets, be approved by stockholders. Chevron is also listed on the New York Stock Exchange (NYSE), and the NYSE requires, among other things, that listed companies obtain stockholder approval for equity compensation plans, significant issuances of securities to related parties or when such issuances represent more than 20 percent of an issuer’s voting power.

Your Board believes that the 2010 stockholder vote to establish a 15 percent threshold for special meetings should be respected. The By-Law then approved by stockholders responds to the essence of the proposal. Therefore, your Board recommends that you vote AGAINST this proposal.

Stockholder Proposals (Continued)

STOCKHOLDER PROPOSAL REGARDING APPOINTMENT OF AN INDEPENDENT DIRECTOR WITH ENVIRONMENTAL EXPERTISE

(Item 11 on the proxy card)

Environmental expertise is critical to the success of companies in the energy industry because of the significant environmental issues associated with their operations. Shareholders, lenders, host country governments and regulators, and affected communities are focused on these impacts. A company’s inability to demonstrate that its environmental policies and practices are in line with internationally accepted standards can lead to difficulties in raising new capital and obtaining the necessary licenses from regulators.

Chevron has repeatedly been cited for allegedly harmful environmental practices:

•

In February, 2011, an Ecuadorian court judgment found Chevron liable for $8.6 billion in damages arising from widespread contamination of Amazonian land and water resources by Texaco between 1964 and 1992.

•

A serious oil spill off the coast of Brazil caused the Brazilian government to suspend Chevron’s off-shore oil exploration in November, 2011. Officials estimated at the time that the company could be liable for over $80 million in damages.

•

Chevron is accused of polluting land and water resources by its Niger Delta operations, and damaging the local fishing economy through dredging of waterways. These practices have fueled civil unrest, protests, and a related lawsuit alleging Chevron’s complicity in security forces’ killing of two protestors.

•

Chevron faces allegations of environmental and health damages to local communities from its operations in Kazakhstan. In 2007, a consortium in which Chevron has a 50% interest was fined approximately $609 million for illegally storing sulphur.

We believe that these controversies have the potential to damage shareholder value and that the company must respond to environmental challenges in an effective, strategic and transparent manner in order to restore trust and minimize the adverse impact of its operations.

We believe that Chevron would benefit by addressing the environmental impact of its business at the most strategic level by appointing a specialist to the board. An authoritative figure with acknowledged environmental expertise and standing could perform a valuable role for the company by enabling Chevron to more effectively address the environmental issues inherent in its business. It would also help ensure that the highest levels of attention focus on the development of environmental standards for new projects. Such a board role would strengthen the company’s ability to demonstrate the seriousness with which it addresses environmental issues.

THEREFORE, BE IT RESOLVED: Shareholders request that, as elected board directors’ terms of office expire, at least one candidate be recommended who:

•

has a high level of expertise and experience in environmental matters relevant to hydrocarbon exploration and production and is widely recognized in the business and environmental communities as an authority in such field, as reasonably determined by the company’s board, and

•

will qualify, subject to exceptions in extraordinary circumstances explicitly specified by the board, as an independent director under the standards applicable to the company as an NYSE listed company,

in order that the board includes at least one director satisfying the foregoing criteria, which director shall have designated responsibility on the board for environmental matters.

Stockholder Proposals (Concluded)

YOUR BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL

Your Board recommends a vote AGAINST this proposal because the Board believes that Chevron currently has strong environmental practices, that our current membership qualification standards adequately recognize the importance of environmental expertise, that Board members should all possess a broad range of skills, qualifications and attributes, and that no director should have sole designated responsibilities for a specific matter.

Chevron disagrees with the allegations on which the proposal is premised. Chevron is committed to seeing that all projects and products are developed in an environmentally sound manner and that its operations and products continue to reduce their environmental impacts.

Chevron’s Corporate Governance Guidelines (available at www.chevron.com) and this Proxy Statement discuss Chevron’s Board membership qualification standards. In September 2010, your Board revised the “Board Membership Criteria” section to include environmental expertise or experience in the list of skills that are desirable when identifying candidates for the Board. Indeed, your Board includes a number of independent Directors whose professional activities have brought them experience with environmental matters relating to world trade, manufacturing, technology and public policy.

In addition, your Board has access to an extensive internal network of environmental professionals whose primary focus is on environmental protection and stewardship in connection with Chevron’s operations and products. Environmental professionals within Chevron have expertise at the facility, strategic business unit and operating company levels, and Chevron routinely accesses external resources to keep apprised of best practices and technology advances.

To ensure our operations are environmentally sound, Chevron has established rigorous standards for protecting the environment everywhere it operates. Chevron’s Operational Excellence Management System (OEMS) and Environmental, Social and Health Impact Assessment process help Chevron to identify, analyze and manage social, environmental, health and safety issues, including environmental stewardship. These are regularly reviewed to ensure compliance with the Company’s rigorous standards and are described in Chevron’s annual Corporate Responsibility Report and on Chevron’s website at www.chevron.com. In addition, the reporting process for Chevron’s environmental metrics disclosed as part of our 2011 Corporate Responsibility Report is subject to assurance by Lloyd’s Register Quality Assurance, Inc. (LRQA). The full assurance statement can be found in the Corporate Responsibility Report. LRQA has attested that OEMS design meets requirements of ISO 14001 environmental management standard and Occupational Health and Safety Assessment Series (OHSAS) 18001, and as of 2009 is fully implemented. In 2011 LRQA concluded that OEMS is effectively driving continued improvement.

Your Board believes that having a special-purpose director is not a good corporate governance practice, and the stockholders have agreed with this by soundly rejecting similar proposals in each of the last two years. Boards make decisions as a group, with collective responsibility that is inconsistent with delegating responsibility for areas as important as the environment to a single specialist director. All of your Directors have fiduciary duties to Chevron and its stockholders that oblige them to educate themselves and make decisions on an informed and deliberative basis. Your Board needs directors who can integrate knowledge about a variety of subjects, often at the same time and affecting the same issue.

Your Board agrees that its membership should and does include broad experience or expertise in environmental issues but does not believe that it would be appropriate to select a director exclusively on the basis of a single criterion or area of expertise. Therefore, your Board recommends that you vote AGAINST this proposal.

YOUR VOTE IS IMPORTANT

PLEASE VOTE AS SOON AS POSSIBLE

Printed on recyclable paper

VOTE VIA TELEPHONE OR INTERNET OR MAIL 24 Hours a Day, 7 Days a Week

ATTN: CORPORATE GOVERNANCE DEPARTMENT 6001 BOLLINGER CANYON ROAD SAN RAMON, CA 94583-2324

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date or the applicable Voting Plan cut-off date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or the applicable Voting Plan cut-off date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Chevron Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Chevron Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M45005-P23098-Z57345	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHEVRON CORPORATION
If you wish to vote in accordance with the Board of Directors’ recommendations, you need only sign, date and return this proxy.
Your Board recommends you vote “FOR” the election of the following Director Nominees 1a through 1k:			For	Against	Abstain

1a.	L. F. Deily		☐	☐	☐	Your Board recommends you vote “FOR” Board proposals 2 and 3:			For	Against	Abstain
1b.	R. E. Denham		☐	☐	☐	2.	Ratification of Appointment of Independent Registered Public Accounting Firm		☐	☐	☐

1c.	C. Hagel		☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation		☐	☐	☐
1d.	E. Hernandez		☐	☐	☐	Your Board recommends you vote “AGAINST” stockholder proposals 4, 5, 6, 7, 8, 9, 10 and 11:			For	Against	Abstain
1e.	G. L. Kirkland		☐	☐	☐	4.	Exclusive Forum Provisions		☐	☐	☐
1f.	C.W. Moorman		☐	☐	☐	5.	Independent Chairman		☐	☐	☐

1g.	K. W. Sharer		☐	☐	☐	6.	Lobbying Disclosure		☐	☐	☐

1h.	J. G. Stumpf		☐	☐	☐	7.	Country Selection Guidelines		☐	☐	☐

1i.	R. D. Sugar		☐	☐	☐	8.	Hydraulic Fracturing		☐	☐	☐

1j.	C. Ware		☐	☐	☐	9.	Accident Risk Oversight		☐	☐	☐

1k.	J. S. Watson		☐	☐	☐	10.	Special Meetings		☐	☐	☐

						11.	Independent Director with Environmental Expertise		☐	☐	☐

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Dear Stockholders:

The lower portion of this form is your proxy for Chevron Corporation’s 2012 Annual Meeting of Stockholders. It is important that you vote. You may vote by telephone, Internet or mail. If you wish to vote by telephone or Internet, instructions are printed on the reverse side of this form. If you wish to vote by mail, please mark, sign, date and return the proxy (the reverse portion of this form) using the enclosed postage-paid envelope. You must sign, date and return the proxy for your vote to be counted.

The upper portion of this form is your meeting admission ticket. I invite you to attend the meeting at the Chevron Park Auditorium, 6001 Bollinger Canyon Road, San Ramon, California. Only stockholders are invited to attend the meeting. Please bring this ticket and a government-issued photo identification with you to the meeting. You will need a ticket to be admitted into the meeting.

Sincerely,

Lydia I. Beebe

Corporate Secretary and Chief Governance Officer

Annual Meeting of Stockholders
•	Meeting Date:	Wednesday, May 30, 2012
•	Meeting Time:	8:00 a.m., PDT (doors open at 7:30 a.m.)
•	Meeting Location:	Chevron Park Auditorium 6001 Bollinger Canyon Road
San Ramon, CA 94583-2324

Directions to the Annual Meeting location are provided in the 2012 Proxy Statement.

Note: Cameras, recording equipment, electronic devices, cell phones, purses, large bags, briefcases, or packages, etc. will not be allowed in the meeting, other than for Company purposes. A checkroom will be provided. All attendees will be asked to pass through a security screening device prior to entering the meeting. We regret any inconvenience this may cause you.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 30, 2012: The Notice of the 2012 Annual Meeting, 2012 Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

M45006-P23098-Z57345

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CHEVRON CORPORATION

The undersigned stockholder of Chevron Corporation hereby appoints John S. Watson, R. Hewitt Pate, and Lydia I. Beebe, and each of them, proxy holders of the undersigned, each with full power of substitution, to represent and to vote all the shares of Chevron Corporation common stock held of record by the undersigned on April 4, 2012 at Chevron Corporation’s Annual Meeting of Stockholders, to be held on May 30, 2012, and any adjournment thereof. The proxy holders will vote as directed by the undersigned. If the undersigned signs, dates and returns the proxy, but gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in accordance with their discretion on such other matters as may properly come before the meeting and any adjournment thereof, including, without limitation, any proposal to adjourn the meeting to a later time and place for the purpose of soliciting additional proxies, unless the undersigned strikes out this sentence.

If shares of Chevron Corporation common stock are issued to or held for the account of the undersigned under employee stock or retirement benefit plans and voting rights are attached to such shares (a “Voting Plan”), the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Chevron Corporation common stock held in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at Chevron Corporation’s Annual Meeting of Stockholders and at any adjournments or postponements thereof, on all matters properly coming before the meeting, including but not limited to the matters set forth on the reverse side. If the undersigned has shares in a Voting Plan and does not vote those shares, the Voting Plan fiduciary may or may not vote the shares, in accordance with the terms of the Voting Plan. All votes of Voting Plan shares must be received by the respective fiduciary by 11:59 P.M., EDT, Thursday, May 24, 2012, or other Voting Plan cut-off date determined by the Voting Plan fiduciary, in order to be counted. Voting Plan shares may not be voted at the meeting.

Your telephone or Internet vote authorizes the named proxy holders and/or the respective Voting Plan fiduciary to vote the shares in the same manner as if you marked, signed and returned your proxy form.

If you vote your proxy via telephone or Internet, you do not need to mail back your proxy form.

Please mark, date and sign this proxy on the reverse side and return it using the enclosed postage-paid envelope.